Exhibit 10.11

Execution Copy

LEASE

From

100 FORGE HOLDING LLC,

Landlord

To

VIGIL NEUROSCIENCE, INC.,

Tenant

100 Forge Road, Watertown, Massachusetts

i

9.08.	Compliance With Insurance Requirements	35
9.09.	Floor Load; Heavy Machinery	35
9.10.	LEED/Energy Conservation Measures	36
9.11.	Emergency Generator	37
9.12.	Rooftop Rights	37
9.13.	Neutralization System	39

Article 10: CONDITION AND MAINTENANCE OF PREMISES		39

10.01.	Existing Conditions	39
10.02.	No Landlord Liability	39
10.03.	Landlord’s Repair and Maintenance Obligations	40
10.04.	Tenant’s Obligations	41
10.05.	Tenant Work	41
10.06.	Condition Upon Termination	46
10.07.	Decommissioning of the Premises	47

Article 11: DAMAGE OR DESTRUCTION; CONDEMNATION		48

11.01.	Damage or Destruction of Premises	48
11.02.	Right to Terminate in Event of Casualty	49
11.03.	Termination in Event of Taking	50
11.04.	Landlord Reserves Award	50
11.05.	Abatement of Rent	50
11.06.	Risk of Loss	50

Article 12: ASSIGNMENT AND SUBLETTING		50

12.01.	Landlord’s Consent Required	50
12.02.	Terms	51
12.03.	Related Party Transfers	52
12.04.	Recapture of Premises	52
12.05.	Procedures	52
12.06.	Excess Rents	53
12.07.	No Release	53

Article 13: EVENTS OF DEFAULT AND REMEDIES		54

13.01.	Events of Default	54
13.02.	Remedies for Default	55

Article 14: SECURITY DEPOSIT		57
Article 15: PROTECTION OF LENDERS		59

15.01.	Rights of Mortgage Holders	59
15.02.	Subordination of Lease	59
15.03.	Mortgagee’s Consent and Right to Cure Defaults	60
15.04.	Estoppel Certificates	60
15.05.	Financial Condition	61

Article 16: MISCELLANEOUS PROVISIONS		61

16.01.	Landlord’s Consent Fees	61
16.02.	Landlord’s Default	61
16.03.	Quiet Enjoyment	61
16.04.	Interpretation	61
16.05.	Notices	62

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16.06.	No Recordation	62
16.07.	Corporate Authority	62
16.08.	Joint and Several Liability	62
16.09.	Force Majeure	62
16.10.	No Warranties; Limitation of Liability	63
16.11.	No Brokers	64
16.12.	No Waiver; Accord and Satisfaction	64
16.13.	Applicable Law and Construction	64
16.14.	Waiver of Trial by Jury	65
16.15.	No Representations or Inducements	65
16.16.	No Surrender	65
16.17.	Arbitration	66
16.18.	REIT/UBTI	67
16.19.	Patriot Act	67
16.20.	Confidentiality	68

iii

LEASE

ARTICLE 1: BASIC TERMS

The following terms used in this Lease shall have the meanings set forth below. Other terms are defined throughout this Lease and indexed on Schedule 1 attached hereto and made a part hereof.

Date of Lease:	As of September 20, 2021

Landlord:	100 Forge Holding LLC,
a Delaware limited liability company

Original Address of Landlord:	c/o Boylston Properties
800 Boylston Street, Suite 1390
Boston, Massachusetts 02199
Attention: Mark A. Deschenes

With a copy to:

Sherin and Lodgen, LLP
101 Federal Street
Boston Massachusetts 02110
Attention: Peter Friedenberg, Esq.

Tenant:	Vigil Neuroscience, Inc., a Delaware corporation

Original Address of Tenant:	300 Technology Square, Floor 8
Cambridge, Massachusetts 02139
Attention: Jennifer Ziolkowski, Chief Financial Officer
e-mail: [***]

With a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Nicole W. Riley, Esq.

Guarantor:	N/A

Development:	The mixed-use development commonly known as “Arsenal Yards”

Address of Development:	100 Forge Road Watertown, Massachusetts 02472

Building:	The building shown as “Building G” on Exhibit A attached hereto (the “Building”), to be constructed within the Development on a parcel of land (the “Land”) which is more particularly described on Exhibit A-1 attached hereto. The Building will contain approximately 165,600 rentable square feet on the basement through ninth floors thereof.

Unit:	Primary Unit 100 Forge Building G (or such other name given to such unit by Landlord), initially consisting of the entire Building. Unless and until Landlord elects to create additional Primary Condominium Units within the Building in accordance with the provisions of the Condominium Documents, the terms “Building” and “Unit “as used in this Lease shall both mean the entire Building.

Premises:	Approximately 19,734 rentable square feet on the seventh (7th) floor of the Building, including approximately 243 rentable square feet within Chemical Storage Room 105 on the first (1st) floor of the Building for Hazardous Materials storage, together with any additional areas within the Building devoted to Tenant’s use, all as shown on Exhibit B attached hereto, as measured in accordance with the provisions of Section 2.01(f).

Tenant’s Percentage Share:	11.92%. See Section 5.02.

Term Commencement Date:	The earlier of (i) the date on which Tenant commences construction activities at the Premises with the written consent of Landlord, or (ii) the Delivery Date.

Term:
Initial Term:	The period commencing on the Term Commencement Date and expiring on the day (“Termination Date”) before the day which is ten (10) years after the Rent Commencement Date.

Extension Term:	One (1) extension term of five (5) Lease Years. See Section 3.03(a).

Rent Commencement Date:	The earlier of (i) the date on which Tenant first occupies any portion of the Premises for the conduct of its business, or (ii) six (6) months after the Delivery Date (as the Delivery Date may be adjusted by reason of Landlord Delay or Force Majeure, but not by reason of Tenant Delay, as provided in the Work Letter attached hereto as Exhibit C). Reference is made to Paragraph A(11) of the Work Letter for further provisions relating to the adjustment of the Rent Commencement Date.

Lease Year:	The first Lease Year begins at 12:01 a.m. on the Term Commencement Date and ends at 11:59 p.m. on the last day of the calendar month in which the first anniversary of the Rent Commencement Date occurs, except that if the Rent Commencement Date occurs on the first day of a calendar month then the first Lease Year shall end on the day before the first anniversary of the Rent Commencement Date occurs. Each subsequent Lease Year shall be a period of twelve (12) full calendar months commencing at 12:01 a.m. on the day after the expiration of the preceding Lease Year.

Estimated Delivery Date:	May 1, 2022. Reference is made to the Work Letter attached hereto as Exhibit C for the description of the Delivery Date and other matters related thereto.

Permitted Uses:	Laboratory and research and development use, including, but not limited to, life sciences, pharmaceuticals, micro-biology, chemistry, vivarium, and similar scientific research uses, which may also include ancillary support office and conference rooms, provided the area devoted to support office and conference rooms shall not in the aggregate exceed sixty percent (60%) of the rentable area of the Premises (collectively, “Life Science Uses”). In no event shall Tenant or any subtenant or other occupant of all or any portion of the Premises use the Premises or any portion thereof in a manner that includes activities that would qualify or be characterized as any biosafety level (“BSL”) other than BSL1 or BSL2.

Landlord’s Broker:	Cushman & Wakefield

Tenant’s Broker:	Colliers

Security Deposit:	Letter of Credit in the amount of Nine Hundred Twenty-Seven Thousand Four Hundred Ninety-Eight ($927,498.00) Dollars. See Article 14.

Base Rent:

Initial Term:	The following amounts:

Lease Year	Rate per rentable s.f.	Monthly Amount	Annual Amount
1	$94.00	$154,583.00	$1,854,996.00
2	$96.82	$159,220.49	$1,910,645.88
3	$99.72	$163,989.54	$1,967,874.48
4	$102.72	$168,923.04	$2,027,076.48
5	$105.80	$173,988.10	$2,087,857.20
6	$108.97	$179,201.17	$2,150,413.98
7	$112.24	$184,578.68	$2,214,944.16
8	$115.61	$190,120.65	$2,281,447.74
9	$119.08	$195,827.06	$2,349,924.72
10	$122.65	$201,697.93	$2,420,375.10

Note: Base Rent for Lease Year 1 does not accrue and is not due or payable until the Rent Commencement Date.

Extension Term:	Fair Market Rent (as defined in Section 3.03(b).

Initial Tenant Work:	As set forth in Exhibit C attached hereto.

Base Building Work:	As set forth in Exhibit C attached hereto.

Exhibits:	Schedule 1:	Index of Defined Terms
	Exhibit A (Art 1):	Plan showing Development and the Building/Unit

	Exhibit A-1 (Art. 1):	Legal Description of the Land
	Exhibit A-2 (Sec. 2.02(c)):	Plan Showing Location of Dedicated Parking Spaces/Plan Showing No Parking Areas

	Exhibit B (Art. 1):	Floor Plan showing the Premises
	Exhibit C (Sec. 3.01):	Work Letter
	Exhibit C-1 (Sec. 2.01(e)):	List of Base Building Plans and Specifications

	Exhibit C-2:	Tenant’s Test-Fit Plan
	Exhibit C-3:	Lab Shell Specifications Tenant/ Landlord Matrix of Responsibility

	Exhibit C-4:	Landlord’s Current Construction Schedule

	Exhibit D (Sec. 2.01(e)):	Title Matters
	Exhibit E (Sec. 6.02):	Cleaning Specification for Common Areas and Landlord Services

	Exhibit F (Sec. 6.02):	Shuttle Service
	Exhibit G:	Reserved
	Exhibit H (Sec. 9.07):	Landlord’s Rules and Regulations
	Exhibit I (Sec. 9.10):	LEED Requirements
	Exhibit J (Sec. 10.05(b)):	Construction Documents Requirements

	Exhibit K (Sec. 10.05(c)):	Tenant Work Insurance Schedule
	Exhibit L (Sec. 10.05(c)):	Landlord’s Guidelines for Tenant Work

	Exhibit M (Sec. 15.02):	Form of SNDA
	Exhibit N (Sec. 15.04):	Form of Estoppel Certificate
	Exhibit O (Sec. 16.06):	Form of Notice of Lease

ARTICLE 2: PREMISES; APPURTENANT RIGHTS; COMMON AREAS; PARKING; CHANGES TO DEVELOPMENT

2.01. Lease of Premises; Appurtenant Rights.

(a) General. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term. The Premises will be located in the Unit and may include additional areas within the Building as further shown on Exhibit B attached hereto. The Land and the Building are shown on the preliminary site plan attached hereto as Exhibit A (provided, however, that the site plan and any other applicable exhibit (including Exhibit A-1) is attached hereto merely to identify the location of the Premises and the initial boundaries of the Development and not the identities of any actual tenants or occupants of the Development, and nothing contained therein or in this Lease shall obligate Landlord to construct any buildings or other improvements shown on said site plan, other than the Premises). Subject to Landlord’s Rules and Regulations and the provisions of this Lease, Tenant shall have access to the Premises, the parking areas serving the Premises, and the Common Areas necessary for Tenant’s use of, or access to and egress from, the Premises 24 hours a day, 7 days a week; provided, however, that in times of emergency as determined by Landlord, Landlord shall have the right to limit access to the Building by Tenant and all other tenants, provided that any such limits on access shall cease as soon as the emergency is resolved. For purposes of this Section 2.01(a), an “emergency” shall mean an event, such as a natural disaster, pandemic or other public health emergency (including actions required by any governmental authority to be taken by Landlord or Tenant in connection with such pandemic or public health emergency), fire or act of terrorism, not within the reasonable control of either party hereto, that poses an immediate threat to life or property (including the Development).

(b) Exclusions. The Premises exclude the perimeter walls thereof (other than the inner surfaces thereof), as well as all Common Areas, including the common stairways and stairwells, entranceways and the main lobby, elevators and elevator wells, fan rooms, roofs, off-floor electric and off-floor telephone closets, freight elevators, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Building or the Development (exclusively or in common) and other common areas and facilities from time to time designated as such by Landlord. The Premises also exclude the common corridors, elevator lobby, and common toilets, as well as common on-floor electric, telephone and janitor closets, located within the Unit.

(c) Appurtenant Rights. Tenant shall have, as appurtenant to the Premises, the right to use in common with others, and subject to the applicable provisions of the Condominium Documents and the provisions of this Lease (including Landlord’s Rules and Regulations): (i) the Condominium Common Areas, (ii) the common facilities of the Building, including the common loading docks, the Neutralization System, lobbies, hallways, stairways and elevators of the Building serving the Premises in common with other portions of the Building, and other Building amenities (including bicycle storage area, lockers and showers), common mechanical and utility rooms, common Building chases and risers, common driveways and parking areas, and trash enclosures, and (iii) if all or any portion of the Premises is located on a multi-tenant floor, the common corridors, elevator lobby, and common toilets, as well as common on-floor electric, telephone and janitor closets, located on such floor (the areas and facilities described in clauses (i) – (iii) are hereinafter referred to, collectively, as the “Common Areas”). The ground floor lobby of the Building shall not be use as a senior center or community center, and shall not be used by Tenant for holding events or meetings open to the public without the prior written consent of Landlord in each instance, which consent may be withheld in accordance with the provisions of the Condominium Documents. Regularly scheduled deliveries/loading shall be restricted to the hours of 7:00 a.m. to 5:00 p.m.

(d) Reservations. In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, without incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease, provided that Landlord shall provide at least forty-eight (48) hours prior written notice to Tenant, which may be by e-mail to Tenant at jziolkowski@vigilneuro.com, (except in the case of an emergency, in which case notice shall be provided as soon as reasonably practicable) and shall use commercially reasonable efforts to avoid (except in emergency) interruption of Tenant’s use and access to the Premises for the Permitted Use: (i) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, chases, shafts, pipes, ducts, conduits, wires and appurtenant fixtures wherever located in the Premises or the Building or elsewhere in the Development; (ii) to alter, eliminate or relocate any common area or facility of the Building or the Unit, including the lobbies and entrances (provided that Landlord shall provide a bicycle storage area, showers and lockers for use by all tenants of the Building throughout the Term of this Lease); and (iii) to grant easements and other rights with respect to the Development; provided that (a) to the maximum extent practicable, no such installations, replacements or relocations in the Premises shall be placed below ceiling surfaces, above floor surfaces or to the inside of perimeter walls, (b) Tenant’s use of and access to the Premises, the Common Areas and its parking spaces shall not be adversely impacted by any such additions, alterations, improvements, repairs, installations, replacements, eliminations or relocations, and (c) all such work necessitating entry into the Premises shall be subject to the provisions of Section 9.06. Landlord shall have the exclusive rights: to use all or any part of the roof of the Building for any purpose, and to erect, in connection with repairs, maintenance or replacements with respect to the Building, temporary scaffolds and other aids to construction on the exterior of the Building, provided that access to the Premises shall not be denied thereby. Landlord may also make any use it desires of the side or rear walls of the Building, provided that such use shall not encroach on the interior of the Premises.

(e) Condominium; Title Matters. Tenant acknowledges and confirms that the Premises will be subject to and benefitted by:

(i) That certain Amended and Restated Master Deed of the Arsenal Condominium dated June 5, 2018 and recorded in the Middlesex South District Registry of Deeds (the “Registry”) in Book 71113, Page 277, as amended by that certain Amendment to Amended and Restated Master Dees of the Arsenal Condominium (n/k/a Arsenal Yards Primary Condominium) dated as of January 4, 2021 recorded with the Registry in Book 76688, Page 393, as affected by that certain First Supplemental Declaration of Arsenal Yards Primary Condominium dated December 28, 2020 recorded with the Registry in Book 76554, Page 403, and as affected by that certain Second Supplemental Declaration of Arsenal Yards Primary Condominium recorded with the Registry in Book 77151, Page 184 (aa the same may hereafter be amended, supplemented, restated or otherwise modified from time to time, collectively, the “Primary Condominium Master Deed”); and

(ii) That certain Declaration of Trust of Arsenal Yards Primary Condominium Trust dated as of June 5, 2018 and recorded in the Registry in Book 71113, Page 410, as amended by that certain First Amendment to Declaration of Trust of Arsenal Yards Primary Condominium Trust dated January 13, 2021 and recorded with the Registry in Book 76690, Page 426 (as the same may hereafter be amended, supplemented, restated or otherwise modified from time to time, collectively, the “Primary Condominium Trust”).

The Primary Condominium Master Deed has created the Arsenal Yards Primary Condominium (the “Primary Condominium”), which consists of several primary condominium units (collectively, the “Primary Units” and individually, a “Primary Unit”), as well as common elements and limited common elements as described therein. The Premises will be a portion of the Unit. The Primary Condominium Trust is the organization of holders of fee simple title to the Primary Units (the “Primary Unit Owners”) formed to manage and regulate the Primary Condominium. The affairs of the Primary Condominium are governed by the Primary Board of Trustees (the “Primary Board”), all as set forth in the Primary Condominium Master Deed and the Primary Condominium Trust. The Primary Condominium Master Deed and the Primary Condominium Trust and all Plans (defined in the Condominium Documents) related thereto, all as the same may be amended, supplemented, restated or otherwise modified, are herein collectively referred to as the “Condominium Documents”. Landlord agrees that it shall diligently enforce all of its rights under the Condominium Documents with respect to the Unit and the Premises throughout the Term of this Lease, including any extensions thereof.

Further, this Lease and Tenant’s rights hereunder are subject to and benefitted by all matters of record, including those set forth on Exhibit D attached hereto and incorporated herein by reference, and all permits and approvals affecting the Premises, the Building or the Development, all as the same may be amended from time to time (collectively, the “Title Matters”). Landlord covenants that Landlord shall not enter into any modification, alteration or amendment of, the Condominium Documents or Title Matters (except for amendments pursuant to Supplemental Declarations (defined in the Condominium Documents) to implement

Development Rights and Special Declarant Rights (both as defined in the Condominium Documents)), which would reduce the scope of the items that comprise the Permitted Use, materially increase any of Tenant’s obligations or materially reduce any of Tenant’s rights under this Lease. Landlord shall vote the percentage interest applicable to the Unit and any and all other Primary Units owned by Landlord in a manner consistent with the immediately preceding sentence.

(f) Measurement. The total rentable area of the Premises set forth in Article 1 has been determined by (i) measuring the usable area of the same based on the proposed location of the demising walls of the Premises as shown on Exhibit B attached hereto, using the BOMA International Standard Method of Measurement for Office Buildings (ANSI/BOMA Z65.1-2010) (the “Measurement Standard”), as modified by Landlord for use in connection with lab buildings. To the extent to which Landlord, in the exercise of its reserved rights pursuant to Section 2.01(e), constructs or installs any chase, shaft or similar enclosures within the Premises for the exclusive use of other tenants, or grants to Tenant exclusive rights to use any portion of the Building situated outside the boundaries of the Premises, such areas shall be excluded or included in the Premises (as the case may be) and Landlord shall cause its architect to measure such areas in accordance with the Measurement Standard and either add them or subtract them to or from the total rentable area of the Premises as otherwise determined in accordance with the provisions of this Lease. If the rentable area changes on account of the provisions of this Section 2.01(f), Landlord and Tenant shall then enter into an amendment to this Lease confirming the rentable area, as modified, as well as any changes to the boundaries of the Premises, and proportional changes in the Base Rent and any other charges or rights under this Lease that are based upon the rentable square footage in question.

2.02. Common Areas; Parking.

(a) Common Areas. Included within Tenant’s appurtenant right to use the Common Areas as described in Section 2.01(c) is the right to use, in common with Landlord and all others entitled to the use thereof, the non-structural General Common Elements and Limited Common Elements (as defined in the Condominium Documents) allocated to the Unit or otherwise available to Landlord as owner of the Unit pursuant to the Condominium Documents (excluding Limited Common Elements designated by Landlord for the exclusive use by another tenant of the Unit and Limited Common Elements comprising portions of the exterior shell of the Building) (herein referred to as “Condominium Common Areas”) for their intended use and in accordance with any applicable terms and provisions of the Condominium Documents and this Lease. Landlord shall not be liable for any inconvenience or interruption of business or other consequences resulting from the making of repairs, replacements, improvements, alterations or additions or from the doing of any other work, by or at the direction of Landlord, the Declarant and its successors, assigns and transferees, other Primary Unit Owners, or the Primary Board, to or upon any Common Areas, or from delay or failure to perform such maintenance, snow removal or other work with respect to any Common Areas. Tenant acknowledges and agrees that the size, location and nature of any Condominium Common Area may be changed from time to time in accordance with the Condominium Documents.

(b) Parking Areas. All parking areas, access roads and facilities which may be furnished in the Development, as it shall be constituted from time to time, including employee parking areas, truck way or ways, driveways, loading docks and areas, delivery passages, package pickup stations, pedestrian sidewalks, malls, courts and ramps, landscaped and planting areas, retaining walls, stairways, bus stops, first-aid stations, lighting facilities, comfort stations, and other areas and improvements which may be provided by the Primary Board for the general use in common of tenants, their officers, agents, employees, invitees and customers, shall at all times be subject to the exclusive control and management of the Primary Board. The Landlord, Declarant (and its successors, assigns and transferees) and the Primary Board shall have the right from time to time, and at no cost to Tenant, to change the areas, locations, length of stay and arrangement of parking areas and all other Common Areas referred to in this Section 2.02; to construct surface or elevated parking areas and facilities; to establish and from time to time change the level of parking surfaces; to impose parking fees and charges for any and all parking facilities and parking spaces in the Development or elsewhere, and enforce such parking charges (by operation of meters or otherwise); to limit the use of certain parking areas to the exclusive use of certain tenants or occupants of the Development; to close all or any portion of said areas or facilities to such extent as may, in the opinion of Landlord’s counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or to the public therein; to close temporarily any or all portions of the parking areas or facilities; to discourage non-customer retail parking; to establish bicycle parking and storage areas and facilities and electric vehicle charging stations; and to do and perform such other acts in and to said areas and improvements as, in the use of good business judgment, Landlord or the Primary Board shall determine to be advisable with a view to the improvements of the convenience and use thereof by tenants, their officers, agents, employees, and customers. In the event that, in connection with any of the activities described in the immediately preceding sentence, Tenant’s right to use any or all of the parking spaces described in Section 2.02(c) below is interrupted or suspended by such activity for more than five (5) consecutive Business Days, Landlord shall make commercially reasonable efforts to provide alternative parking to Tenant. Tenant shall, if requested by Landlord, furnish Landlord with State automobile license or registration numbers assigned to Tenant’s car or cars and cars of its employees within five (5) Business Days after Tenant’s receipt of Landlord’s written demand. Landlord may implement parking passes or other means of identifying authorized users of Tenant’s parking rights.

(c) Specific Parking Rights Granted to Tenant.

(i) During the Term, Tenant, its employees, guests and visitors shall have the appurtenant right to use, at no additional charge, up to twenty (20) (1 space per 1,000 rentable square feet in the Premises) parking spaces located in the lower level of the garage at 50 Forge Road and 100 Forge Road (which lower level is shown on Exhibit A-2 attached hereto) between the hours of 8:00 A.M. and 5:00 P.M. on Business Days (at other times/days such parking spaces shall be made available to the general public). No specific parking spaces shall be designated, identified or reserved for Tenant’s exclusive use.

(ii) In addition, during the Term, Tenant, its employees, guests and visitors shall have the appurtenant right to use, at no additional charge, up to ten (10) (0.5 space per 1,000 rentable square feet in the Premises) parking spaces located in the lower level of the garage at 50 Forge Road and 100 Forge Road, between the hours of 8:00 A.M. and 5:00 P.M. on Business Days (at other times/days such parking spaces shall be made available to the general public), which spaces shall be provided by means of a parking stacker or other mechanical parking equipment. No specific parking spaces shall be designated, identified or reserved for Tenant’s exclusive use.

(iii) In addition, Tenant, its employees, guests and visitors shall have the right to use during the Term up to ten (10) (0.5 space per 1,000 rentable square feet in the Premises) undesignated parking spaces in parking structures within the Development in accordance with the provisions of this subsection (c)(iii). Use of these parking spaces shall be on a non-exclusive, non-reserved basis.

The parking rights set forth above shall be at no additional cost to Tenant or any of Tenant’s employees, guests or visitors. Tenant shall cause all employees, guests and visitors to not park in the portion of the Home Depot parking lot marked “No Building G Employee Parking Area” on the site plan attached hereto as Exhibit A-2. Tenant’s employees shall be prohibited from parking in any surface parking areas in the Development and Tenant shall enforce this prohibition against its employees. Tenant’s employees shall be permitted to park in the parking garage located in the Building and on the lower level of the parking garage located within Building F and, but only to the extent specifically permitted by Landlord in writing, also either elsewhere within the parking garage located within Building F or in the parking garage located within Building B. Tenant’s guests and visitors will be required to park either in the garage facilities identified in the preceding sentence or in the area identified on the site plan attached hereto as Exhibit A-2. Tenant’s guests and visitors shall be prohibited from parking in any other surface parking areas in the Development and Tenant shall enforce this prohibition.

In the event that at any time more than sixty percent (60%) of the rentable area of the Premises is used for a use other than Life Science Use (a “Non-Life Science Use”, which term shall include all support offices and conference rooms otherwise included in the definition of “Life Science Use” set forth above), without hereby implying that such use would be permitted under this Lease, Tenant’s parking rights with respect to such “Non-Life Science Use” shall be limited to one (1) parking space per 1,000 square feet of space in the Premises used for such “Non-Life Science Use” in excess of sixty percent (60%) of the rentable area of the Premises.

Landlord shall have the right to enforce the aforesaid parking limitations by any lawful means.

(iv) All parking spaces shall be used only by Tenant and Tenant’s employees and visitors for the parking of passenger vehicles only. At no time may Tenant, its employees and visitors use more parking spaces in the Development than the aggregate number set forth in Sections 2.2(c)(i) – (iii).

(v) The provisions of this Lease, including the Rules and Regulations, shall apply to all parking facilities and parking spaces situated within the Development and Tenant’s use thereof. Landlord shall have the right to temporarily close portions of surface parking lots and parking facilities time to time for maintenance, repair or improvement, as necessary; provided that reasonable alternative parking is made available to Tenant to the extent of such closure.

(vi) Tenant’s rights under this Section may not be assigned, Subleased or otherwise transferred except in connection with a Transfer effected in accordance with the provisions of Article 12 below. Neither Landlord nor any operator of the parking facilities shall be responsible for any loss or damage due to fire or theft or otherwise to any automobile parked in any parking lot or parking facilities within the Development or to any personal property therein.

(d) Access to Common Areas. Landlord covenants that throughout the Term of this Lease, Landlord shall enforce the applicable provisions of the Condominium Documents and Title Matters to provide Tenant with non-exclusive access to and use of the Common Areas of the Development provided pursuant to the Condominium Documents and Title Matters.

2.03. Changes and Additions to Development. Landlord, for itself and on behalf of the Primary Board and the Declarant, and the Declarant’s successors, assigns and transferees, hereby reserves the right at any time and from time to time to: (a) construct other buildings or improvements in the Development, make alterations thereof or additions thereto, build additional stories or levels on any such building (including the Building) or buildings adjoining same; (b) make changes or revisions in the Development and Common Areas, and convey portions of the Development, Primary Units, and Common Areas to others for any reason including for the purpose of constructing thereon other buildings or improvements, including additions thereto and alterations thereof notwithstanding that such activities to be undertaken may necessitate the alteration or rearrangement of all or portions of the Common Areas; and (c) exercise Development Rights and Special Declarant Rights (as defined in the Condominium Documents); provided that none of the foregoing shall materially interfere with the rights granted to Tenant hereunder (including the use of the Premises for the Permitted Use) or shall preclude access to the Premises from a public road or reduce the number of parking spaces below that which is required by Applicable Law (taking into consideration all permits, approvals and other relief applicable to the Development).

ARTICLE 3: LEASE TERM

3.01. Lease Term; Construction. The Initial Term of this Lease is set forth in Article 1. The Base Building and the Premises shall be constructed as provided in the Work Letter (the “Work Letter”) attached hereto as Exhibit C.

3.02. Hold Over. If Tenant (or anyone claiming by, through or under Tenant) shall remain in occupancy of the Premises or any part thereof after the expiration or early termination of the Term without a written agreement therefor executed and delivered by Landlord, then without limiting Landlord’s other rights and remedies the person or entity remaining in possession shall be deemed a tenant at sufferance, and Tenant shall thereafter pay a monthly use and occupancy charge (pro-rated for such portion of any partial month as Tenant (or anyone claiming by, through or under Tenant) shall remain in possession) at a rate equal to (i) one hundred fifty (150%) percent of the monthly amount payable as Base Rent for the 12-month period immediately prior to such expiration or termination, plus (ii) one hundred (100%) percent of all Additional Rent also payable as provided in this Lease. No acceptance by Landlord of any payment by Tenant pursuant to this Section shall constitute Tenant (or anyone claiming by, through or under Tenant) as a tenant at will, but Tenant or such other person or entity shall remain a tenant at sufferance subject to all of the provisions of this Lease. If Landlord desires to regain possession of the Premises at any time Tenant (or anyone claiming by, through or under Tenant) is holding over, Landlord may, at its option, forthwith re-enter and take possession of the Premises or any part thereof by any lawful means. In any case, and notwithstanding the provisions of Section 16.10(b) to the contrary, Tenant shall be liable to Landlord for all claims, liabilities, damages (including indirect and consequential damages), losses or costs (including reasonable attorneys’ fees and costs) resulting from any failure by Tenant (or anyone claiming by, through or under Tenant) to vacate the Premises or any portion thereof when required hereunder, and shall hold Landlord, its agents and employees, harmless and defend and indemnify Landlord, its agents and employees, from and against any and all claims, liabilities, damages (including indirect and consequential damages), losses or costs (including reasonable attorneys’ fees and costs) which Landlord may pay, incur or suffer on account of any such hold-over in the Premises after the expiration or earlier termination of the Term.

3.03. Right to Extend.

(a) Extension Term. Provided that, as of both the time Tenant gives the Extension Notice (as defined below) and the first day of the Extension Term, (i) Tenant is not in default hereunder beyond all applicable notice and grace periods (if any), and (ii) the Tenant named in Article 1 above (or a Related Party Transferee) has not assigned, Subleased, transferred or otherwise permitted the occupancy by third parties of more than twenty-five percent (25%) of the Premises, then Tenant may extend the Term of this Lease for the Extension Term stated in Article 1 by giving unconditional written notice (an “Extension Notice”) to Landlord at least fifteen (15) months but not more than twenty-one (21) months before the end of the Initial Term, time being of the essence. The Extension Notice shall be sufficient to extend the Term for the Extension Term, subject to all of the terms of this Lease except for the change in Base Rent as set forth below, and no additional writing or further action by the parties shall be required for such purpose (but upon the request of either party, the parties shall promptly execute and deliver an amendment to this Lease reflecting such extension of the Term). If Tenant fails to give the Extension Notice in strict accordance with the provisions of this Section 3.03(a), Tenant shall be deemed to have waived all rights to extend the Term of this Lease. All references in this Lease to the “Term” shall mean the Initial Term as it may be so extended by the Extension Term.

(b) Extension Term Base Rent. Base Rent for the Extension Term(s) shall be the Fair Market Rent of the Premises (as defined below), but in no event shall the annual Base Rent as so determined be less than the amount of Base Rent payable by Tenant hereunder during the first Lease Year of the Initial Term. Fair market rent of the Premises (the “Fair Market Rent”) for the Extension Term shall be based upon leases or agreements to lease then being negotiated or executed with respect to comparable space located in the Development, or if no such leases or agreements to lease are then being negotiated or executed with respect to comparable space in the Development, the Fair Market Rent shall be determined by reference to leases or agreements to lease then being negotiated or executed with respect to comparable first-class laboratory/R&D space in in comparable first-class lab buildings with walkable retail amenities in Watertown and other comparable inner suburban and suburban lab/R&D markets (excluding Kendall Square, but including Allston/Brighton and West Cambridge). In determining Fair Market Rent, all relevant factors shall be taken into account, including size, location and age and condition of premises, lease term (including renewal options), tenant’s obligations with respect to operating expenses and taxes, tenant improvement allowances, other inducements then being offered by landlords, condition of building, and services and amenities provided by the landlord. Fair Market Rent shall include provisions for increases or other adjustments during the Extension Term for which such determination is being made.

(c) Determination of Fair Market Rent. Fair Market Rent shall be determined as follows: Landlord shall give Tenant written notice (“Landlord’s Fair Market Rent Notice”) of Landlord’s determination of Fair Market Rent for the Extension Term within thirty (30) days of Tenant’s giving to Landlord the Tenant’s Extension Notice. Tenant shall thereafter notify Landlord within thirty (30) days of Landlord’s giving to Tenant Landlord’s Fair Market Rent Notice of its agreement with or objection to Landlord’s determination of the Fair Market Rent, whereupon in the case of Tenant’s objection, Fair Market Rent shall be determined by arbitration conducted in the manner set forth below. If Tenant does not notify Landlord within such thirty (30) day period of Tenant’s agreement with or objection to Landlord’s determination of the Fair Market Rent, then the Fair Market Rent for the Extension Term shall be deemed to be Landlord’s determination of the Fair Market Rent as set forth in Landlord’s Fair Market Rent Notice to Tenant. If Tenant does notify Landlord within such thirty (30) day period of Tenant’s objection to Landlord’s determination of the Fair Market Rent, then within ten (10) days of Tenant’s giving such notice of objection to Landlord, each of Tenant and Landlord shall choose an MAI real estate appraiser or commercial real estate broker with at least ten (10) years of professional experience dealing with properties similar to the Development in the vicinity of the Development (each a “Real Estate Professional”) and notify the other party of the person so selected. The Real Estate Professionals so selected shall each determine and promptly report (in no event later than the thirtieth (30th) day following the giving of the notice of appointment of the second Real Estate Professional) to both Landlord and Tenant in writing his or her determination of the Fair Market Rent. If the higher of the Fair Market Rents reported by the two Real Estate Professionals is no more than ten (10%) percent more than the lower rate, then the Fair Market Rent will be an average of such amounts. However, if the higher amount is more than one hundred ten (110%) percent of the lower amount, then within ten (10) days after receipt of both reports, Landlord and Tenant will jointly appoint a third Real Estate Professional meeting the aforesaid criteria, and the third Real Estate Professional will determine the Fair Market Rent by selecting either Landlord’s Fair Market Rent determination or Tenant’s Fair Market Rent determination according to whichever of the two valuations as set forth in the reports from Landlord’s Real Estate Professional or Tenant’s Real Estate Professional, respectively, is closer to the actual Fair Market Rent in the opinion of such third Real Estate Professional. The third Real Estate Professional shall have no discretion other than to select one of the determinations of Fair Market Rent made by the first two Real Estate Professionals as aforesaid. Landlord and Tenant shall each pay the fees and expenses of the Real Estate Professional that it appoints, and shall share equally the fees and expenses of the third Real Estate Professional.

(d) Rent Continuation. For any part of the Extension Term for which the amount of Base Rent has not finally been determined, Tenant shall make payment on account of Base Rent at the rate last paid under this Lease, and the parties shall adjust for any overpayments or underpayments upon the final determination of Fair Market Rent. The failure by the parties to complete the processes contemplated under this Section 3.03 prior to the commencement of the Extension Term shall not affect the continuation of the Term or the parties’ obligation to make any adjustments for any overpayments or underpayments for the Base Rent due for the applicable period promptly after the determination thereof is made.

ARTICLE 4: RENT

4.01. Base Rent. Commencing as of the Rent Commencement Date and continuing thereafter on the first day of each month during the Term, Tenant shall pay Landlord the monthly installment of Base Rent, in advance, without notice or demand.

4.02. Additional Rent.

(a) General. “Rent” means, collectively, Base Rent and all other amounts payable by Tenant under this Lease other than Base Rent, including Tenant’s Percentage Share of Taxes and Tenant’s Percentage Share of Operating Expenses, regardless of whether or not such amount is expressly described as “Additional Rent” in this Lease (collectively, “Additional Rent”). Landlord shall reasonably estimate in advance (i) all Taxes under Article 5 and (ii) all Operating Expenses under Article 7 (the items in clauses (i) and (ii), collectively, being “Operating Costs”) and Tenant shall pay one-twelfth (1/12th) of Tenant’s Percentage Share of such reasonably estimated Operating Costs monthly in advance, commencing on the Rent Commencement Date and continuing thereafter on the first day of each calendar month (or portion thereof) included within the Term. Landlord may reasonably adjust its estimates of Operating Costs at any time (but not more than twice per year) based upon its experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next Rent payment date occurring at least fifteen (15) days after written notice to Tenant. Within one hundred eighty (180) days after the end of each calendar year (or portion thereof) included within the Term, Landlord shall give Tenant a reasonably detailed statement (an “Annual Operating Statement”) of the Operating Costs paid or incurred by Landlord during the preceding calendar year (pro-rated for partial calendar years included within the Term) and Tenant’s Percentage Share of such expenses; provided, however, that Landlord may bill Tenant for any items omitted or underbilled with respect to the calendar year in question for a period of time not to exceed one (1) year from the last day of such calendar year. Within thirty (30) days after Landlord’s delivery of an Annual Operating Statement to Tenant, Tenant shall pay Landlord any underpayment, or Landlord shall credit Tenant with any overpayment (which credit shall be applied to any Rent due under this Lease next coming due after the delivery of the Annual Operating Statement (or if the Term has ended, Landlord shall pay Tenant the amount of any overpayment as provided below)), of Tenant’s Percentage Share of such Operating Costs.

If Tenant wishes to dispute the determination of the Operating Costs charged to Tenant under this Lease, Tenant may do so provided (i) Tenant shall give Landlord written notice of such dispute within one hundred twenty (120) days after its receipt of the Annual Operating Statement being disputed and (ii) Tenant shall pay any overpayment due based on the Annual Operating Statement as provided in the foregoing paragraph, pending resolution of the dispute. If Landlord provides a revised Annual Operating Statement within the one (1) year period described in the preceding grammatical paragraph in response to a previously omitted or underbilled item of Operating Costs, Tenant shall have the same one hundred twenty (120) day period from its receipt of such revised Annual Operating Statement within which to give Landlord written notice that it disputes one or more of the revised items contained in such revised Annual Operating Statement (which shall be the only items then subject to dispute by Tenant). Promptly after the giving of such notice in either such case, Landlord shall allow Tenant’s representatives to examine and audit in Landlord’s offices (or the office of its managing agent) Landlord’s books and records with respect to the subject matter of the dispute, which review or audit shall be completed within ninety (90) days after Tenant gave such notice of dispute. Tenant agrees that the party selected by Tenant to perform such review or audit shall be compensated on the basis of hourly fees and not on a contingency or percentage basis. Tenant agrees to keep the results of any such review or audit conducted by Tenant confidential except for disclosures to its employees, attorneys, consultants, accountants and owners and except to the extent required to enforce Tenant’s rights hereunder. The cost of such audit shall be borne by Tenant; provided, however, in the event it is finally determined (by mutual agreement or other resolution of such dispute) that Tenant was overcharged by more than five percent (5%) for the immediately preceding calendar year, then, in such event, Landlord shall pay for Tenant’s reasonable out-of-pocket cost for the audit. If it is finally determined (by mutual agreement or other resolution of such dispute) that Landlord’s determination of any of the Operating Cost is (i) overstated, or (ii) understated, then in the case of (i) Landlord shall credit the difference against monthly installments of Rent next thereafter coming due (or refund the difference if the Term has ended and Tenant has no further obligation to Landlord), or in the case of (ii) Tenant shall pay to Landlord the amount of such excess. Landlord’s obligation under this paragraph shall survive the expiration of the Term or earlier termination of this Lease.

If the Term expires or the Lease is terminated as of a date other than the last day of a calendar year, Tenant’s payment of Additional Rent pursuant to this Section for such partial calendar year shall be based on Landlord’s good faith estimate of the items otherwise includable in Operating Costs. Tenant’s payment of Additional Rent shall be made on or before ten (10) Business Days after Landlord delivers such estimate to Tenant, with an appropriate payment or refund to be made upon Tenant’s later receipt of Landlord’s Annual Operating Statement for such calendar year. This Section shall survive the expiration or earlier termination of the Term.

This Lease requires Tenant to pay directly to suppliers, vendors, carriers, contractors, and other parties certain utility costs, personal property taxes, maintenance and repair costs and other expenses. If Tenant fails to make any such payments when due and Landlord thereafter receives notice of such failure on the part of Tenant, Landlord shall have the right (but no obligation) to do so on its behalf, and if Landlord so pays any of these amounts in accordance with this Lease, Tenant shall reimburse such costs in full, together with interest thereon at the Default Rate, to Landlord, as Additional Rent, within ten (10) Business Days of Landlord’s written demand.

(b) If, during any period for which Landlord’s Operating Costs are being computed, less than ninety-five (95%) percent of the rentable area of the Unit was leased and occupied by tenants, Operating Costs that are allocable to the entire Unit or the portion thereof in question and which vary by level of occupancy shall be reasonably estimated and extrapolated by Landlord to determine the Operating Costs that would have been incurred if the Unit or such portion in question were ninety-five (95%) leased and occupied by tenants for such year and such services were being supplied to all tenants, and such estimated and extrapolated amount shall be deemed to be the Operating Costs for such period; provided, however, that Landlord shall not collect from Tenant and other tenants in the Unit in the aggregate more than one hundred (100%) percent of Operating Costs actually incurred by Landlord.

(c) Unless otherwise provided in this Lease, payments of Additional Rent other than recurring payments such as monthly payments of estimated Operating Costs, shall be due and payable within thirty (30) days after invoicing by Landlord.

4.03. Late Charge. Tenant acknowledges that if it pays Rent late, Landlord will incur unanticipated costs which will be extremely difficult to ascertain exactly. Such costs include processing and accounting charges, and late charges that may be imposed on Landlord under a mortgage on the Unit, the Building or the Development. Accordingly, if Landlord does not receive any such payment within five (5) days following its due date, Tenant shall pay Landlord a late charge equal to five (5%) percent of the overdue amount as an administrative charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord shall incur by reason of Tenant’s payment default. Payment of the late charge shall not cure Tenant’s payment default or prevent Landlord from exercising any other rights and remedies.

4.04. Interest. Any late Rent payment shall bear interest from the date due (without regard to the 5-day grace period provided in Section 4.03) until paid at a rate equal to twelve percent (12%) per annum (the “Default Rate”), except to the extent such interest would cause the total interest to be in excess of that legally permitted (and then interest will be at the maximum rate legally permitted). The “Prime Rate” shall mean the prime lending rate per annum published in The Wall Street Journal from time to time, and the Default Rate shall be adjusted effective upon each change in the Prime Rate. Payment of interest shall not cure Tenant’s payment default or prevent Landlord from exercising any other rights and remedies.

4.05. Method of Payment. Tenant shall make a pro rata payment of Base Rent and Additional Rent for any period of less than a month at the beginning or end of the Term. All payments of Base Rent, Additional Rent and other sums due shall be paid in current U.S. exchange by electronic transfer to an account designated from time to time by Landlord, in each case without demand, abatement, set-off or other deduction.

Without limiting the foregoing, except as expressly otherwise set forth in this Lease, Tenant’s obligation so to pay Rent shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any Legal Requirement now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or any Force Majeure, casualty or taking, or any failure by Landlord to perform, or any other occurrence.

It is intended that Base Rent payable hereunder shall be a net return to Landlord throughout the Term, free of expense, charge, offset, diminution or other deduction whatsoever on account of the Premises (excepting Landlord’s financing expenses, federal and state income taxes of general application, and those expenses that this Lease expressly makes the responsibility of Landlord), and all provisions hereof shall be construed in terms of such intent.

ARTICLE 5: TAXES

5.01. Definition of “Taxes”. “Taxes” shall mean all taxes, assessments, betterments, excises, user fees imposed by governmental authorities, and all other governmental charges and fees of any kind or nature, or impositions or agreed payments in lieu thereof, or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Building, the Unit or the Development (including any so-called linkage, impact or voluntary betterment payments), assessed or imposed against the Land, the Building or any other buildings or improvements in the Development, and any Units, General Common Elements or Limited Common Elements (including any personal property taxes levied on personal property or fixtures or equipment (other than that owned by tenants) used in connection therewith). Furthermore, notwithstanding anything to the contrary herein, Taxes shall exclude (a) any interest, fines and/or penalties for late payments to the extent relating to a period in which Tenant was not in default (beyond any applicable notice and cure periods) of its obligations to pay Base Rent, Tenant’s Percentage Share of Operating Costs or other payments under this Lease, and (b) federal, state or local income or profit taxes, franchise, rental, capital, inheritance, estate, conveyance, transfer, gift, or corporate excise taxes or levies. The amount of any special taxes, special assessments, and agreed or governmentally imposed “in lieu of tax” or similar charges, shall be included in Taxes for any year but shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax, special assessment or such charge required to be paid during or with respect to the year in question. Betterments and assessments, whether or not paid in installments, shall be included in Taxes in any tax year as if the betterment or assessment were paid in installments over the longest period permitted by law, together with the interest thereon charged by the assessing authority for the payment of such betterment or assessment in installments.

Notwithstanding the foregoing, if during the Term the present system of ad valorem taxation of property shall be changed so that, in lieu of or in addition to the whole or any part of such ad valorem tax there shall be assessed, levied or imposed on the Premises, the Unit, the Building or the Development, or on Landlord, any kind or nature of federal, state, county, municipal or other governmental capital levy, income, sales, franchise, excise or similar tax, assessment, charge or fee (as distinct from the federal and state income tax in effect on the Date of Lease) measured by or based in whole or in part upon valuation of the Premises, the Unit, the Building or the Development, or mortgage valuation, rents, services or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term “Taxes”, but only to the extent that the same would be payable if the Development were the only property of Landlord. Taxes shall also include reasonable out-of-pocket expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reduction of Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings.

5.02. Method of Payment of Taxes.

(a) Commencing as of the Rent Commencement Date and continuing thereafter throughout the Term of this Lease, Tenant covenants and agrees to pay to Landlord as Additional Rent, for each Tax Year, or ratable portion thereof, included in the Term, Tenant’s Percentage Share of all Taxes payable with respect to the Unit and any applicable Limited Common Elements (as defined in the Condominium Documents) assigned or allocated to the Unit pursuant to the Condominium Documents. As used in this Lease:

“Tenant’s Percentage Share” shall mean the percentage computed by Landlord from time to time by dividing the gross rentable area of the Premises by the total gross rentable area of the Unit, as both are reasonably computed by Landlord, and in the event that either the gross rentable area of the Premises or the total gross rentable area of the Unit is changed, Tenant’s Percentage Share will be appropriately adjusted and, as to the Tax Year in which such change occurs, Tenant’s Percentage Share shall be determined on the basis of the number of days during such Tax Year at each such percentage. In the event Tenant leases all of the Unit the Tenant’s Percentage Share shall be one hundred percent (100%). The initial determination of Tenant’s Percentage Share is set forth in Article 1 hereof.

“Tax Year” means each twelve (12) month period (deemed, for the purposes of this Section, to have 365 days) during the Term established as the real estate Tax Year by the taxing authorities having lawful jurisdiction over the Development.

If Landlord receives a refund of any such Taxes, Landlord shall pay to Tenant Tenant’s Percentage Share of the refund after deducting Landlord’s reasonable out-of-pocket costs and expenses incurred in obtaining the refund, to the extent such costs and expenses were not previously included in, and actually paid as, Taxes pursuant to this Section 5.02. Tenant shall make estimated payments on account of Taxes in monthly installments on the first day of each month, in amounts estimated from time to time by Landlord pursuant to Section 4.02(a).

(b) In addition, in the event that the taxing authority now or hereafter separately assesses parking spaces (or Landlord is reasonably able to determine the portion of an assessment made against a unit that is attributable to the parking made available to such unit) or any land or improvements used for parking, including surface parking and parking situated within a building or other structure (the “Development Parking”), and regardless of whether such Development Parking constitutes a condominium unit or General Common Element (but excluding any Development Parking that is now or hereafter designated under the Condominium Documents as a Limited Common Element or otherwise for the exclusive use of a particular unit or units), then Tenant shall also pay its pro rata share of such Taxes (hereinafter referred to as “Separately Assessed Parking Taxes”). The Separately Assessed Parking Taxes shall not include Taxes assessed on or attributable to (as determined by Landlord) any Development Parking which is a Limited Common Element or otherwise designated for the exclusive use of a particular unit or units. Tenant’s pro rata share of Separately Assessed Parking Taxes shall be determined by multiplying the Separately Assessed Parking Taxes by a fraction, the numerator of which is the total number of parking spaces allocated to Tenant pursuant to Section 2.02(c) and the denominator of which is the total number of parking spaces in the Development used for office, laboratory/R&D, retail, restaurant, residential, hotel, service or other uses typically found in mixed-use developments, but only to the extent such parking spaces are not separately assessed to other units.

(c) Notwithstanding the foregoing or anything contained in this Lease to the contrary, in the event that the Town of Watertown and any other applicable taxing authorities do not initially separately assess the Unit as a condominium unit for taxation purposes, then, until such time as the Unit is so assessed as a separate taxable condominium unit, the term “Taxes” shall mean all real estate taxes and other ad valorem taxes (including betterment and special assessments) assessed against and payable with respect to the Development (including all land, buildings, parking and improvements related thereto) and Tenant shall pay its pro rata share thereof (determined by multiplying such Taxes by a fraction, the numerator of which is the total gross rentable floor area of the Premises, and the denominator of which is the total gross rentable floor area of all non-residential buildings located in the Development, or by such other reasonable allocation that forms the basis of the valuation prepared by the taxing authority). In addition, in the event that at any time the Town of Watertown separately assesses any of the Condominium Common Areas as a taxable parcel, “Taxes” shall include all real estate taxes and other ad valorem taxes (including betterment and special assessments) assessed against and payable with respect thereto (including all land, buildings, parking and improvements related thereto) and Tenant shall pay its pro rata share thereof, calculated in the manner provided in the immediately preceding sentence.

5.03. Personal Property Taxes. Tenant shall pay directly all taxes (if any) charged against Tenant’s Property (as defined in Section 10.06). Tenant shall use commercially reasonable efforts to have Tenant’s Property taxed separately from the Unit. Landlord shall notify Tenant if any of Tenant’s Property is taxed with the Unit, and Tenant shall pay such taxes to Landlord within thirty (30) days of such written notice.

ARTICLE 6: BUILDING SERVICES AND SPECIAL BUILDING FACILITIES

6.01. Utility Services.

(a) Tenant shall make all arrangements for, and shall provide and pay all charges and deposits required by the provider for, water, sewer, gas, boiler water, electricity, telephone and any other utilities or services used or consumed on the Premises (collectively, “Utility Services”), whether called use charge, tax assessment, fee, or otherwise, as the same become due. Tenant shall reimburse Landlord, as Additional Rent, for the cost of installation of any additional metering of the Premises (which was not installed as part of the Base Building Work) for the purpose of measuring Tenant’s consumption of Utility Services, as well as the cost of installing (at any time prior to or during the Term) and maintaining any “check” or “sub” meters, within thirty (30) days after invoicing by Landlord. In addition, if Landlord shall install, at Tenant’s request, meters for any Utility Services requested by Tenant, Tenant shall reimburse Landlord, as Additional Rent, for the reasonable cost of installing such meters (and thereafter, for maintaining the same) within thirty (30) days after invoicing by Landlord.

(b) As part of the Base Building Work, Landlord will (i) install BTU meters to measure the aggregate Common Area usage in the Building and Tenant’s consumption of hot water, chilled water and condenser water. In accordance with the provisions of the Work Letter attached hereto as Exhibit C, Tenant shall, at its own cost and expense, install BTU meters on all Building hot water, chilled water and condenser water service to the Premises to measure Tenant’s usage thereof, and any meters installed as part of such work shall be compatible with the Unit equipment and the Unit Building Management System (BMS)); (ii) provide space for a Tenant meter on the utility gas manifold so that Tenant can install (at its sole cost and expense) any gas service necessary to service the exclusive needs of Tenant’s Premises; and (iii) provide a connection to the Building potable and non-potable water services to the Premises. Tenant shall provide and install water meters at this connection with remote readers to record Tenant’s use of potable and non-potable domestic water within the Premises. Tenant shall install, as part of its electrical service switchgear, a CT cabinet with an electrical usage meter as required by the Utility Service Provider. If the Utility Service Provider will not allow individual direct metering for Tenant’s service, this meter shall be used to measure Tenant’s direct usage of electricity within the Premises, (including the electricity consumed in providing HVAC service to the Premises), for which Tenant shall reimburse Landlord at the direct billing rates charged to Landlord by the Utility Service Provider. Landlord shall bill Tenant monthly for such electrical consumption and water consumption as a recurring charge at no mark-up, and Tenant shall pay each such invoice, as Additional Rent, within thirty (30) days after receipt of an invoice therefor. All costs, charges and expenses associated with the commencement of the provision by a particular Utility Service Provider to Tenant or to the Premises at the request of Tenant (e.g., installation charges, service deposits) shall be the sole responsibility of Tenant.

(c) Tenant shall timely pay all costs and expenses associated with any directly and separately metered utilities provided exclusively to the Premises directly to the applicable service provider. Tenant shall pay all costs and expenses associated with utility charges that are based on sub-metering or check metering directly to Landlord, without mark-up by Landlord on account of Landlord’s administration of such charges, within thirty (30) days of invoice therefor by Landlord. With respect to any Utility Services that are not either separately metered or measured by a check meter or submeter (including HVAC service provided to any portion of the Premises by means of the Building HVAC system rather than HVAC units serving solely the Premises), Tenant shall pay the cost of the same as part of Operating Costs payable hereunder. Tenant may, no more than once per calendar year, conduct an engineering survey at its sole cost and expense to determine whether the submeters and/or check meters are accurately measuring the particular services to be measured thereby and, if Tenant discovers any metering inaccuracies as a result of such survey and such inaccuracies result in an error in the amount billed to Tenant, Landlord shall promptly refund the overpayment within ten (10) Business Days after receipt of notice from Tenant of such inaccuracy. If requested by Landlord, Tenant and the persons conducting the engineering survey for Tenant shall enter into a reasonable confidentiality agreement prior to inspecting such meters, which shall permit Tenant to disclose the results of such survey to the extent required to enforce its rights hereunder. If the survey shows any errors resulting in any underpayment for such services, Tenant shall reimburse Landlord for Tenant’s share of such underpayment, as Additional Rent, within ten (10) Business Days of demand. In no event shall Tenant engage any person in connection with such engineering survey whose fees or costs are payable, in whole or part or directly or indirectly, in a contingent manner or by means of any commission depending on the survey outcome. Any dispute regarding amounts due, or accuracy of the meters, under this paragraph shall be resolved in accordance with Section 16.17 of this Lease at the request of Landlord or Tenant, which request shall be made with respect to disputes regarding amounts due, no later than one hundred eighty (180) days after Tenant receives Landlord’s Annual Operating Statement for the fiscal year in question (any bill not disputed within such one hundred eighty (180) day period shall be deemed final and conclusive). Landlord shall not be liable for any interruption or failure in the supply of any utilities or Utility Services.

(d) To the maximum extent permitted by law, Landlord shall have the right at any time and from time to time during the Term to contract for or purchase one or more Utility Services from any company or third party providing Utility Services (“Utility Service Provider”) to the Building, provided that the rates charged by such Utility Service Provider are competitive with the current market rates. Subject to Section 9.06, Tenant agrees reasonably to cooperate with Landlord and such Utility Service Providers and at all times as reasonably necessary, and on reasonable advance notice (except in the event of emergency), shall allow Landlord and the Utility Service Providers reasonable access to any utility lines, equipment, feeders, risers, ducts, shafts, fixtures, wiring and any other such machinery or personal property within the Premises and associated with the delivery of Utility Services.

(e) Except for the Initial Tenant Work and the equipment and appliances being installed in connection therewith, Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the Premises which would require increased electrical service to the Premises or modifications to the structure of the Unit or the Building, without the prior written consent of Landlord in each instance, which consent will not be unreasonably withheld, conditioned or delayed, and using contractor(s) reasonably approved by Landlord, and will promptly advise Landlord of any other alteration or addition to such electrical equipment and/or appliances (as to which Landlord’s prior written consent shall not be required). Landlord agrees to respond to any request for approval made by Tenant pursuant to this subsection (c) within ten (10) Business Days after its receipt of such request.

6.02. Building Services and Building Systems.

(a) In addition to the services described in Section 6.01, Landlord shall provide the following services to common areas within the Unit, the costs of which are included within Operating Expenses:

(i) Janitorial services for the Unit common areas as described in Exhibit E attached hereto.

(ii) Unit entry security consistent with similar “first-class” laboratory and R&D buildings in the vicinity of the Unit as described in Exhibit E attached hereto.

(iii) Landlord shall arrange for and provide (as defined below) to the common areas of the Unit those services as set forth in Exhibit E attached hereto.

(iv) Landlord shall provide HVAC service to the common areas of the Unit by means of the Unit mechanical system, during Normal Business Hours, at such temperatures and in such amounts as are reasonably deemed by Landlord to be in keeping with the first-class standards of the Unit.

(v) Landlord shall provide for the maintenance and repair of HVAC systems that are common to all tenants of the Unit.

(vi) Landlord shall provide for the maintenance and repair of the emergency backup electrical systems that are common to all tenants of the Unit.

(vii) Landlord shall provide for the servicing, maintenance and repair of the Neutralization System that is common to tenants of the Unit.

Tenant acknowledges that Landlord has not made any warranty or representation to Tenant as to the efficacy of the security services that Landlord is required to provide under this Lease.

(b) Tenant shall, at its sole cost and expense, provide janitorial services to the Premises on each Business Day during the Term. In addition, Tenant shall arrange for the removal and disposal of its lab-related refuse by a licensed vendor, all at Tenant’s sole cost and expense, such removal and disposal to be accomplished in accordance with all applicable Legal Requirements.

(c) Landlord shall provide ventilation to the Premises through the Building mechanical system on a 24/7 basis (the cost of which shall be included in Operating Expenses). Tenant shall have the ability to control the provision of heat, ventilation or air conditioning to the portions of the Premises served by the Building mechanical systems (as opposed to being provided by means of any HVAC equipment or system installed by or on behalf of Tenant and serving only the Premises). The electricity and natural gas consumed in providing HVAC services to the Premises through the Building mechanical system shall be measured by a submeter and charged back to Tenant by Landlord at Landlord’s actual cost, without mark-up. The chilled water, hot water and/or condenser water consumed in providing HVAC services to the Premises through the Building mechanical system shall be metered to Tenant. Landlord shall bill Tenant monthly for such electrical and natural gas consumption and water consumption as a recurring charge, and Tenant shall pay each such invoice, as Additional Rent, within thirty (30) days after receipt of an invoice therefor. Tenant agrees to cooperate fully with Landlord with regard to, and to abide by all the reasonable regulations and requirements which Landlord may prescribe for, the proper functioning and protection of the air conditioning system of general applicability to all occupants of the Building and provided such regulations and requirements are provided in writing to Tenant thirty (30) days in advance and the same do not materially interfere with Tenant’s use of the Premises for the Permitted Use.

(d) If Tenant desires HVAC service to a common area of the Building outside of Normal Business Hours, Landlord will use reasonable efforts, upon not less than twenty-four (24) hours’ prior written notice from Tenant of its requirements in that regard, to furnish additional heat or air conditioning services to such common area during such requested times. Tenant will pay to Landlord Landlord’s hourly charge, as the same may be adjusted from time to time by Landlord, for any such additional heat or air conditioning service required by Tenant.

Excluding any equipment to be installed as part of the Initial Tenant Work, in the event Tenant requires additional air conditioning for equipment or other special purposes, or because of occupancy or excess electrical loads, such additional air conditioning equipment shall be installed within the Tenant’s Premises and connected via Tenant’s BTU usage meters to the supplemental condenser water system installed as part of the Base Building Work, but only if, in Landlord’s reasonable judgment, the same will not cause damage or injury to the Building or any Building System, or exceed Tenant’s allocated pro-rata share of available condenser water capacity, or create a dangerous or hazardous condition.

(e) Pursuant to Section 10.03, Landlord shall repair, maintain in good condition and order, and replace all Building Systems, including the HVAC, plumbing, electrical, mechanical and other systems, to the extent to which the same were installed as part of the Base Building Work, subject to casualty, condemnation and matters described in Section 16.09, the cost of which shall be included in Operating Expenses to the extent provided in Section 7.01. Tenant shall be solely responsible, at its sole cost and expense, for repairing, maintaining and replacing all equipment which services solely the Premises, whether the same were initially installed by Landlord or Tenant, and whether the same were installed prior to the Rent Commencement Date or thereafter, except to the extent the need for such repair results from Landlord’s negligence or willful misconduct or the negligence or willful misconduct of its agents, employees and/or contractors. In no event shall Landlord be liable for any interruption or delay in providing any of the services described in this Section or in Exhibit E attached hereto by reason of any accident, the making of repairs, alterations or improvements, labor difficulties, trouble in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for the Unit, governmental restraints, or any cause beyond Landlord’s control.

(f) Notwithstanding anything to the contrary contained in this Article 6 or elsewhere in this Lease, Landlord may institute, and Tenant shall comply with, such policies, programs and measures as may reasonably be necessary, required, or expedient for the conservation and/or preservation of energy or energy services, or as may be necessary or required to comply with applicable Legal Requirements.

(g) Tenant acknowledges that the power identified in the Tenant/Landlord Matrix of Responsibility attached as Exhibit C-3 to this Lease will be adequate to supply its proposed permitted uses of the Premises. If, however, Tenant subsequently determines that it will require electric current for use in the Premises in excess of the quantity which, in Landlord’s reasonable judgment, Landlord’s facilities are capable of providing, then Landlord, upon written request and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant if current therefor be available to Landlord, provided that the same shall be permitted by applicable Legal Requirements and Insurance Requirements, and shall not cause damage to the Unit or the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs.

(h) Tenant shall have the right to install, at its sole cost and expense, a security system for its Premises provided that (i) such security system is compatible with any security system installed by Landlord with respect to the Unit or the Building as a whole, (ii) Tenant shall provide Landlord with access cards, keys or codes as required to gain entry into all parts of the Premises, subject to the provisions of Section 9.06, and (iii) upon request by Landlord (in its sole discretion), Tenant shall remove all components of such security system upon the expiration or earlier termination of the term of this Lease and repair to Landlord’s reasonable satisfaction all damage caused by such removal.

(i) For the Term of this Lease, Landlord shall contract for the provision of scheduled shuttle private bus service or other vehicular transportation for employees of Tenant and other tenants at the Development to and from the Development and the Harvard Square MBTA Red Line Station, as more particularly provided in Exhibit F attached hereto.

6.03. Service Interruptions.

(a) When necessary by reason of accident or emergency, or upon not less than three (3) Business Days’ prior written notice (which may be by e-mail) to Tenant for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, or by reason of event(s) of Force Majeure, Landlord reserves the right to interrupt, curtail, stop or suspend (i) the furnishing of heating, elevator, air conditioning, and cleaning services and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but there shall be no diminution or abatement of rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of the Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems, except as provided herein. Landlord shall schedule all non-emergency interruptions, curtailments, stops or suspensions of services or systems in advance and shall notify Tenant thereof. In exercising its rights under this Section 6.03, Landlord shall make a commercially reasonable effort not to unreasonably interfere with Tenant’s use of the Premises for the Permitted Use.

(b) Notwithstanding the foregoing, Tenant shall be entitled to a proportionate abatement of Base Rent in the event of a “Landlord Service Interruption” (as defined below). For the purposes hereof, a “Landlord Service Interruption” shall occur in the event (i) the Premises shall lack any service which Landlord is required to provide hereunder thereby rendering at least fifty (50%) percent of the usable area of the laboratory portion of the Premises unusable for the Permitted Use for the entirety of the Landlord

Service Interruption Cure Period (as defined below), (ii) such lack of service was not caused by the act or omission of Tenant or any Tenant Party; (iii) Tenant, in fact, ceases to use at least fifty (50%) percent of the usable area of the laboratory portion of the Premises for the entirety of the Landlord Service Interruption Cure Period; and (iv) such interruption of service was the result of causes, events or circumstances within the Landlord’s reasonable control and the cure of such interruption is within Landlord’s reasonable control. During such Landlord Service Interruption Period, Landlord will, if reasonably practical, cooperate with Tenant to arrange for the provision of any interrupted services on an interim basis via temporary measures until final corrective measures can be accomplished and Tenant will permit Landlord the necessary access to the Premises to remedy such lack of service, subject to the provisions of Section 9.06. For the purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as seven (7) consecutive Business Days after Landlord’s receipt of written notice from Tenant of the Landlord Service Interruption. This Section 6.03(b) shall be Tenant’s sole and exclusive remedy on account of an interruption of services or Landlord default resulting in an interruption of services other than Tenant’s right to obtain affirmative injunctive relief. This Section 6.03(b) shall not apply to any interruption or failure of services required to be provided by Landlord under Section 6.02(a) or Exhibit E attached hereto, which is caused in whole or in part by any act or omission of Tenant or any Tenant Party, or by any occurrence described in Section 16.09, or by any cause whatsoever other than those set forth in the first sentence of this Section 6.03(b). Notwithstanding the foregoing, if either Landlord or Tenant disputes in good faith whether, or the extent to which, an event is subject to the provisions of this Section 6.03(b), or the amount of Tenant’s abatement of Base Rent hereunder, such dispute shall be resolved in accordance with Section 16.17 of this Lease; provided, however, that in the event that it is ultimately determined that there was a Landlord Service Interruption, then Tenant shall have the right to a retroactive equitable abatement of Base Rent for the period as set forth above, provided that, if the Term expires before Tenant’s entire retroactive abatement has been effected, then Landlord shall immediately refund to Tenant any overpayment of Rent due under the Lease not yet received on account of the retroactive abatement.

ARTICLE 7: OPERATING EXPENSES

7.01. Operating Expenses.

(a) “Operating Expenses” shall mean all costs and expenses of whatever nature associated with the ownership, operation, management, cleaning, maintenance or repair of the Unit, and of all Building Systems, together with all General Common Assessments (as defined in the Primary Condominium Master Deed) under the Primary Condominium Master Deed, and all special assessments under the Primary Condominium Master Deed, if any, all as described in the Condominium Documents and allocated to the Unit under the Condominium Documents or otherwise reasonably allocated to the Unit by Landlord. Operating Expenses include the costs and expenses incurred in connection with the following (subject to the limitations and exclusions set forth in this Section 7.01): compliance with Landlord’s obligations under Sections 6.01, 6.02, 9.13 and 10.03; Common Area charges of the Condominium; amenity expenses; utility, water and sewage services (in each case to the extent not metered to and payable by specific tenants of the Unit); maintenance of signs (excluding maintenance of tenant-specific signage which is charged to those tenants); supplies, materials and equipment purchased or rented; total wage and salary costs paid to, and all contract payments made on account of, all persons engaged in the management, operation, maintenance, security, cleaning and repair of the Unit or the Building or the Development including and below the level of property manager (including any parking management for tenant parking requirements), including Social Security, old age and unemployment taxes and so-called “fringe benefits”; services generally furnished to tenants of the Unit; maintenance, repair and replacement of Unit equipment and components; utilities consumed and expenses incurred in the operation, maintenance and repair of the Unit; costs incurred by Landlord to comply with the terms and conditions of any governmental approvals affecting operations at the Unit, the Building or the Development; workers’ compensation insurance and property, liability and other insurance premiums; personal property taxes; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Unit (provided that any such payments made to Affiliates of Landlord shall not exceed the amount otherwise payable in an arm’s length transaction); fees for required licenses and permits; shuttle and other transportation services operated or contracted for by Landlord to provide transportation for employees of tenants of the Development between the Development and mass transit locations (which shuttle may service other locations owned or controlled by Landlord, in which case Landlord shall equitably allocate the costs of such shuttle between the various properties); and property management fees in an amount not to exceed three percent (3%) of gross revenue. Landlord may use third parties or Affiliates to perform any of these services, and the cost thereof shall be included in Operating Expenses, so long as such third parties are professional and such costs are comparable to market rate costs. Costs referred to in this Section shall be ascertained in accordance with generally accepted accounting principles and allocated to appropriate fiscal periods on the accrual method of accounting.

(b) Operating Expenses shall only include capital expenditures that (A) will, in Landlord’s reasonable estimate, result in a reduction in Operating Expenses payable by Tenant, taking into account the amount of annual amortization on account of the capital expenditure in question, or (B) are required to replace any capital items which have become obsolete or non-functional or which Landlord otherwise reasonably determines are required to be replaced in order to maintain the Unit as a first-class laboratory facility, or (C) are required by changes in Legal Requirements or Insurance Requirements occurring after the Delivery Date. Any capital expenditures not excluded from Operating Expenses pursuant to this paragraph shall be amortized over the useful life of the item in question as reasonably determined by Landlord in accordance with the relevant provisions of the Internal Revenue Code and the regulations promulgated thereunder, as amended from time to time, together with interest at Landlord’s actual interest rate incurred in financing such capital expenditures, or, if no part of such expenditure is financed, at an imputed interest rate equal to the Prime Rate plus 2%; provided, however, if a particular capital expenditure effects savings in other Operating Expenses, including, without limitation, energy related costs, and such savings, on an annual basis (“Actual Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Actual Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Actual Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Actual Annual Savings, with such payment to be applied first to interest and the balance to principal.

(c) Notwithstanding anything contained herein to the contrary, in no event shall Operating Expenses include any of the following:

(1)

expenses incurred by Landlord to lease space to new tenants or to retain existing tenants including marketing costs, brokerage commissions and concessions and leasehold improvement costs, finders’ fees, attorneys’ fees and expenses, entertainment costs and travel expenses;

(2)	debt service;

(3)

attorneys’ fees incurred in connection with lease negotiations or disputes with individual tenants, and other expenses and attorneys’ fees to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants or in connection with any financing, sale or syndication of the Unit or the creation of any condominium unit within the Development;

(4)

accountants’ fees incurred in connection with disputes with individual tenants and/or the existence, maintenance or related operations of the legal entity or entities of which Landlord is comprised. Without limitation, the foregoing shall not exclude the costs of preparing financial statements for Operating Expenses;

(5)

the cost of any special work or service performed for any tenant (including Tenant) or licensee, such as after-hours HVAC service, which is billable to such tenant or licensee, or any costs in connection with services or benefits that are provided to or for the particular benefit of specific (but less than all of) the tenants and billable to them;

(6)	the cost of any items for which Landlord is reimbursed by insurance, condemnation, licensees, tenants (other than through general operating expense provisions), warranties or otherwise;

(7)

the cost of any additions, changes, replacements, painting, decorating, renovations and other items that are made solely in order to prepare tenant space for a new tenant’s occupancy, or the cost of any other work in any space leased to an existing or prospective tenant or other occupant of the Unit;

(8)

interest, principal, points and fees, amortization or other costs and expenses associated with any debt or amortization payments on any mortgage or deed to secure debt and rental under any ground lease, master space lease or other underlying lease;

(9)	any expenses for repairs or maintenance to the extent reimbursed due to warranties and service contracts;

(10)	any cost that Tenant pays for directly (either to Landlord or a third party);

(11)

any cost for which Landlord is reimbursed by a warranty that Landlord is required to obtain in connection with the Unit pursuant to this Lease or that Landlord otherwise obtains in connection with the Unit;

(12)	any amounts paid to an Affiliate of Landlord for the performance of services that is in excess of the amount that would have been paid on an arm’s length basis in the absence of such relationship;

(13)	depreciation and amortization of the Unit or any part thereof (except as otherwise provided in Section 7.01(b) above);

(14)

salaries and bonuses and benefits of officers, executives of Landlord and administrative employees above the grade of property manager or building supervisor, and if a property manager or building supervisor or any personnel below such grades are shared with other buildings or has other duties not related to the building containing the Premises, only the allocable portion of such person’s or persons’ salary, bonuses, and benefits shall be included in Operating Expenses;

(15)	Landlord’s general overhead and administrative expenses;

(16)

cost of alterations, capital improvements, equipment replacement and other items which under generally accepted accounting principles are properly classified as capital expenditures except as provided in Section 7.01(b);

(17)	expenses incurred by Landlord to the extent the same are chargeable to any other tenant or occupant of the Unit, or to any third party;

(18)	any cost incurred solely because of the negligence or willful misconduct of Landlord, its agents and employees, or the Indemnitees;

(19)	penalties, fines and other costs incurred due to violation by Landlord of any lease, the Condominium Documents, or any Legal Requirements or Title Matters applicable to the Building;

(20)	Taxes;

(21)

costs and expenses incurred by Landlord in connection with the repair of damage to the Building or the Unit caused by fire or other casualty, insured or required to be insured against hereunder, other than the deductible amount under such insurance policies;

(22)	the cost of correcting defects in the initial construction of the Building;

(23)	the cost of any item for which Landlord is reimbursed through condemnation awards;

(24)	costs and expenses of investigating, monitoring and remediating hazardous materials which were present on or beneath the surface of the Land as of the Date of Lease;

(25)	charitable or political contributions and membership fees or other payments to trade organizations;

(26)	costs in connection with services that are provided to another lessee or occupant of the Building, but are not offered to Tenant;

(27)	costs or expenses incurred in connection with the financing or sale of the Project or any portion thereof;

(28)	fines, penalties, interest or other amounts imposed in connection with the Landlord’s failure to pay any tax when due;

(29)	any item that, if included in Operating Expense, would involve a double collection for such item by Landlord;

(30)

the cost of any “tap fees” or one-time lump sum sewer or water connection fees for the Building payable in connection with the initial construction of the Building, but not including any such fees payable by any specific tenant in connection with obtaining or maintaining any permit or license issued to such tenant in connection with its water or sewer connection or usage (e.g., a MWRA Industrial User Permit);

(31)	reserves of any kind;

(32)

costs and expenses incurred in the design, permitting or initial construction, fixturing and furnishing of the Base Building Work, including the parking facilities and any amenities and any costs of any remodeling, redevelopment or expansion of the Building, Unit or Development;

(33)

the cost of performing work or furnishing service to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense;

(34)

cost of initial cleaning and rubbish removal from the Building or the Development to be performed before final completion of the Building or tenant space, to the extent such costs relate to the construction of the Building or tenant space; and

(35)	cost to install the initial landscaping of the Building or Development.

Tenant shall pay Tenant’s Percentage Share of Operating Expenses in accordance with Section 4.02.

ARTICLE 8: INSURANCE

8.01. Coverage. Tenant shall maintain throughout the Term, at its sole cost and expense, insurance for the benefit of Tenant and Landlord (as their interests may appear) from insurers authorized to do business in the state in which the Development is located, rated at least “A:VII” by A.M. Best, with terms and coverages reasonably satisfactory to Landlord, and with such increases in limits as the holder of any mortgage on the Unit (either alone or as part of a larger mortgaged property) may from time to time require, or as Landlord may from time to time reasonably require (provided that such limits are the same as those then being provided by similar types of tenants in the greater Boston area under leases of similar types of premises). Initially, Tenant shall maintain the following on an occurrence basis (except as otherwise expressly provided below):

(A)

Commercial general liability insurance on an occurrence basis naming Landlord, Landlord’s managing agent and Landlord’s mortgagee(s) of which Tenant has received prior written notice from time to time as additional insureds, insuring against all claims and demands for personal injury liability (including bodily injury, sickness, disease, and death) or damage to property, with combined single limits of not less than $5,000,000 per occurrence and $5,000,000 in the aggregate, which coverages may be effected by primary or excess coverage. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. Such insurance shall be primary and not contributing to any insurance available to Landlord, and Landlord’s insurance (if any) shall be in excess thereto;

(B)

Property insurance covering property damage and business interruption. Covered property shall include all Tenant improvements in the Premises other than the Initial Tenant Work, but including all other Tenant Work, and Tenant’s Property. Such insurance, with respect only to Tenant Work, shall name Landlord and Landlord’s mortgagees of which Tenant has received written notice from time to time as additional loss payees as their interests may appear. Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, windstorm, vandalism, malicious mischief, sprinkler leakage, flood and earthquake, and such other risks Landlord may from time to time designate (provided that insurance for such risks is then commercially available at commercially reasonable rates and is being carried by similar tenants for research and laboratory facilities in the vicinity of the Unit), for the full replacement cost of the covered items (provided that coverage limits for flood and earthquake coverages may be in lesser but commercially reasonable amounts) and in amounts that meet any co-insurance clause of the policies of insurance, with a deductible amount not to exceed a then-commercially reasonable deductible, which initially shall be no greater than $50,000 (other than for flood and earthquake, for which such deductibles shall initially be no greater than $100,000);

(C)

Workers’ compensation insurance with statutory benefits and employers liability insurance in the following amounts: each accident, $1,000,000; disease (policy limit), $1,000,000; disease (each employee), $1,000,000;

(D)

Pollution legal liability insurance covering first and third-party claims for clean-up costs, personal injury and property damage on an on-site and off-site basis, with a single claim and aggregate claim amount of Three Million Dollars ($3,000,000.00), naming Landlord, Landlord’s managing agent and Landlord’s mortgagee(s) from time to time as additional insureds. The parties acknowledge and agree that the insurance required by this paragraph (E) shall not include coverage for pre-existing environmental conditions at the Development as of the Date of Lease; and

(E)

During all construction by Tenant, Tenant shall maintain with respect to the Premises and the Unit adequate builder’s risk insurance, in form and amount reasonably satisfactory to Landlord based upon the scope of work, (and Landlord, its mortgagees of which Tenant has received written notice, and any ground or master lease lessors of which Tenant has received written notice shall be named as an additional insured party as their interest may appear).

Tenant shall give Landlord certificate(s) evidencing (i) the coverages required by Sections 8.1(A) – (D) not later than thirty (30) days prior to the earlier of either (a) the Delivery Date or (b) the date on which Tenant anticipates that Tenant’s Contractor will commence its on-site mobilization for the performance of the Initial Tenant Work, which coverage shall be effective not later than the earlier of the dates set forth in the foregoing clauses (a) and (b), and (ii) the coverage required by Section 8.1(D) not later than thirty (30) days prior to the earlier of either (x) the first delivery of Hazardous Materials to the Premises for Tenant’s use, or (y) Tenant’s occupancy of any portion of the Premises for the conduct of business therein, which coverage shall be effective not later than the earlier of the dates set forth in the foregoing clauses (x) and (y). Thereafter, Tenant shall provide certificates of each insurance coverage required by this Section not less than twenty (20) days before the expiration of such insurance coverage. All insurance certificates required to be provided by Tenant shall state that such coverages may not be canceled without at least ten (10) days’ prior written notice to Landlord and Tenant for cancellation due to non-payment and thirty (30) days’ prior written notice to Landlord and Tenant for other cancellations. Tenant shall provide written notice to Landlord of any amendments to Tenant’s insurance policies which could materially and adversely affect Landlord’s interest not later than the effective date of such amendment. All deductible amounts or self-insured retentions shall be commercially reasonable in amount, and shall be the sole responsibility of Tenant. In addition, Tenant shall cause Tenant’s Contractor to provide to Tenant on or before the Date of Lease certificates evidencing the coverages required by Sections 8.1(A) and (C) maintained by Tenant’s Contractor, and naming as additional insureds Landlord, Landlord’s managing agent and Landlord’s mortgagee(s) of which Tenant has received prior written notice from time to time, which coverages shall be effective as of such date, and thereafter to provide to Landlord certificates of each such insurance coverage not less than thirty (30) days before the expiration of such insurance coverage.

If Tenant does not procure the insurance required pursuant to this Section, or keep the same in full force and effect, Landlord may, but shall not be obligated to, take out the necessary insurance and pay the premium therefor after written notice thereof to Tenant, and Tenant shall repay to Landlord, as Additional Rent, the amount so paid (together with interest thereon at the Default Rate) within ten (10) days of Landlord’s written demand. In addition, Landlord may recover from Tenant, as Additional Rent, any and all reasonable expenses (including reasonable attorneys’ fees) and damages which Landlord may sustain by reason of the failure by Tenant to obtain and maintain such insurance, it being expressly declared that the expenses and damages of Landlord shall not be limited to the amount of the premiums thereon. The foregoing rights and remedies of Landlord shall not be deemed to waive any default or Event of Default under this Lease resulting from any such failure by Tenant to procure or to maintain in full force and effect any insurance required by this Section.

8.02. Avoid Action Increasing Rates. Tenant shall not use or permit any use of the Premises beyond the Permitted Use in any way that will make voidable any insurance on the Unit, the Building or the Development, or on the contents thereof, or which shall be contrary to any requirements from time to time established or made by Landlord’s insurer, or which increases the cost of Landlord’s insurance or requires additional insurance. Tenant shall cure any breach of this Section within ten (10) days after written notice from Landlord or Tenant otherwise learning of such by (i) stopping any use that jeopardizes any insurance coverage or increases its cost or (ii) paying the increased cost of insurance. Tenant shall have no further notice or cure right under Article 13 for any such breach. Tenant shall reimburse Landlord within ten (10) days of Landlord’s written demand, as Additional Rent, for all of Landlord’s costs reasonably incurred in providing any insurance that is attributable to any special endorsement or increase in premium resulting from the business or operations of Tenant other than those customarily associated with laboratory/R&D use for the type of medical research conducted by Tenant, and any special or extraordinary risks or hazards resulting therefrom, including any risks or hazards associated with the generation, storage and disposal of Hazardous Materials other than those customarily associated with laboratory/R&D use for the type of medical research conducted by Tenant.

8.03. Waiver of Subrogation. Landlord and Tenant each waive any and every claim for recovery from the other for any and all loss of or damage to the Unit or any part of it, or to any of its contents, which loss or damage is covered by valid and collectible property insurance. This mutual waiver precludes the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), and Landlord and Tenant each agree to give written notice of this waiver to each insurance company that has issued or shall issue any property insurance policy to it, and to have such policies properly endorsed, if necessary, to prevent invalidation of the insurance coverage because of this waiver. In consideration of the foregoing, each of the parties hereto agrees with the other party that such insurance policies as it may have in effect during the Term of this Lease shall include a clause or endorsement which provides in substance that the insurance company waives any right of subrogation which it might otherwise have against Landlord, Landlord’s managing agent, or Tenant.

8.04. Landlord’s Insurance. Landlord shall maintain (or cause to be maintained) at all times during the Term: (a) special form property insurance coverage in an amount equal to the full replacement value of the Building (excluding Tenant’s trade fixtures, equipment, Tenant Work (other than the Initial Tenant Work, which shall be insured by Landlord), Tenant’s Property and property not owned by Landlord); and (b) commercial general liability insurance covering the Development, (i) in the minimum amounts of One Million Dollars ($1,000,000.00) per occurrence, with an annual aggregate limit of Two Million Dollars ($2,000,000.00) for personal or bodily injury and damage to property, and (ii) an umbrella policy in the minimum coverage amount of Five Million Dollars ($5,000,000.00) per occurrence, with an annual aggregate limit of Five Million Dollars ($5,000,000.00); and (iii) any and all other insurance required to be maintained by Landlord by the Condominium Documents. As set forth in Section 4.02, the cost of any such insurance shall be borne by Tenant and other tenants of the Development as part of Operating Costs.

ARTICLE 9: USE OF PREMISES

9.01. Permitted Uses.

(a) Tenant shall use the Premises only for the Permitted Uses described in Article 1 and for no other use. In furtherance, and not in limitation, of the foregoing, in no event shall any portion of the Premises be used for retail uses (including a restaurant or any café, coffee shop or other eatery) or any high density office use. Tenant shall certify to Landlord, upon request from time to time, the aggregate rentable square footage in the Premises being used for Non-Life Science Uses. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable Legal Requirements or Insurance Requirements. Tenant shall not cause or permit any potentially harmful air emissions, odors of cooking or other processes, or other objectionable odors or emissions to emanate from the Premises. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Premises.

(b) If Tenant intends at any time during the Term to conduct animal research within the Premises, such research shall be limited to biopharmaceutical research and development, including the handling and testing of laboratory mice, laboratory rats and other laboratory small mammals only (the “Permitted Animals”) in connection therewith, and for no other purpose or use; provided, however, that in no event shall Tenant bring into or maintain in the Premises any animal for research purposes other than those permitted by applicable Legal Requirements for use in the Permitted Use. If Tenant proposes to use any animals other than the Permitted Animals enumerated in the immediately preceding sentence in its operations, it shall first obtain the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold. Animal research, solely of Permitted Animals, shall be permitted subject to the following: (a) all testing and research shall be conducted in strict compliance with all applicable Legal Requirements and with good scientific and medical practice; (b) all dead animals, any part thereof or any waste products related thereto, shall be disposed of, at Tenant’s sole cost and expense, in strict compliance with all applicable Legal Requirements and with good scientific and medical practice; (c) no odors, noises or any similar nuisance shall be permitted to emanate from the vivarium; and (d) Tenant’s use of research animals shall not interfere with the peaceable and quiet use and enjoyment by other tenants or occupants of the Unit or the Building of their respective demised premises. Tenant shall procure and deliver to Landlord copies of all permits and approvals necessary for the use and operation of the vivarium and the keeping of Permitted Animals before allowing any actual Permitted Animals into the Premises and shall maintain such permits and approvals in full force and effect at all times during the Term. Tenant shall indemnify, save harmless and defend the “Indemnitees” (as defined in Section 9.02 hereof) from and against all liability, claim, damage, loss or cost (including reasonable attorneys’ fees) arising out of or relating to the use and operation of the vivarium and the presence of the Permitted Animals in and about the Premises, except to the extent to which the same was caused by the negligence or willful misconduct of any of the Indemnitees.

9.02. Indemnification. Tenant is responsible for the Premises and any Tenant’s improvements, equipment, facilities and installations, wherever located in the Building or the Land, and all liabilities, including tort liabilities, incident thereto, except to the extent caused by the negligence or willful misconduct of Landlord, Landlord’s agents, employees or contractors, or the Indemnitees. Except to the extent caused by the negligence or willful misconduct of Landlord, Landlord’s agents, employees or contractors, or the Indemnitees, Tenant shall indemnify, save harmless and defend Landlord and Landlord’s partners, trustees, beneficiaries, shareholders, members, managers, owners, officers, directors, mortgagees, ground lessors, agents, employees, independent contractors, Landlord’s managing agent and other persons acting under them (collectively, “Indemnitees”), from and against all liability, claim, damage, loss or cost (including reasonable attorneys’ fees) arising in whole or part out of, or in any way related to, (i) any alleged or actual injury, loss, theft or damage to any person or property while on the Premises; (ii) any alleged or actual injury, loss, theft or damage to any person or property while on the Development (other than within the Premises) to the extent arising from the acts or omissions of Tenant or persons claiming by, through or under Tenant, or any of their respective officers, employees, agents, servants, contractors or invitees (collectively, “Tenant Parties”); (iii) any alleged or actual condition within the Premises (except to the extent caused by a person or entity other than Tenant or a Tenant Party, for which Tenant is not otherwise responsible, as to which Tenant shall have the burden of proof); or (iv) failure of Tenant or any Tenant Party to comply with any provision of this Lease or the Condominium Documents, in each case under (i) through (iv) above paying any cost to Landlord within ten (10) days of written demand as Additional Rent.

The provisions of this Section 9.02 shall survive the expiration or earlier termination of this Lease.

9.03. Compliance With Legal Requirements and Title Matters.

(a) Tenant shall not permit the Premises, or cause the Premises or the Unit or the Building, to be used in any way that violates any applicable law, code, ordinance, governmental regulation, determination, order, permit, approval or any other governmental consent (each a “Legal Requirement”) or any Title Matter or any provision of the Condominium Documents, or that unreasonably interferes with the use of other portions (i.e., other than the Premises) of the Unit, the Building or the Development by other tenants, or constitutes a nuisance or waste. Landlord hereby states that none of the existing Title Matters set forth on Exhibit D attached hereto will prohibit the use of the Premises for the Permitted Uses set forth in Article 1. Tenant shall, at its sole cost and expense, be responsible for compliance with all Legal Requirements and Title Matters applicable to the Premises (or to the Unit or the Building solely by reason of Tenant’s specific use of the Premises, as opposed to laboratory/research and development uses in general), including the NIH Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules dated April 2016 (as the same may be amended, restated or replaced). The foregoing notwithstanding, Landlord, and not Tenant, shall be responsible for making all improvements and alterations to the common areas of the Development, the Unit and the Building which are required to cause the same to comply with all present and future Legal Requirements (the cost of which shall be included in Operating Expenses to the extent allowable pursuant to Section 7.01(b)).

(b) Tenant shall be responsible, at its sole cost and expense, for procuring and maintaining in full force and effect, and complying at all times with, any and all necessary permits, certifications, permissions and the like and complying with any reporting requirements directly relating or incident to the conduct of its activities on the Premises. Within ten (10) Business Days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord or prospective purchaser of the Unit (either by itself or as part of a mortgage on or purchase of a larger portion of the Development), Tenant shall furnish Landlord with copies of all such permits that Tenant has obtained. Tenant shall promptly give notice to Landlord of any written warnings or violations delivered by any governmental authority relating to Tenant’s use or occupancy of, or any condition within, the Premises (including building code violations, fire safety code violations, wastewater management violations, OSHA violations, or violations of Legal Requirements (including Environmental Laws)) received from any federal, state, or municipal agency or any court of law within ten (10) Business Days after Tenant’s receipt of such notice and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation, or apply for a variance or permission to allow such use by appellate or other proceedings permitted under applicable Legal Requirements, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions reasonably acceptable to Landlord, including posting bond(s) or giving other security reasonably acceptable to Landlord, to protect Landlord and its mortgagees, and the Unit from any liability, costs, damages or expenses arising in connection with such violation and failure to cure, (iii) Tenant agrees to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and its mortgagees harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, except to the extent to which such condition was caused by the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors, (iv) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, (v) Tenant shall certify to Landlord’s and its mortgagees’ reasonable satisfaction that Tenant’s decision to delay such cure will not result in any actual or threatened bodily injury or property damage to Landlord, any tenant or occupant of the Unit or the Building or any other person or entity, and (vi) this Lease is in full force and effect and no Event of Default has occurred and is then continuing.

(c) In order to encourage the use of alternative means of transportation to and from the Premises by Tenant’s employees, Tenant shall (i) provide to qualified employees monthly transit subsidies, such as subsidizing MBTA monthly passes and providing Bluebike annual memberships for employees who otherwise drive to work two or fewer days per week, (ii) promote ridesharing for employees, consistent with COVID-19 and other public health protocols, and (ii) permit employees to set aside a portion of their salaries on a pre-tax basis as allowable under the commuter choice provisions of the federal tax code (as amended from time to time).

9.04. Hazardous Materials.

(a) “Environmental Law” shall mean all statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders of federal, state or local public authorities now in force or hereafter enacted, modified, or amended pertaining to the protection of the environment or to health or safety risks arising therefrom, including, but not limited to, control of air pollution, water pollution, groundwater pollution, and the generation, manufacture, management, handling, use, sale, transportation, delivery, discharge, emission, treatment, storage, disposal, release or threatened release of Hazardous Materials. To the extent applicable, such laws include, but are not limited to: (1) the Clean Air Act, 42 U.S.C. § 7401, et seq.; (2) the Clean Water Act, 33 U.S.C. § 1251, et seq.; (3) the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; (4) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; (5) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.; (6) the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; (7) Title III of the Superfund Amendments and Reauthorization Act, also known as the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001; (8) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (9) federal regulations promulgated pursuant to any of the foregoing statutes; (10) Massachusetts laws and regulations enacted in order to implement federal environmental statutes and regulations; (11) the Massachusetts Hazardous Waste Management Act, M.G.L. c. 21C; (12) the Massachusetts Oil and Hazardous Materials Release Prevention and Response Act, M.G.L. c. 21E; (13) the Hazardous Substances Disclosure by Employers Act, M.G.L. c. 111F; (14) Massachusetts regulations promulgated pursuant to the authority of applicable state environmental laws; and (15) local ordinances and regulations.

“Hazardous Materials” shall mean, but shall not be limited to, any products, hazardous substances, hazardous waste, toxic substances, environmental, biological, pathological, chemical, radioactive materials, waste or substances, oil or petroleum products and any material, waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious, or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other materials or substances that are mentioned under or regulated by any Environmental Law; and including any other products or materials subsequently found by an authority of competent jurisdiction to have adverse effects on the environment or the health and safety of persons.

(b) Tenant, at its sole cost and expense, shall (i) except as otherwise expressly provided in Section 9.13 below with respect to the Neutralization System, obtain all required permits and approvals for, and (ii) comply with all Environmental Laws pertaining to, the transportation, use, storage, generation, disposal, release or discharge of Hazardous Materials to, from or at the Premises by Tenant or any Tenant Party, including those Environmental Laws and permit provisions applicable to Tenant’s use of the Neutralization System. Provided that the same is performed at all times in accordance with the provisions of this Lease, Tenant may generate, produce, bring upon, use, store or treat Hazardous Materials in the Premises which are (a) typically found in commercial construction sites (which shall apply only during such time as Tenant is performing construction at the Premises as provided for in this Lease), (b) cleaning products or office supplies typically used in laboratory/office space, and (c) materials otherwise used in the ordinary course of Tenant’s operations and typically found in other leased laboratory space used for comparable purposes, as reasonably needed for Tenant’s operations and research activities, and strictly in accordance with Environmental Laws. In all events Tenant shall comply with all applicable provisions of the standards of the U.S. Department of Health and Human Services as further described in the USDHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition, December 2009) as it may be further revised, or such nationally recognized new or replacement standards as may be reasonably selected by Landlord. Except as otherwise set forth above, Tenant shall not cause or permit any Hazardous Materials to be generated, produced, brought upon, used, stored, treated or disposed of to, from, or in or about the Premises by Tenant or any Tenant Party without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. Any Hazardous Materials permitted to be stored on the Premises pursuant to this paragraph shall be stored in areas of the Premises exclusively designated by Tenant for such purpose to the extent required by Legal Requirements. All industrial gases shall be contained in designated secured and screened areas as approved by applicable governmental authorities. Tenant shall have the right to store Hazardous Materials in “Control Areas” capable of holding Hazardous Materials in accordance with applicable Legal Requirements, including 780 CMR and 527 CMR requirements for “Control Areas”, as follows: Tenant shall have the right to use fifty (50%) percent of the “Control Area” within Chemical Storage Room 105 on the first floor of the Building in accordance with the plan of the Premises attached hereto as Exhibit B. Except as provided in the immediately preceding sentence, in no event shall any Hazardous Materials be generated, stored or used outside of the Premises. Tenant shall not dispose of Hazardous Materials from the Premises to any other location except in strict compliance with all applicable Environmental Laws, nor permit any persons acting under it to do so. Notwithstanding the foregoing, Tenant shall not, in any event, be responsible for any Hazardous Materials to the extent such Hazardous Materials are introduced to the Development by anyone other than Tenant or any Tenant Party.

(c) Within five (5) Business Days after taking initial occupancy of the Premises, Tenant shall provide to Landlord a list of all Hazardous Materials used, stored or generated by Tenant in the Premises, including quantities of each anticipated to be used, stored or generated, together with the material safety data sheet (“MSDS”) for each such Hazardous Material. Thereafter, within ten (10) Business Days of Landlord’s written request, Tenant shall provide Landlord with an updated list of all Hazardous Materials used, stored or generated by Tenant in the Premises, including quantities of each, together with the MSDS for each such Hazardous Material. From time to time at Landlord’s written request, but not more than once in any twelve (12) month period unless either Tenant is in default of its obligations under this Section 9.04 or Landlord has reason to believe that a release of Hazardous Materials has occurred on, at or from the Premises caused by Tenant or a Tenant Party, Tenant shall execute affidavits, certifications and the like, in form reasonably acceptable to Tenant, to the best of Tenant’s knowledge and belief, regarding the presence or absence of Hazardous Materials on the Premises or the Unit used, stored, generated, disposed of or released by Tenant or any Tenant Party. Furthermore, within fifteen (15) days after Landlord’s written request, Tenant shall make available to Landlord at the Premises, for review and audit by Landlord, all of Tenant’s books and records relating to the types and amounts of all Hazardous Materials being generated, produced, brought upon, used, stored or disposed of by or on behalf of Tenant at, on or from the Premises, together with copies of any federal, state or municipal filings or compliance reports made by Tenant with respect to such Hazardous Materials that are required by applicable Environmental Law. Tenant agrees to pay the cost of any environmental inspection or assessment requested by any governmental agencies, mortgagees of the Unit (either by itself or as part of a larger mortgaged property), or by any insurance carrier to the extent that such inspection or assessment pertains to any release, threat of release, contamination, claim of contamination, loss or damage or deterioration of condition in the Premises caused by or alleged to be caused by Tenant or any Tenant Party (collectively, “Environmental Incidents”). Notwithstanding anything to the contrary contained in this Section 9.04, to the extent that any disclosure, affidavit or similar document to be provided by Tenant to Landlord pursuant to this Section 9.04 would otherwise be required to disclose proprietary information concerning chemicals, substances, or materials synthesized by Tenant from constituent Hazardous Materials, such disclosure may exclude such proprietary information provided that the constituent Hazardous Materials (but not the manner, quantities or concentrations in which they are combined to form such chemicals, substances or materials) are identified therein.

(d) Landlord shall not be liable to Tenant or any Tenant Party or to any person or governmental authority whatsoever for any release of Hazardous Materials brought to the Premises by or on behalf of Tenant at any time during the Term, except to the extent caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors. Landlord shall have the right, from time to time during the Term, but not more than once in any twelve (12) month period unless either Tenant is in default of its obligations under this Section 9.04 or Landlord has reason to believe that a release of Hazardous Materials has occurred on, at or from the Premises caused by Tenant or a Tenant Party, to enter upon the Premises upon reasonable prior notice to Tenant to perform environmental audits relating to the operations of Tenant and all those claiming through Tenant on the Premises, including (i) reviewing records relating to compliance with Environmental Laws and industry standards applicable to the generation, handling, use, storage and disposal of Hazardous Materials, (ii) observing techniques for handling, storing, using and disposing of Hazardous Materials, (iii) reviewing documentation relating to the off-Premises disposal of Hazardous Materials from the Premises, and (iv) conducting such tests as Landlord reasonably deems appropriate, all such work to be performed at Landlord’s sole expense except as otherwise provided in the next sentence. In addition to, and not in limitation of the rights provided in the immediately preceding sentence, if required by any governmental agency or if Landlord reasonably believes that a release of Hazardous Materials has occurred on or from the Premises by Tenant or any Tenant Party or a threat of release exists arising from Hazardous Materials not being handled, stored, used or disposed of by Tenant or any Tenant Party in accordance with the requirements of this Lease and all applicable Environmental Laws, then Landlord may, but need not, perform appropriate testing and the reasonable costs thereof shall be reimbursed to Landlord by Tenant within ten (10) Business Days of demand, as Additional Rent, except that Landlord shall bear the cost of such testing if (i) Landlord (rather than a governmental agency) requested such testing and (ii) such testing determines that no such release has occurred as a result of the actions of Tenant or any Tenant Party and that Hazardous Materials are being handled, used, stored and disposed of in compliance with the terms of this Lease and all applicable Environmental Laws. Tenant shall cooperate with Landlord in connection with any environmental audits or other inspections or testing performed by Landlord pursuant to this Section. Landlord and any third parties conducting such audits and/or inspecting Tenant’s books and records shall enter into reasonable non-disclosure and confidentiality agreements with Tenant, in form reasonably acceptable to Landlord and Tenant.

(e) If any transportation, generation, storage, use or disposal of Hazardous Materials on or about the Premises or the Land by Tenant or any Tenant Party results in the release onto, or other contamination of, any portion of the Unit, the Building, the Land, or any other portion of the Development or adjacent areas, soil or surface or ground water, or any loss or damage to person(s) or property, Tenant agrees to: (a) notify Landlord immediately, once Tenant has knowledge or has received notice, of any release, contamination, claim of contamination, loss or damage, and (b) after consultation with Landlord, clean up the release or contamination in compliance with all applicable Environmental Laws or Legal Requirements. In the event of such contamination, Tenant agrees to cooperate fully with Landlord and to provide such documents, affidavits and information as may be reasonably requested by Landlord (1) to comply with any Environmental Law or Legal Requirement, and/or (2) to comply with the request of any lender, investor or purchaser with respect to Hazardous Materials. Tenant shall notify Landlord promptly in the event of any spill or other release of any Hazardous Material at, in, on, under or about the Premises, the Building or elsewhere within the Development by Tenant or any Tenant Party that is required to be reported to a governmental authority under any Environmental Law or Legal Requirement, shall promptly forward to Landlord copies of any written notices received by Tenant relating to alleged violations of any Environmental Law or Legal Requirement and shall promptly pay when due any fine or assessment against Landlord, Tenant, the Premises, the Unit or any other portion of the Development relating to any violation of any Environmental Law or Legal Requirement by Tenant or any Tenant Party. If any governmental authority files a lien against the Premises, the Unit, the Building or any other portion of the Development due to any act or omission, intentional or unintentional, of Tenant or any Tenant Party that results or has resulted in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or dumping of any Hazardous Material, Tenant shall, within ten (10) Business Days from the date that Tenant is first given notice of such lien (or within such shorter period of time as may be specified by Landlord if such governmental authority takes steps to enforce such lien) either (A) pay the claim and remove the lien or (B) furnish a cash deposit, bond or such other security as is reasonably satisfactory in all respects to Landlord and sufficient to discharge the lien completely.

(f) Any increase in the premium for necessary insurance on the Premises, the Unit or the Building which arises from Tenant’s use and/or storage of Hazardous Materials beyond those typically found in laboratory and office space used for comparable purposes shall be solely at Tenant’s expense. Tenant shall procure and maintain at its sole expense such additional insurance as may be required to comply with any requirement of any federal, state or local government agency with jurisdiction.

(g) Except to the extent caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors, or the Indemnitees, Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold the Indemnitees fully harmless from and against any and all liability, loss, suits, claims, actions, causes of action, proceedings, judgments, demands, costs, penalties, damages (including indirect and consequential damages), fines and expenses, including reasonable attorneys’ fees (including reasonable attorneys’ fees of Landlord’s counsel and costs of litigation), consultants’ fees, laboratory fees and clean-up costs, and the costs and expenses of investigating and defending any claims or proceedings, resulting from, or attributable to (i) the presence of any Hazardous Materials on or in the Premises, the Building or the Development arising from the act, omission or negligence of Tenant or any Tenant Party, or arising out of the generation, storage, treatment, handling, transportation, disposal or release by Tenant or any Tenant Party of any Hazardous Materials at or near the Premises or the remainder of the Development, (ii) any violation(s) by Tenant or any Tenant Party of any Environmental Laws, (iii) any Environmental Incidents (as defined above) and (iv) any breach by Tenant of its covenants and obligations under this Section 9.04, Section 9.13 or Section 10.07.

(h) Landlord shall indemnify, defend and hold Tenant fully harmless from and against any and all liability, loss, suits, claims, actions, causes of action, proceedings, judgments, demands, costs, penalties, damages, fines and expenses, including reasonable attorneys’ fees and costs of litigation, consultants’ fees, laboratory fees and clean-up costs, and the costs and expenses of investigating and defending any claims or proceedings, resulting from, or attributable to the presence of any Hazardous Materials on or in the Premises, the Building or the Development which were present prior to the Date of Lease and which require remedial action under applicable Environmental Laws.

(i) Any permit application for laboratory/research use or occupancy which includes the use of chemical fume hoods shall include an “Exhaust Air Dispersion Report” which includes a detailed exhaust dispersion analysis demonstrating that each fume hood exhaust plume is directed upward sufficient to ensure that prevailing winds will not carry the exhaust plume into fresh air intakes, open windows, or into a pedestrian environment.

(j) The provisions of this Section 9.04 shall survive the expiration of the Term or the earlier termination of this Lease.

(k) Reference is made to Section 10.07 for provisions relating to the decommissioning of the Premises by Tenant upon the expiration of the Term or the earlier expiration of this Lease.

9.05. Signs. Except as expressly otherwise provided in this Section and except for the Initial Tenant Work, no sign, antenna or other structure or thing shall be erected or placed on the Premises or on any part of the exterior of the Building or anywhere on the Land, or otherwise erected or installed so as to be visible from the exterior of the Building, without first securing the written consent of Landlord, which be withheld by Landlord in its sole and absolute discretion Landlord, at Landlord’s cost, shall provide building standard signage within the Unit lobby identifying Tenant. Landlord shall also provide to Tenant Tenant’s Percentage Share of entries on any directory maintained by Landlord from time to time within the Unit. If Landlord does consent to the installation by Tenant of any exterior signage (without hereby implying any obligation on the part of Landlord so to consent), then (i) such sign shall be installed at the location, and shall be mounted and illuminated, as so approved by Landlord, and (ii) Tenant shall be solely responsible, at its sole cost and expense, but with Landlord’s reasonable cooperation at no cost or expense to Landlord, for (A) obtaining and maintaining in full force and effect all licenses, permits and approvals required from any governmental authority in connection with the installation or maintenance of all exterior signage, (B) the installation, maintenance and repair of all exterior signage, and shall maintain the same in good condition at all times, and (C) removing all signage installed by Tenant upon the expiration or earlier termination of the Term, and repairing all damage caused by such removal to Landlord’s reasonable satisfaction. All signage installed by or on behalf of Tenant shall comply with all applicable Legal Requirements. In the event that Landlord elects in the future to install a monument sign for the Building upon which the names of tenants can be displayed (without hereby obligating Landlord to install any such monument sign), Landlord shall make available to Tenant for the display of its name thereon Tenant’s Percentage Share of the portion of the monument sign reserved for the display of the names of tenants in the Building.

9.06. Landlord’s Access. Subject to the provisions of this Section, Landlord or its agents may enter the Premises at all reasonable times to show the Premises to potential buyers, investors, tenants (but with respect to potential tenants, only in the final twelve (12) months of the Term) or other parties; to inspect and conduct tests in order to monitor Tenant’s compliance with Legal Requirements governing Hazardous Materials; for purposes described in Sections 2.01, 9.04, 10.03 and/or 10.04(b); or for any other purpose Landlord reasonably deems necessary. No prospective lender, purchaser, or tenant claiming through Landlord shall be permitted access to the Premises without a representative of Landlord present. Except in the event of an emergency posing an imminent threat of personal injury or damage to the Premises (in which event notice shall be provided as soon as reasonably practicable), Landlord shall give Tenant at least forty-eight (48) hours’ prior notice (which may be by e-mail to Tenant at jziolkowski@vigilneuro.com) of any entry by Landlord into the Premises. Tenant may reasonably designate by written notice to Landlord certain “secure areas” within the Premises as to which any entry by Landlord, other than in case of emergency, shall occur only with a representative of Tenant or its authorized designee present; provided that if Tenant or its authorized designee fails to appear for a scheduled inspection or access by Landlord, Landlord may nevertheless proceed with such scheduled inspection or access so long as Landlord complies with Tenant’s standard protocols for such access of which Tenant has given Landlord written notice at least five (5) Business Days prior to Landlord’s entry. Notwithstanding the preceding provisions of this Section, in case of emergency, Landlord may enter any part of the Premises at any time without prior notice to Tenant provided that Landlord provides Tenant with notice of such entry as soon as reasonably possible thereafter. Landlord shall use reasonable efforts not to interfere with Tenant’s use and occupancy of the Premises for the Permitted Use when exercising Landlord’s rights under this paragraph. Landlord agrees to comply with Tenant’s reasonable requirements (including requirements in connection with access, health, safety, and/or security checks) in connection with non-emergency access to the Premises to the extent to which the same are consistent with the provisions of this Section and have been provided to Landlord in writing prior to any such entry.

9.07. Landlord’s Rules and Regulations. Tenant and all Tenant Parties shall observe Landlord’s rules and regulations (“Landlord’s Rules and Regulations”) promulgated (and amended from time to time) with respect to the occupation and use of the Unit, the Premises, the parking facilities or the Common Areas, and of general applicability to all tenants of the Building and the Unit (including all Landlord’s Rules and Regulations which are applicable only to tenants which are using their leased premises for laboratory purposes, such as Tenant), provided that (i) Tenant receives reasonable prior written notice of such Landlord’s Rules and Regulations, and (ii) the same are not inconsistent with the provisions of this Lease. In the event of a conflict between the Rules and Regulations and this Lease, this Lease shall control. Tenant and all Tenant Parties shall also comply with all rules and regulations adopted from time to time by the Primary Condominium Trust pursuant to the Condominium Documents (such rules and regulations, together with Landlord’s Rules and Regulations, are referred to herein, collectively, as the “Rules and Regulations”). The initial Landlord’s Rules and Regulations are set forth in Exhibit H attached hereto. Landlord’s Rules and Regulations may also include, if any portion of the Building is being used as an animal facility at any time, provisions specifically relating thereto. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations, or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant or such other tenant’s servants, employees, agents, contractors, visitors, invitees or licensees; provided, however, that Landlord shall enforce the Rules and Regulations in a non-discriminatory manner.

9.08. Compliance With Insurance Requirements. Tenant and all Tenant Parties shall at all times comply with (i) the terms of any policy of insurance maintained by Landlord or Tenant or the Primary Board and applicable to the Premises, the Unit, the Building or the Development, or any portion of any of the foregoing, provided that such terms either (x) are typical of those contained in insurance policies customarily issued with respect to properties similar to the Building or the Development, or (y) have been provided or described in writing to Tenant, (ii) all requirements of the issuer of any such policy, which requirements have been provided or described in writing to Tenant, and (iii) all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions, if any) (collectively, “Insurance Requirements”).

9.09. Floor Load; Heavy Machinery. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. Tenant acknowledges receipt from Landlord of the foregoing floor load information. Landlord reserves the right to reasonably prescribe the weight and position of all heavy machinery and mechanical equipment, which shall be placed so as to distribute the weight. Heavy machinery and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall schedule and coordinate the installation or moving of any heavy machinery, heavy equipment, freight, bulky matter, or other oversize fixtures into or out of the Building with Landlord or its property manager. If such machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with applicable Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. Proper placement of all such heavy machinery, etc., in the Premises shall be Tenant’s responsibility.

9.10. LEED/Energy Conservation Measures. Tenant acknowledges that Landlord is required by the terms of certain of the permits issued by the Town of Watertown for the Development to design and construct the Unit so as to be certifiable at a Silver level in the Leadership in Energy and Environmental Design Core & Shell program (“LEED-CS”), and has designed and constructed the Building to achieve that goal. Tenant further acknowledges and agrees that such certification will require Tenant to comply with the following requirements in connection with the design, construction, use and operation of its Premises:

(1)

Mandatory Leadership in Energy and Environmental Design (LEED) Tenant Compliance. Tenant shall meet the following design and construction requirements in support of and in compliance with the LEED-CS prerequisites and credits attempted within the base-building LEED-CS certification application:

a.

EAp3 Fundamental Refrigerant Management: Any additional HVAC & Refrigeration equipment and/or systems installed by Tenant must comply with the following: “zero use of chlorofluorocarbon (CFC)-based refrigerants in new heating, ventilating, air conditioning and refrigeration (HVAC&R) systems. Small HVAC units (defined as containing less than 0.5 pounds (228 grams) of refrigerant) and other equipment, such as standard refrigerators, small water coolers and any other equipment that contains less than 0.5 pounds (228 grams) of refrigerant, are not subject to the requirements of this prerequisite”.

b.

IEQp1 Minimum Air Quality Performance: All mechanical ventilation systems installed by Tenant must “meet the minimum requirements of Sections 4 through 7 of ASHRAE Standard 62.1-2007, Ventilation for Acceptable Indoor Air Quality. Mechanical ventilation systems must be designed using the ventilation rate procedure or the applicable local code, whichever is more stringent.” Compliance must be demonstrated through calculations performed in alignment with the Ventilation Rate Procedure methodology as per section 6.2 of the ASHRAE 62.1-2007 standard.

(2)

Mandatory Tenant Energy Conservation Measures (ECMs). Tenant shall adhere to the following performance requirements to support and align with the Energy Conservation Measures incorporated in the base-building Core and Shell building systems and building envelope design and the LEED-CS whole building energy model:

a.

Lighting Power Density: The installed interior lighting power in the Premises must be designed to be equal to or less than 0.75 Watts/SF using the Building Area Calculation Method as referenced in ASHRAE 90.1-2007.

b.	Lighting Controls: Tenants are required to provide the following lighting controls with respect to any office space contained within their respective leased premises:

•	Daylight dimming: The Premises shall be designed to meet the following daylight dimming requirements:

•	Automatic daylight harvesting controls must be provided in all tenant spaces that are within 15 ft of the exterior walls.

•

All lighting in these areas must be automatically controlled based on available daylight and is dimmed from 100% to 30% of the light output with a proportional power input reduction (from 100% to 30% of the power input).

•	The light level setpoint shall be 50 fc at a horizontal plane that is 2.5 ft above the floor.

•	Occupancy Sensors on Lighting: Occupancy sensors must be provided for light control in all tenant spaces.

Beyond adhering to the requirements of the above listed LEED-CS prerequisites and credits, Tenant, at its own cost and expense, shall design and construct the Initial Tenant Work and all subsequent Tenant Work, and shall operate within the Premises, so as to render the Premises certifiable under the LEED 2009 program for Commercial Interiors at a Silver level. Even if third-party certification is not pursued, Tenant shall be required to comply with the aforementioned LEED prerequisites and credits. In addition to and without limiting any of the foregoing, Tenant shall comply with the LEED design, construction and performance requirements for Arsenal Yards set forth on Exhibit I attached hereto and incorporated herein by reference (the “LEED Requirements”).

9.11. Emergency Generator. Tenant shall have the right to tie into and use the emergency generator to be installed by Landlord as part of the Base Building Work for use by tenants of the Unit (the “Unit Generator”). Tenant shall be responsible, at its sole cost and expense, for installing, maintaining, repairing and replacing its connection between the Premises and the Unit Generator, and all associated cabling. Tenant shall be permitted to use up to an average of three (3) watts per square foot of usable area in the Premises from the Unit Generator, and at no time shall Tenant exceed that use limitation with respect to the Unit Generator. Except to the extent that Tenant ties into the Unit Generator as part of the Initial Tenant Work in accordance with the provisions of the Work Letter, installation of such tie-in and any related cabling, conduit and appurtenances will be governed by the applicable provisions of this Lease relating to Tenant Work. Tenant will submit to Landlord at least thirty (30) days prior to the proposed installation date Tenant’s proposed plans and specifications relating to the tie-in to the Unit Generator and all associated lines.    Tenant may not commence any work to tie into the Unit Generator until it has received Landlord’s prior written approval (not to be unreasonably withheld, delayed or conditioned) of such plans and specifications. Tenant, at its sole cost and expense, shall comply with all applicable Legal Requirements and Title Matters and Landlord’s reasonable directives relating to the installation, operation, maintenance and repair of such tie-in, including (i) obtaining and maintaining (or causing to be obtained and maintained) and complying with the provisions of all applicable permits relating to the tie into and use of the Unit Generator. Tenant may not use the Unit Generator for any purpose other than solely in connection with Tenant’s occupancy of the Premises for the Permitted Use and in accordance with any applicable permit(s) pertaining to the Unit Generator. Except for permitted subtenants and assignees. Tenant may not use the Unit Generator to serve other occupant(s) of the Development.

9.12. Rooftop Rights.

(a) Tenant shall be permitted, in locations on the roof of the Building as approved by Landlord in writing in advance, to install, operate, maintain, repair and remove, all at Tenant’s sole cost and expense and for use solely by Tenant in connection with its business operations conducted in the Premises and not for use by non-occupant third parties, telecommunications and data processing equipment (including but not limited to satellite dishes, cell boosters and antennae), and related wiring from the roof to the interior portions of the Premises to the extent reasonably necessary (collectively, the “Rooftop Communications Equipment”), provided the same complies with all Legal Requirements, all Title Matters and the provisions of the Condominium Documents. No rooftop installations other than Rooftop Communications Equipment installed in accordance with the provisions of this Section 9.12 shall be permitted. The Rooftop Communications Equipment shall be screened from exterior view in a manner reasonably acceptable to Landlord and as may be required by the Town of Watertown. Tenant shall be responsible for all costs and expenses associated with or relating to the Rooftop Communications Equipment, including installation, operation, maintenance, use, removal and insuring of the Rooftop Communications Equipment (same being deemed Tenant’s personal property for purposes of this Lease), and shall reimburse Landlord any reasonable, actual out-of-pocket costs incurred by Landlord in connection therewith, including, but not limited to any costs for electric power that Tenant uses in the Building for the Rooftop Communications Equipment, as separately metered. Landlord shall have the right to permit other tenants of the Building to lease space on the roof of the Building for such other party’s own rooftop antennae, satellite dishes and other telecommunications equipment to be used in the conduct of such tenant’s business operations in the Building and not elsewhere, provided that (i) Tenant shall continue to have full access to the Rooftop Communications Equipment, (ii) Tenant’s right to install, use, improve, add to and replace Rooftop Communications Equipment shall be non-exclusive and shall be shared on a pro rata basis with any such rights granted to other tenant(s) in the Buildings, (iii) Landlord shall not install, and shall prohibit the installation and/or operation by any other party of, any additional microwave dishes/earth satellite disks, antennae, towers and/or other structures on the roof which would, in Tenant’s reasonable judgment, interfere with Tenant’s use of the Rooftop Communications Equipment which is then in place.

(b) Prior to installing any Rooftop Communications Equipment, Tenant shall submit to Landlord for its approval plans and specifications that (i) specify in detail the design, location, size and operating frequency(ies) of the Rooftop Communications Equipment and (ii) are sufficiently detailed to allow for the installation of the Rooftop Communications Equipment in a good and workmanlike manner and in accordance with all Legal Requirements. Following Landlord’s written approval of such plans, Tenant shall obtain all permits required for the installation and operation thereof, and copies of all such permits must be submitted to Landlord before Tenant begins to install the Rooftop Communications Equipment. Tenant shall be permitted to select a contractor of its choice to undertake the installation of the Rooftop Communications Equipment, subject to Landlord’s approval. Tenant shall install all Rooftop Communications Equipment in a good and workmanlike manner, and shall maintain and use the Rooftop Communications Equipment in accordance with all applicable Legal Requirements, Title Matters and the provisions of the Condominium Documents. Tenant shall also have the right to install reasonably necessary conduit and sleeving from the roof to the points of connection within the Premises. Tenant shall be responsible for all costs of installation (including structural reinforcing or modifications required to be made to the roof in order to support Tenant’s Rooftop Communications Equipment), repair, maintenance and removal with respect to the Rooftop Communications Equipment. Tenant shall thereafter maintain all permits necessary for the maintenance and operation of the Rooftop Communications Equipment while it is on the Building. Tenant shall maintain the Rooftop Communications Equipment in good repair and condition and in such a manner so as not to interfere in any material respect with any other satellite, antennae or other transmission facility on the roof or elsewhere in the Building which is or was installed and operating either prior to or after Tenant’s installation of the Rooftop Communications Equipment. Tenant shall repair any damage to the Building caused by or relating to the Rooftop Communications Equipment, including that which is caused by its installation, maintenance, use or removal, and Tenant shall reimburse Landlord for any out-of-pocket costs and expenses incurred by Landlord for any actual damage to the Building, including any damage resulting from penetrations of the Roof with respect to such installation, maintenance or use.

(c) Unless otherwise expressly agreed by Landlord in writing as part of its approval of the installation of such Rooftop Communications Equipment, Tenant shall, at its expense, remove the Rooftop Communications Equipment prior to the expiration of the Term (or within thirty (30) days after the earlier termination of the Term). If Tenant fails to do so, Landlord may remove the Rooftop Communications Equipment and store or dispose of it in any manner Landlord deems appropriate without liability to Tenant; Tenant shall reimburse Landlord for all actual out-of-pocket costs and expenses incurred by Landlord in connection therewith within thirty (30) days after Landlord’s request therefor.

(d) All work relating to the Rooftop Communications Equipment shall, at Landlord’s written request, be coordinated with Landlord’s roofing contractor so as not to void any warranty for the Roof.

9.13. Neutralization System. Landlord shall install as part of the Base Building Work an acid neutralization system for use by tenants of the Unit (the “Neutralization System”) in a location within the Building selected by Landlord, together with piping to each floor of the Premises (piping on each floor of the Premises connecting the Premises to the Neutralization System shall be Tenant’s responsibility). Tenant shall have the right to connect to and use the Neutralization System for the purposes for which it is intended only, which usage shall be at all times in accordance with the provisions of this Lease and with all applicable Legal Requirements (including the provisions of all such permits and approvals obtained by Landlord with respect to the Neutralization System) and best industry, laboratory and scientific standards and practices. Landlord shall obtain (and renew as applicable) all permits and approvals required by any Legal Requirement for the installation and use of the Neutralization System. Tenant shall be responsible, at its sole cost and expense, for complying with all such permits and approvals with respect to Tenant’s use of the Neutralization System. Landlord shall operate, maintain, repair, service and replace the Neutralization System in accordance with all applicable Legal Requirements so as to keep the same in good operating condition, with the costs of such operation, maintenance, repair, servicing and replacement to be included within Operating Expenses to be paid by Tenant and other tenants of the Unit using the Neutralization System from time to time; provided, however, that Tenant shall be solely responsible for, at its sole cost and expense, costs and expenses (including reasonable attorneys’ fees) arising out of or in any way related to any alleged or actual violation of any provision of this Lease or any applicable Legal Requirement by Tenant in connection with Tenant’s use of the Neutralization System, which obligation of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 10: CONDITION AND MAINTENANCE OF PREMISES

10.01. Existing Conditions. Tenant acknowledges that except for any express representations contained in this Lease, neither Landlord nor any person acting under or on behalf of Landlord has made any representation as to the condition of the Premises, the Unit, the Building or the Development, or the suitability of the Premises, the Unit, the Building or the Development for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection and inquiry regarding the Premises, the Unit, the Building and the Development, and is not relying on any representations of Landlord or any broker or persons acting on behalf of Landlord other than as set forth in this Lease. Notwithstanding the foregoing, Landlord and Tenant understand and acknowledge that as of the date hereof the Building is under construction and that Landlord represents and warrants that the Building and its improvements will be completed substantially in conformity with the provisions of this Lease (including, but not limited to, Exhibit A, Exhibit B, Exhibit C-1) and the Work Letter, and in accordance, in all material respects, with all applicable Legal Requirements.

10.02. No Landlord Liability. Landlord shall not be liable for any damage or injury to the persons, property or business (including loss of revenue, profits or data) of Tenant or any Tenant Party, provided, however, that this Section 10.02 shall not exempt Landlord from liability for Landlord’s negligence or willful misconduct, or the negligence or willful misconduct of its agents, employees and/or contractors, or Landlord’s breach of its obligations herein. This exemption shall apply whether such damage or injury is caused by (among other things): (i) fire, steam, electricity, water, gas, air, sewage, sewer gas or odors, snow, ice, frost or rain; (ii) the breakage, leakage, obstruction or other defects of pipes, faucets, sprinklers, wires, appliances, plumbing, windows, air conditioning or lighting fixtures or any other cause; (iii) explosion, electrical or electromagnetic emissions; (iv) any casualty or Taking; (v) theft; (vi) conditions in or about the Unit or the Building; or (vii) any act or omission of any other tenant. Tenant hereby agrees that, to the maximum extent permitted by law, all merchandise, furniture, fixtures and property of every kind, nature and description of Tenant or any Tenant Party which may be in or upon the Premises, the Unit, the Building or the Development, shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except to the extent caused by Landlord’s negligence or willful misconduct or the negligence or willful misconduct of its agents, employees or contractors, or Landlord’s breach of its obligations herein.

10.03. Landlord’s Repair and Maintenance Obligations. Subject to the provisions of Section 16.09, and except for damage caused by fire, other casualty or taking (which is dealt with below), and damage caused by the act or omission of Tenant or any Tenant Party, Landlord shall maintain, or cause to be maintained, the foundations of the Building, the exterior walls and windows and roof (including roof membrane) of the Unit, the Unit Generator, the Building Systems (including the HVAC, plumbing, electrical, mechanical and other systems, as well as the Neutralization System, serving the Premises in common with other portions of the Unit), to the extent not serving the Premises or another tenant’s premises exclusively, the common areas and facilities of the Building, and any other items constituting Limited Common Elements of the Unit pursuant to the Condominium Documents (excluding those items that Tenant is responsible for under Article 11) in good order, condition and repair; provided that Tenant shall give Landlord written notice of the necessity for such repairs; and, provided further, that damage caused by the act or omission of Tenant or any Tenant Party shall, unless otherwise specified by Landlord, be promptly repaired by Tenant at its sole cost and expense. Landlord shall make any repairs or replacements to the Premises, the Unit (including the Unit Generator) or the Building, to the extent such repair or replacement was necessitated by Landlord’s negligence or willful misconduct or the negligence or willful misconduct of its agents, employees and/or contractors, or Landlord’s breach of its obligations herein, at its sole cost and expense and not to be reimbursed as an Operating Expense. In addition, Landlord shall enforce the applicable provisions of the Condominium Documents with respect to the maintenance, repair or replacement of the General Common Elements and all other buildings in the Development. Except to the extent caused by Landlord’s negligence or willful misconduct or the negligence or willful misconduct of its agents, employees and/or contractors, or Landlord’s breach of its obligations herein, Landlord shall not be obligated to maintain, repair or replace any interior windows, interior doors, plate glass, or the surfaces of walls within the Premises, or any fixtures, components or equipment located within the Premises or elsewhere which serve the Premises exclusively, all of which shall be Tenant’s obligation. Tenant waives the benefit of any present or future law that provides Tenant the right to repair the Premises, the Unit or the Building at Landlord’s expense or to abate or reduce the Rent or to terminate this Lease because of the condition of the Premises, the Unit or the Building, to the extent such benefit of law may be waived by Tenant. Except to the extent caused by the negligence or willful misconduct of Landlord or that of its agents, employees and/or contractors, Tenant shall not be entitled to any abatement of Rent, nor shall Landlord incur any liability, by reason of inconvenience, annoyance or injury to Tenant arising from any repairs, alterations, additions, replacements or improvements made by Landlord, or any related work undertaken by Landlord in accordance with the provisions of this Lease provided Landlord complies with the terms of Section 9.06 regarding access to the Premises. Notwithstanding the fact that Landlord may provide security services at the Unit or the Building at any time during the term of this Lease, (i) Tenant hereby releases Landlord from any claim for injury to persons or damage to property asserted by Tenant or any Tenant Party that is suffered or occurs in or about the Premises or in or about the Unit, the Building or the Development by reason of the act of any intruder or any other person, and (ii) Landlord shall not be deemed to owe Tenant or any other person any duty or standard of care as a result of Landlord’s provision of such security services. All costs and expenses incurred by Landlord in connection with the performance of any obligation set forth in this Section 10.03 shall be included in Operating Expenses except to the extent otherwise expressly provided above in this Section.

10.04. Tenant’s Obligations.

(a) Repair and Maintenance. Except for work that Section 10.03 requires Landlord to do and subject to Section 16.09, Tenant, at its sole cost and expense: shall keep the Premises (including all Initial Tenant Work, other Tenant Work, Tenant Property, and all fixtures, systems and equipment now or hereafter on the Premises or elsewhere that exclusively serve the Premises regardless of whether or not the same are part of a Building System), together with any Limited Common Elements (or portions thereof) with respect to which Tenant has exclusive rights, and any interior windows, interior doors, interior plate glass, and the inner surfaces of walls within the Premises, in at least as good order, condition and repair as they are in on the Delivery Date or may be thereafter put in during the Term, reasonable wear and tear, damage caused by fire, other casualty or taking (which is dealt with below) and damage caused by the negligence or willful misconduct of Landlord, Landlord’s agents, employees, or contractors excepted; shall keep in a secure and sanitary condition all trash and rubbish temporarily stored at the Premises; and shall make all repairs and replacements and do all other work necessary for the foregoing purposes, whether the same may be ordinary or extraordinary, foreseen or unforeseen. Without limitation, Tenant shall be responsible for the maintenance, repair and replacement of all plumbing, heating, ventilating and air-conditioning systems and other mechanical systems (whether or not part of the Building Systems) wherever located that exclusively serve the Premises, and Tenant shall secure, pay for, and keep in force contracts with appropriate and reputable service companies approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) providing for the regular maintenance of such systems to the extent that such systems exclusively serve the Premises. All repairs and replacements required to be made by Tenant hereunder shall be equal in quality and class to the original work. No storage shall be permitted outside of the Premises except as otherwise expressly provided in this Lease. Storage inside the Premises shall be provided in a manner not visible from outside the Premises.

(b) Landlord’s Right to Cure. If Tenant does not perform any of its obligations under Section 10.04(a), Landlord upon ten (10) days’ prior written notice to Tenant (or in the case of an emergency, with notice provided as soon as reasonably practicable) may perform such maintenance, repair or replacement on Tenant’s behalf, and Tenant shall reimburse Landlord, as Additional Rent, for all costs reasonably incurred, together with an Administrative Charge (as defined in Section 13.02(e)), within ten (10) days of Landlord’s written demand.

10.05. Tenant Work.

(a) General. “Tenant Work” shall mean all work, demolition, installations, improvements, additions and alterations made by or on behalf of Tenant in or to the Premises or, when expressly permitted by Landlord in advance, on or to any other portion of the Unit or the Building. Without limitation, Tenant Work includes any penetrations in the walls, partitions, ceilings or floors and all attached carpeting, all signs visible from the exterior of the Premises, and all changes in the exterior appearance of the windows of the Premises (including shades, curtains and the like). All Tenant Work shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned, or delayed) and shall be arranged and paid for by Tenant, all as provided herein; provided that any interior non-structural Tenant Work (including any series of related Tenant Work projects) that (a) costs less than the “Tenant Work Threshold Amount” (which shall be $50,000 in each instance or series of related projects, provided that from and after the point at which the aggregate cost of Tenant Work proposed by Tenant in any Lease Year exceeds $100,000, all Tenant Work proposed during such Lease Year shall be deemed to exceed the Tenant Work Threshold Amount and shall require Landlord’s prior written approval), (b) does not adversely affect any structural component of the Building or the Unit, or any elevators, fire-safety, telecommunications, curtain wall, electrical, heating, ventilation, plumbing or any other mechanical system of the Unit or the Neutralization System (collectively, the “Building Systems”), (c) does not adversely affect any penetrations in or otherwise adversely affect any walls, floors, roofs, or other structural elements of the Building or the Unit, or the curtain wall, (d) does not involve the removal of more than a de minimis amount of the laboratory furnishings, laboratory equipment or laboratory machinery which was installed as part of the Initial Tenant Work, except as such removal may be otherwise permitted in accordance with the provisions of the second grammatical paragraph of Section 10.06, and (e) does not include any signs visible from the exterior of the Premises or any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like) shall not require Landlord’s prior approval if Tenant delivers the Construction Documents (as defined in Section 10.05(b)) for such work to Landlord at least five (5) Business Days’ prior to commencing such work. Without limiting Landlord’s rights hereunder, Landlord shall not be deemed unreasonable for withholding its approval as to any Tenant Work which would require unusual expense to re-adapt the Premises or any portion thereof to typical laboratory use upon the termination or expiration of this Lease. In any event, non-structural cosmetic work such as painting, carpeting and wall coverings within the Premises (“Cosmetic Work”) shall not require Landlord’s consent or be included in the calculation of the Tenant Work Threshold, and no prior notice to Landlord of such work is required. Whether or not Landlord’s approval is required, Tenant shall neither propose nor effect any Tenant Work that in Landlord’s reasonable judgment (i) adversely affects any structural component of the Building or the Unit, (ii) materially affects any Building System, (iii) affects the exterior or the exterior appearance of the Unit or the Building or common areas within or around the Building, (iv) includes the installation of equipment that will have an unreasonable acoustic impact on other tenants of the Building or the Unit when compared to similar equipment in first-class laboratory/research and development buildings, (v) diminishes the value of the Premises, the Unit or the Building, (vi) involves the removal of more than a de minimis amount of the laboratory furnishings, laboratory equipment or laboratory machinery which was installed as part of the Initial Tenant Work, except as such removal may be otherwise permitted in accordance with the provisions of the second grammatical paragraph of Section 10.06, or (vii) requires any unusual expense to readapt the Premises or any portion thereof to typical laboratory use upon the termination or expiration of this Lease. Any disputes regarding the scope and estimated cost of the work necessary to readapt the Premises or any portion thereof to typical laboratory use upon the termination or expiration of this Lease shall be resolved pursuant to Section 16.17. Prior to commencing any Tenant Work affecting air disbursement from ventilation systems serving the Premises, including the installation of Tenant’s exhaust systems, Tenant shall provide Landlord with a third-party report from a consultant, and in a form, reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems of the Unit (or of any other tenant in the Unit) and shall, upon completion of such work, provide Landlord with a certification reasonably satisfactory to Landlord from such consultant confirming that no such adverse effects have resulted from such work. Landlord shall have the right to require Tenant to provide to Landlord from time to time while Tenant’s Work is being performed, periodic lien waivers in statutory form from Tenant’s Contractor and such subcontractors and suppliers as Landlord may reasonably designate from time to time.

(b) Construction Documents. No Tenant Work, other than Cosmetic Work, shall be effected except in accordance with complete, coordinated construction drawings and specifications (“Construction Documents”) prepared in accordance with Exhibit J attached hereto. Before commencing any Tenant Work requiring Landlord’s approval hereunder, Tenant shall obtain Landlord’s prior written approval of the Construction Documents for such work, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be given a reasonable opportunity to consult with Tenant and review plans for any work under this Lease requiring Landlord’s consent as they are being prepared. The Construction Documents shall be prepared by an architect (“Tenant’s Architect”) registered in the Commonwealth of Massachusetts and experienced in the construction of tenant space improvements in comparable buildings in the area where the Premises are located and, if the value of such Tenant Work will equal or exceed the Tenant Work Threshold Amount or will affect any Building System, the identity of Tenant’s Architect (and also engineers if such work will affect any Building System) shall be approved by Landlord in advance, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall be solely responsible for the liabilities associated with and expenses of all architectural and engineering services relating to Tenant Work and for the adequacy, accuracy, and completeness of the Construction Documents even if approved by Landlord (and even if Tenant’s Architect has been otherwise engaged by Landlord in connection with the Base Building Work or the Initial Tenant Work). Construction Documents shall comply with all Legal Requirements and Title Matters applicable to the Development or the Premises, or Tenant’s use thereof, as well as with the provisions of the Condominium Documents. Construction Documents shall set forth in detail the requirements for construction of the Tenant Work and shall show all work necessary to complete the Tenant Work, including all cutting, fitting, and patching and all connections to the mechanical, electrical, and plumbing systems and components of the Unit or the Building. Submission of the Construction Documents to Landlord for approval shall be deemed a warranty by Tenant that all Tenant Work described in the Construction Documents (i) complies with all applicable Legal Requirements, Title Matters and the Condominium Documents, (ii) does not adversely affect any structural component of the Unit or the Building, (iii) is compatible with and does not adversely affect the Building Systems, (iv) conforms to floor loading limits specified by Landlord, and (v) with respect to all materials, equipment and special designs, processes or products, does not infringe on any patent or other proprietary rights of others. The Construction Documents shall comply with Landlord’s requirements for the uniform exterior appearance of the Unit, including the use of Landlord’s standard window blinds and standard light fixtures. Landlord’s approval of Construction Documents shall signify only Landlord’s consent to the Tenant Work shown and shall not result in any responsibility of Landlord concerning compliance of the Tenant Work with any Legal Requirements or Title Matters, or coordination or compatibility with any component or system of the Unit or the Building, or the feasibility of constructing the Tenant Work without damage or harm to the Unit or the Building, all of which shall be the sole responsibility of Tenant.

If, as a result of any Tenant Work performed or proposed to be performed by Tenant, Landlord is or will be obligated to comply with any Legal Requirement (including the Americans With Disabilities Act) which was not previously applicable to the Premises or the Unit (or which was previously applicable in a different manner or to a different extent), and such compliance requires Landlord to make any improvement or alteration to any portion of the Unit or the Building, then (i) when Landlord makes such determination prior to the performance of such Tenant Work, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the performance of such Tenant Work, the entire cost of any improvement or alteration Landlord is obligated to complete by such Legal Requirement, or (ii) when Landlord makes such determination after such Tenant Work has commenced (regardless of whether or not the same has been completed), Tenant shall pay to Landlord, as Additional Rent, within ten (10) days of demand therefor by Landlord, the entire cost of any improvement or alteration Landlord is obligated to complete by reason of such Legal Requirement.

(c) Performance. The identity of any person or entity (including any employee or agent of Tenant) performing any Tenant Work (“Tenant Contractor”) requiring Landlord’s approval hereunder shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Once any Tenant Contractor has been approved, the same Tenant Contractor may thereafter be used by Tenant for the same type of work until Landlord notifies Tenant that such Tenant Contractor is no longer approved. Tenant shall procure at Tenant’s expense all necessary permits and licenses (and shall provide copies thereof to Landlord) before undertaking any Tenant Work, but shall not take any plans for Tenant Work to any governmental authority for review or approval without Landlord’s prior written authorization in each instance (which prior authorization shall not be unreasonably withheld, conditioned or delayed). Tenant shall perform (or shall cause Tenant’s Contractor to perform) all Tenant Work at Tenant’s risk, in compliance with the Rules and Regulations, all applicable Legal Requirements and Insurance Requirements, and the provisions of the Condominium Documents, and in a good and workmanlike manner, employing new materials of good quality and producing a result at least equal in quality to the other parts of the Premises. When any Tenant Work is in progress (including, for this purpose, the Initial Tenant Work), Tenant shall cause to be maintained insurance as described in the Tenant Work Insurance Schedule attached hereto as Exhibit K and such other insurance as may be reasonably required by Landlord covering any additional hazards due to such Tenant Work. If the Tenant Work in any instance requires Landlord’s approval hereunder, Tenant shall reimburse Landlord within thirty (30) days of demand, as Additional Rent, for its reasonable third-party out-of-pocket costs of reviewing the proposed Tenant Work and inspecting the performance of such work (as well as all costs imposed upon Landlord by any mortgagee which reviews and/or inspects the same). During the performance of any Tenant Work, representatives of Tenant and Landlord shall meet periodically (not less frequently than monthly) to review and discuss the progress of the work and the schedule for the performance of the remaining work.

In addition to and without limiting any of the foregoing, any and all Tenant Work shall be subject to, and performed in accordance with: (i) the LEED Requirements set forth on Exhibit I attached hereto and incorporated herein by reference, and (ii) Landlord’s construction, repair and remodeling guidelines for Tenant Work in the Building, as the same may be amended and supplemented by Landlord from time to time by written notice to Tenant (collectively, “Landlord’s Guidelines for Tenant Work”). In the event that the Landlord’s Guidelines for Tenant Work impose more stringent requirements or a higher standard than any other applicable provision of this Lease (including the other Exhibits attached hereto), the provisions of the Landlord’s Guidelines for Tenant Work shall control. A copy of the Landlord’s Guidelines for Tenant Work in effect on the date hereof is attached hereto as Exhibit L and incorporated herein by reference.

Tenant shall cause each Tenant Contractor (i) to comply with, and to do nothing to impair, any guaranties or warranties applicable to any portion or component of the Unit or the Building of which Tenant is made aware, and (ii) to use commercially reasonable efforts to avoid delaying or otherwise interfering with the work of any contractor of Landlord or of any other tenant. Each Tenant Contractor working on the roof of the Unit shall coordinate with Landlord’s roofing contractor, shall comply with its requirements and shall not violate existing roof warranties. Tenant shall indemnify and hold the Indemnitees harmless from any claim, loss or expense based upon injury to persons or damage to property to the extent arising from the act or omission of Tenant’s Contractor or any subcontractor or supplier of any tier, while on or about the Premises, the Unit, the Building or elsewhere in the Development, except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s agents, employees and/or contractors.

(d) Payment. Tenant shall pay the entire cost of all Tenant Work so that the Premises (including Tenant’s leasehold) and all other portions of the Development shall always be free of liens for labor or materials; provided, however, that in the event that there is a dispute over whether payment is due and payable, Tenant may withhold payment so long as it files and records a bond sufficient to discharge any potential lien arising from the dispute or other security acceptable to Landlord and its mortgagees in their reasonable discretion within ten (10) Business Days after Tenant has notice from any source of such dispute. If any such lien is filed that is claimed to be attributable to Tenant or persons acting under Tenant, then Tenant shall promptly (and always within ten (10) Business Days) discharge the same by payment or filing any necessary bond. In the event that Tenant fails to discharge such lien within the time period set forth above, Landlord shall have the right, but not the obligation, to bond over or otherwise discharge such lien as further set forth in Section 13.02 of this Lease; provided, however, that no notice or cure period shall apply. In such case Tenant shall pay Landlord’s reasonable costs of discharging such lien within ten (10) Business Days of Landlord’s written demand as Additional Rent.

(e) Other. Tenant must schedule and coordinate all aspects of work with the property manager or other person or persons designated from time to time by Landlord, and shall make prior arrangements for elevator or temporary hoist use. Landlord shall provide Tenant and all other tenants requiring the use of freight elevators and temporary hoists with joint access and the parties shall use reasonable efforts to coordinate such joint access to avoid conflicts. If an operating engineer is required by any union regulations, Tenant shall pay for such engineer. If shutdown of risers and mains for electrical, mechanical or plumbing work is required, such work shall be supervised by Landlord’s representative at Tenant’s cost. If special security arrangements must be made (e.g., in connection with work outside Normal Business Hours), Tenant shall pay the actual cost of such security. No work shall be performed in Unit or Building mechanical or electrical equipment rooms without Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and all such work shall be performed under Landlord’s supervision. Except in case of emergency, at least five (5) days’ prior notice must be given to the property manager prior to the proposed shutdown of fire, sprinkler or other alarm systems, and in case of emergency, prompt notice shall be given. In the event that such work unintentionally alerts the Fire or Police Department or any private alarm monitoring company through an alarm signal, Tenant shall be liable for any fees or charges levied by the Fire or Police Department or any private alarm monitoring company in connection with such alarm except to the extent such alert was caused by Landlord or Landlord’s agents, employees or contractors. All demolition, installations, removals or other work that is reasonably likely to inconvenience other tenants of the Unit or the Building or disturb their normal business operations must be scheduled with the Building manager at least five (5) days in advance.

Any requirements of any Tenant Contractor for services from Landlord or Landlord’s Contractor, such as hoisting, electrical or mechanical needs, shall be paid for within thirty (30) days of billing after such costs are incurred, and arranged between such Tenant Contractor and Landlord or Landlord’s contractor. Tenant shall cause each Tenant Contractor performing work on the Premises to clean up regularly and remove its debris from the Premises, the Building and the Land. If any Tenant Contractor fails so to clean up, then Landlord may, after giving Tenant at least twenty-four (24) hours’ prior written notice, cause its contractor to clean up and remove debris, and Tenant shall pay the reasonable out-of-pocket costs of such cleanup and removal upon demand.

Each contract with a Tenant Contractor shall require such Tenant Contractor to take all reasonable steps to assure that any work is carried out without disruption from labor disputes arising from whatever cause, including disputes concerning union jurisdiction and the affiliation of workers employed by said Tenant Contractor or its subcontractors. Tenant shall be responsible for, and shall reimburse Landlord, as Additional Rent, for, all actual costs and expenses, including reasonable attorneys’ fees and costs incurred by Landlord in connection with the breach by any Tenant Contractor of such obligations. If Tenant does not promptly resolve any labor dispute caused by or relating to any Tenant Contractor, Landlord may in its sole discretion request that Tenant remove such Tenant Contractor from the Premises, and if such Tenant Contractor is not promptly removed, Landlord may prohibit such Tenant Contractor from entering the Development.

Upon completion of any Tenant Work and as a condition of such completion, Tenant shall give to Landlord (i) a permanent certificate of occupancy (if one is legally required), and any other final governmental approvals required for such work, (ii) copies of “as built” plans (other than for Cosmetic Work) in modifiable AutoCAD format and all construction contracts, and (iii) proof of payment for all labor and materials in the form of a final statutory lien waiver from Tenant’s Contractor or such other reasonable evidence as Landlord may require.

(f) Removal at Conclusion of Term. Except as set forth in the last sentence of this paragraph below, any Tenant Work that is permanently affixed to the Premises or affixed in a manner so that it cannot be removed without causing other than incidental and repairable damage to the Premises shall become property of the Landlord at the termination of occupancy as provided herein. If Landlord so notifies Tenant in writing at the time Landlord approves plans for any Tenant Work (or, if Landlord’s consent to the plans is not required, at the time Landlord receives notice of such work), Tenant shall remove such or all Tenant Work as so specified prior to the conclusion of the Term. Tenant Work that may be removed with only incidental and/or repairable damage, may be removed by Tenant in any case provided such disturbance or damage is restored and repaired so that the Premises are left in a clean and fully functional condition at least as good as they were in at the commencement of the Term or as they may be put in thereafter, reasonable wear and tear, damage caused by fire, other casualty or taking, and damage caused by the negligence or willful misconduct of Landlord, Landlord’s agents, employees, or contractors excepted;

provided, however, that notwithstanding anything to the contrary contained in this Lease, in the event that this Lease is terminated by reason of the occurrence of an Event of Default prior to the expiration of the Term, all of the laboratory furnishings, laboratory equipment and laboratory machinery installed as part of the Initial Tenant Work shall remain in the Premises unless Landlord agrees otherwise in writing at the time of such termination.

(g) Initial Tenant Work. The provisions of this Section 10.05 shall not apply to Initial Tenant Work except to the extent otherwise expressly provided in this Lease or in the Work Letter.

10.06. Condition Upon Termination. At the expiration or earlier termination of the Term, Tenant (and all persons claiming by, through or under Tenant) shall without the necessity of notice deliver the Premises (including all Initial Tenant Work, none of which shall be removed by Tenant except as provided in the next grammatical paragraph of this Section 10.06, and all other Tenant Work to the extent provided in Section 10.05(f) of this Lease) broom-clean, in compliance with the requirements of Section 10.07 and in good order, repair and condition, excepting only damage caused by fire, other casualty, or taking, reasonable wear and tear, and damage caused by the negligence or willful misconduct of Landlord, Landlord’s agents, employees, or contractors. The Premises shall be surrendered to Landlord free and clear of any mechanic’s liens (or any similar lien related to labor or materials) or other lien or encumbrance (excluding liens or encumbrances existing as of the date hereof and liens or encumbrances granted by Landlord or related to work performed by or for Landlord) against any part of the Premises, equipment and/or any Initial Tenant Work or any other Tenant Work to be surrendered with the Premises. As part of such delivery, Tenant shall also provide all keys (or lock combinations, codes, access cards, passwords relating to BMS equipment or software, or electronic passes) to the Premises to Landlord; remove all signs wherever located; and, except as set forth in Section 10.05(f), remove all Tenant’s Property and other personal property whether or not bolted or otherwise attached. As used herein, “Tenant’s Property” shall mean all trade fixtures, furnishings, equipment, inventory, cabling of any type, and other personal property owned by Tenant or any person acting under Tenant at the Premises. Tenant shall repair all damage that results from such removal and restore the Premises substantially to a fully functional and tenantable condition (including the filling of all floor and wall holes, the removal of all disconnected wiring back to junction boxes and the replacement of all damaged ceiling tiles). Any property not so removed shall be deemed abandoned, shall at once become the property of Landlord, and may be disposed of in such manner as Landlord shall see fit; and Tenant shall pay the reasonable cost of removal and disposal to Landlord within ten (10) days of Landlord’s written demand.

Notwithstanding the preceding provisions of this Section 10.06, provided that no Event of Default has occurred and is then continuing, then at any time after the expiration (but not the earlier termination) of the Initial Term, Tenant shall be permitted to remove pieces of laboratory equipment which are not permanently affixed to the Building (e.g., not lab benches, fume hoods or mechanical equipment which are so affixed), and whose removal will not cause material damage to the Building, to the extent that Tenant spent in excess of the Landlord’s Allowance on the Initial Tenant Work (excluding portions of the Landlord’s Allowance allocated to payment of design costs, Landlord’s construction management oversight fee, and other so-called “soft” costs). Promptly following the final completion of the Initial Tenant Work, Tenant shall provide to Landlord (i) a reasonably detailed breakdown of all costs incurred by Tenant in connection with the design and construction of the Initial Tenant Work (whether such costs were paid out of the Landlord’s Allowance or out of Tenant’s own funds or otherwise), together with such supporting documentation therefor as Landlord may reasonably request, and (ii) a schedule of the items of laboratory equipment which Tenant desires to remove pursuant to this paragraph after the expiration of the Initial Term together with the cost paid by Tenant for each such item. By way of illustration only and not in limitation of the foregoing, if (x) the cost to design and construct the Tenant Work is $300/rsf, (y) the Landlord’s Allowance is $200/rsf, and (z) $20/rsf of the Landlord’s Allowance is spent on design costs, construction management oversight fee and other soft costs, then, subject to the provisions of this paragraph, Tenant would be permitted to remove specified pieces of laboratory equipment costing not more than: $300/rsf (total cost) - $200/rsf (Landlord’s Allowance) - $20/rsf (portion of Landlord’s Allowance spent on soft costs) = $80/rsf.

The provisions of this Section shall survive the expiration or (with respect to the first grammatical paragraph of this Section only) the earlier termination of the Term.

10.07. Decommissioning of the Premises. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, tanks, and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Hazardous Materials, and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 10.07 to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain and provide to Landlord a report addressed to Landlord and Landlord’s designees prepared by a reputable licensed environmental engineer or certified industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on such person’s inspection of the Premises (including visual inspection, airborne and surface monitoring, and, if Tenant or any Tenant Party at any time stored or used any radioactive materials in the Premises, Geiger counter evaluation), and shall show:

(i) that the Hazardous Materials brought onto the Premises by or for the use by Tenant or any Tenant Party, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, tanks, and plumbing, and all such exhaust or other ductwork in and/or serving the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of Hazardous Materials, and without incurring regulatory compliance requirements or giving notice pursuant to Environmental Laws;

(ii) if Tenant or any Tenant Party at any time stored or used any radioactive materials in the Premises, that the Premises (and all piping, supply lines, waste lines, tanks, and plumbing, and all exhaust or other ductwork in and/or serving the Premises), have been decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health for the control of radiation, and have accordingly been released for unrestricted use by the Radiation Control Program of the Massachusetts Department of Public Health for the control of radiation; and

(iii) (that the Premises may be reoccupied for laboratory/research and development use, demolished or renovated without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials, and without incurring regulatory requirements or giving notice pursuant to Environmental Laws.

For purposes of the preceding clauses (i) and (iii) “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials introduced to the Premises by or for the use by Tenant or any Tenant Party, as Hazardous Materials instead of non-Hazardous Materials. The report shall include reasonable detail concerning the clean-up locations, the tests run and the analytic results.

In addition, Tenant shall provide to Landlord prior to the expiration of the Term (or within thirty (30) days after any earlier termination), a copy of its most current chemical waste removal manifest and a certification from Tenant executed by an officer of Tenant that no Hazardous Materials or other potentially dangerous or harmful chemicals brought onto the Premises by Tenant or any Tenant Party from and after the date that Tenant first took occupancy of the Premises remain in the Premises.

If Tenant fails to perform its obligations under this Section 10.07, then without limiting any other right or remedy, Landlord may, on five (5) Business Days’ prior written notice to Tenant, perform such obligations at Tenant’s expense, and Tenant shall within ten (10) days of demand reimburse Landlord, as Additional Rent, for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work, together with an Administrative Charge, as defined in Section 13.02. In addition, at Landlord’s election, Landlord may inspect the Premises and the Land for Hazardous Materials at Landlord’s cost and expense within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease. Tenant shall pay for all such costs and expenses incurred by Landlord in connection with such inspection if such inspection reveals that a release or threat of release of Hazardous Materials exists (a) at the Premises (except to the extent resulting from the acts or omissions of Landlord or Landlord’s agents, employees or contractors, or occupants of other portions of the Building), or (b) elsewhere on the Land as a result of the acts or omission of Tenant, its officers, employees, contractors, or agents.

The provisions of this Section 10.07 shall survive the expiration of the Term or the earlier termination of this Lease.

ARTICLE 11: DAMAGE OR DESTRUCTION; CONDEMNATION

11.01. Damage or Destruction of Premises. If the Premises, the Unit or the Building or any part thereof shall be damaged or destroyed by fire or other casualty (a “casualty”), or ordered to be demolished by the action of any public authority in consequence of a casualty, or taken by any exercise of the right of eminent domain, Tenant shall immediately give notice thereof to Landlord. Unless this Lease is terminated as provided herein, this Lease shall remain in full force and effect and Landlord shall proceed (or shall cause the Primary Board to proceed) with diligence to repair or cause to be repaired such damage so as to restore the Premises, the Building and access thereto, or what may remain thereof (including the Initial Tenant Work but excluding any other Tenant Work), as nearly as practicable to the condition they were in immediately prior to such damage, destruction or taking, subject to then applicable Legal Requirements and Title Matters, but neither Landlord nor the Primary Board shall be required to expend in such repair or rebuilding more than the proceeds of insurance or award of damages, if any, recovered or recoverable with respect to such damage, destruction or taking (plus, in the case of casualty, the amount of any insurance deductibles (which shall be deemed Operating Costs)), less Landlord’s (or the Primary Board’s) reasonable expenses incurred in collecting such proceeds or award, as the case may be, but in the case of damage or destruction only to the extent Landlord was carrying the insurance required to be carried pursuant to this Lease at the time of such damage or destruction. All such repairs made necessary by any negligent act or omission or any willful misconduct of Tenant shall be made by Landlord (or the Primary Board) at Tenant’s expense to the extent that the cost of such repairs is not covered by insurance proceeds available therefor (including the payment by Tenant of any applicable deductible amount). Landlord shall not be liable for delays in the making of any such repairs that are due to Force Majeure, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage. All repairs to and replacements of Tenant Property and any Tenant Work other than the Initial Tenant Work shall be made by and at the expense of Tenant, which work Tenant shall promptly commence as soon as practicable and thereafter prosecute diligently to completion.

11.02. Right to Terminate in Event of Casualty. In case (a) the Building in which the Premises are situated is destroyed or so damaged by fire or casualty insured under any fire and extended coverage insurance policy carried by Landlord or the Primary Board as to render more than seventy percent (70%) of the square footage of the Building, or seventy percent (70%) of the square footage of the Unit, untenantable, or (b) more than fifty percent (50%) of the square footage of the Premises is so damaged or destroyed as to be rendered untenantable, or (c) the Premises or the Unit or all reasonable means of access thereto are destroyed or materially damaged during the last two (2) years of the Term, then, and in any of such cases, Landlord or Tenant (as to Tenant, in the events covered by clauses (b) and (c) only) may at its election, exercisable by notice given to the other within thirty (30) days after such destruction or damage, terminate this Lease as of the date designated by Landlord or Tenant in such notice, which designated date shall not be less than fifteen (15) days nor more than thirty (30) days after the date of such notice. In case (x) the Premises, the Unit or the Building shall be destroyed or materially damaged by any casualty other than one covered by such insurance policy (provided that at the time of such damage or destruction Landlord carried the insurance required by this Lease), or (y) if Landlord reasonably estimates that the cost to repair the same will exceed the amount of proceeds actually received by Landlord or the Primary Board from Landlord’s or the Primary Board’s insurance by more than $100,000.00, then, and in any of such cases, Landlord may at its election, exercisable by notice given to Tenant within sixty (60) days after such destruction or damage, terminate this Lease as of the date designated by Landlord in such notice, which designated date shall be not less than fifteen (15) days nor more than thirty (30) days after the date of such notice.

If Landlord does not so elect to terminate this Lease and instead elects to repair or rebuild the Premises, Landlord shall specify pursuant to written notice to Tenant the time within which repairs or construction will be completed (Landlord agreeing to make commercially reasonable efforts to provide such notice to Tenant within sixty (60) days following such casualty), and in the event that Landlord estimates that the Premises cannot reasonably be repaired or restored within two hundred seventy (270) days following such casualty, then Tenant shall have the option within thirty (30) days after the receipt of such notice from Landlord to elect to terminate this Lease by written notice to Landlord. If Tenant does not so elect to terminate this Lease by written notice to Landlord within said thirty (30) day period, then this Lease shall continue in full force and effect and Landlord shall restore (or cause to be restored) the Premises, or what may remain thereof (including the Initial Tenant Work but excluding any other Tenant Work), as nearly as practicable to the condition they were in immediately prior to such damage, destruction or taking, subject to then applicable Legal Requirements and Title Matters, within the time specified in Landlord’s aforesaid notice and Tenant shall be entitled to an abatement of Base Rent as hereinafter set forth. If Landlord fails to substantially complete restoration of the Premises within the specified time (subject to Force Majeure or any delays caused by Tenant), then Tenant at its election may terminate this Lease and quit the Premises at any time after the time specified by Landlord for substantial completion as aforesaid but prior to Landlord’s substantial completion of the restoration, upon sixty (60) days’ advanced written notice to Landlord; provided, however, if Landlord substantially completes such restoration within said sixty (60) day period, then Tenant’s election to terminate this Lease shall be null and void and this Lease shall continue in full force and effect in accordance with the terms hereof. Tenant acknowledges and agrees that if other portions of the Unit are damaged by casualty, and this Lease is not terminated in accordance with its terms, Landlord shall only be obligated to restore (or cause to be restored) such other portions of the Unit as are necessary for Tenant to use and enjoy the Premises, including the exterior façade of the Premises, access thereto and the parking areas required to provide Tenant with the number of parking spaces provided in Section 2.02(c) hereof in reasonable proximity to the Building.

11.03. Termination in Event of Taking. If all the Premises are taken by eminent domain this Lease shall terminate when Tenant is required to vacate the Premises. If by a taking (i) the floor area of the Premises is reduced by more than fifteen percent (15%) thereof, or (ii) all access to the Premises from the adjacent public right of way is taken and reasonably comparable alternative access is not made available within sixty (60) days of such taking, then, in either such case, this Lease may at the option of either party be terminated, as of the date when Tenant is required to vacate the portion of the Premises so taken or upon the expiration of said sixty (60) day period, as the case may be, by notice given to the other not more than thirty (30) days after the date on which the party desiring to terminate receives notice of the taking in the case of situation (i) above, or within thirty (30) days after the expiration of said sixty (60) day period in the case of situation (ii) above. If by a taking the floor area of the Unit in which the Premises are situated is reduced by more than twenty-five percent (25%), this Lease may at the option of Landlord or Tenant be terminated, as of the date when the tenants or occupants of the portion of said Unit so taken are required to vacate the same, by giving notice to the other not more than thirty (30) days after the date on which Landlord receives notice of the taking.

11.04. Landlord Reserves Award. Landlord reserves and excepts all rights to awards for damages to the Unit and the Premises and the leasehold hereby created now accrued or hereafter accruing (not including a separate award for Tenant’s moving expenses, if any, or awards for the unamortized value of the non-removable Initial Tenant Work installed by Tenant less the amount of the Tenant Allowance) as long as such separate awards do not reduce, delay or hinder Landlord’s award) by reason of any exercise of the right of eminent domain, or by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation Tenant grants to Landlord all Tenant’s rights to such awards (except as expressly reserved above in this Section 11.04) and covenants to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Tenant’s aforesaid leasehold improvements shall be amortized on a straight line basis over the initial term of this Lease.

11.05. Abatement of Rent. In the event of any casualty or taking of the Premises (or the Unit or Building which actually affects the Premises), a just proportion of the Base Rent payable hereunder, according to the nature and extent of the injury, shall be abated until completion of repairs or rebuilding or termination of this Lease, as the case may be; and in the case of a taking which permanently reduces the area of the Premises, or if following a casualty the restored Premises are smaller in area than the original area of the Premises, a just proportion of the Base Rent shall be abated for the remainder of the Term.

11.06. Risk of Loss. The risk of loss or damage to property of the Tenant on or about the Premises will be borne solely by the Tenant and neither the Landlord nor any other tenant will have any liability for loss thereof or damage thereto, except as otherwise expressly set forth in this Lease.

ARTICLE 12: ASSIGNMENT AND SUBLETTING

12.01. Landlord’s Consent Required. Except as set forth in this Article, Tenant shall not assign this Lease, or Sublease the Premises or any portion thereof, or advertise the Premises for assignment or Sublease, or permit the occupancy of all or any portion of the Premises or the use of any portion of the Initial Tenant Work by any person other than Tenant, or assign or otherwise transfer or permit the assignment or transfer of any ownership interest (direct or indirect) in Tenant which effects a change of control of Tenant (whether in one transaction or in a series of related transactions), including transfer by mortgage, pledge or other encumbrance (whether of all or any portion of Tenant’s interest under this Lease, or of any such ownership interest (direct or indirect) in Tenant (each of the foregoing actions are collectively referred to as a “Transfer”), without obtaining, on each occasion, the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Tenant complies with the provisions of this Article; provided, however, that Tenant shall not mortgage, pledge, grant a security interest in, or otherwise encumber all or any portion of the Initial Tenant Work or any equipment, machinery, trade fixture or other property paid for in whole or in part by any portion of Landlord’s Allowance without obtaining the prior written consent of Landlord in each instance, which consent may be withheld by Landlord in its sole and absolute discretion. Notwithstanding the foregoing, Tenant shall have the right to (x) obtain financing from institutional or individual investors (including venture capital funding and corporate partners) which regularly invest in private biotechnology companies, provided that such transaction is not a subterfuge to avoid the restrictions on Transfer otherwise set forth in this Article 12, (y) undergo a public offering, or (z) if Tenant is a public company, transfer shares of Tenant effected through any recognized exchange or through the “over the counter” market, any of which results in a change in control of Tenant without such change of control constituting an assignment under this Article 12 requiring Landlord consent, provided that (A) Tenant notifies Landlord in writing of the financing at least five (5) Business Days prior to the closing of the financing, (B) in no event shall such financing result in a change in the use of the Premises from the use contemplated by Tenant at the commencement of the Term, and (C) any such financing shall be subject to the proviso set forth in the immediately preceding sentence. An assignee, subtenant, licensee, or other occupant is referred to herein as a “Transferee”. It shall be reasonable for Landlord to withhold consent to a proposed Transfer (other than a Related Party Transfer) if, by way of illustration and not in limitation, the proposed Transferee of a Transfer other than a Sublease does not have a net worth equal to or in excess of that of Tenant at the Date of Lease or immediately prior to the proposed Transfer, whichever is greater (or, in the case of a proposed Sublease, the proposed Transferee thereunder does not have the financial resources (including liquid assets) sufficient to timely perform its obligations under the proposed Sublease), or if the use proposed to be made of the Premises (or the applicable portion thereof) by the proposed Transferee is not a Permitted Use hereunder; provided, however, that, subject to the limitations on Transfers set forth in this Lease, the Premises may be used for Non-Life Science Uses following an assignment of this Lease or (with respect to the applicable portion of the Premises, a Sublease ), so long as such assignment or Sublease (i) is to an entity not affiliated with Tenant; (ii) is for a valid business purpose; and (iii) is not a subterfuge to avoid the restrictions on use set forth in Section 9.01 above. A “Transfer” shall include any transfer of Tenant’s interest in this Lease by operation of law, any “Related Party Transfer” (as defined below), and the grant of permission or license by Tenant to any other person or entity to use or occupy any portion of the Premises for any period of time or for any purpose whatsoever. Any Transfer shall be subject to this Lease, all of the provisions of which shall be conditions to such Transfer and be binding on any Transferee. No Transferee shall have any right further to Transfer its interest in the Premises, and nothing herein shall impose any obligation on Landlord with respect to a further Transfer.

Without limiting Landlord’s right to withhold its consent to any Transfer by Tenant, and regardless of whether Landlord shall have consented to any such Transfer, neither Tenant nor any other person or entity having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, Sublease, assignment or other Transfer or agreement for possession, use or occupancy of all or any portion of the Premises which provides for rent or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, Sublease, assignment or other Transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises. There shall be no deduction from the rent payable under any Sublease or other Transfer nor from the amount thereof passed on to any person or entity, for any expenses or costs related in any way to the subleasing or Transfer of such space.

12.02. Terms. Tenant shall not offer to make a Transfer (i) to any tenant in the Development (or any Affiliate of such tenant) which is not a Related Party Transferee if, at the time of Tenant’s intended Transfer, Landlord then has comparable space in the Building available for lease for a comparable term, or (ii) to any person or entity that would be of such type, character or condition as to be inappropriate as a tenant of a building comparable to the Building.

12.03. Related Party Transfers. Tenant may make a Related Party Transfer (as defined below) without the consent of Landlord provided that Tenant gives Landlord at least ten (10) days’ prior written notice thereof together with evidence reasonably satisfactory to Landlord that the proposed Transfer is a Related Party Transfer; provided, however, that if Tenant is prohibited from providing such advance notice by a Legal Requirement or pursuant to an enforceable confidentiality agreement, Tenant shall deliver the same to Landlord within five (5) days following the Transfer. A “Related Party Transfer” shall mean one or more of the following: (1) any assignment or Sublease to (A) a parent which owns (either directly or indirectly) substantially all of the voting stock of Tenant or otherwise exercises voting control over Tenant, or (B) a subsidiary of Tenant in which Tenant owns (directly or indirectly) substantially all of the voting stock or over which Tenant otherwise exercises voting control, or (C) any subsidiary of Tenant’s parent in which such parent owns (directly or indirectly) substantially all of the voting stock or over which such parent otherwise exercises voting control, or (D) any other Affiliate of Tenant, or (2) an assignment incident to the sale of all or substantially all of Tenant’s assets, or (3) a statutory merger or consolidation of Tenant with any other entity, provided that in any of the situations described in the preceding clauses (1)-(3), (a) the person or entity succeeding to Tenant’s interest immediately thereafter (the “Related Party Transferee”) has a net worth equal to or in excess of that of Tenant at the Date of Lease or immediately prior to the Related Party Transfer, whichever is greater, and (b) such Related Party Transferee agrees in writing, for the benefit of Landlord, to assume all of Tenant’s obligations under this Lease. Related Party Transfers shall not be subject to the provisions of (a) clause (i) of Section 12.02, (b) Section 12.04, (c) the first sentence of Section 12.05, or (d) Section 12.06.

12.04. Recapture of Premises. If Tenant proposes either (i) an assignment, Sublease or other Transfer of the entire Premises, or (ii) a Sublease of any portion (but less than all) of the Premises, then Landlord shall have the additional option, at its sole election, either (A) in the case of a proposed assignment, Sublease or other Transfer of the entire Premises, to terminate this Lease in its entirety, or (B) in the case of a proposed Sublease of a portion (but less than all) of the Premises, to terminate this Lease as to the portion of the Premises proposed to be so Subleased. If Landlord elects in a written notice given to Tenant within thirty (30) days after receipt of such written notice from Tenant to terminate this Lease in whole or in part pursuant to this Section, then this Lease shall so terminate in whole or in part (as so elected by Landlord) on the date specified by Landlord in such written notice to Tenant (which date shall be not less than thirty (30) days after the date of such notice), and all of the provisions of this Lease applicable to the expiration of the Term shall apply to such space. If Landlord notifies Tenant in writing within such 30-day period that Landlord elects not to exercise its termination right pursuant to this Section, or if Landlord fails to provide written notice to Tenant within such 30-day period that it elects to exercise its termination right pursuant to this Section (which shall be deemed a waiver by Landlord of its right to terminate pursuant to this Section), Tenant shall then comply with the provisions of this Article applicable to a Transfer. Landlord shall have the right to separate any portion of the Premises recaptured pursuant to this Section 12.04 from the remainder of the Premises by constructing demising walls and other improvements necessary to convert the applicable portion of the Premises and Building to multi-tenant use at Landlord’s sole cost and expense.

12.05. Procedures. At least thirty (30) days prior to the effective date of any Transfer, Tenant shall give Landlord in writing the details of the proposed Transfer, including: (i) the name, business, and financial condition (including the most recent annual and quarterly financial statements, in form and content reasonably acceptable to Landlord) of the prospective Transferee, (ii) a true and complete copy of the proposed instrument containing all of the terms and conditions of such Transfer, (iii) a written agreement of the prospective Transferee, in form and content reasonably acceptable to Landlord, agreeing with Landlord to perform and observe all of the terms, covenants, and conditions of this Lease undertaken by such Transferee, and (iv) any other information Landlord reasonably requires. Tenant shall pay to Landlord, as Additional Rent, Landlord’s reasonable outside attorneys’ fees in reviewing any Transfer. Tenant shall provide Landlord with a true and correct copy of the instrument effecting the Transfer on or before the date that it takes effect, except that with respect to a Related Party Transfer, Tenant shall, within fifteen (15) days after the Related Party Transfer, deliver to Landlord evidence of merger or such other evidence as is reasonably satisfactory to Landlord that such Related Party Transfer has occurred. Landlord shall make commercially reasonable efforts to respond in writing to a request for its consent to a Transfer made by

Tenant in accordance with the provisions of this Section 12.05 within fifteen (15) Business Days after receipt by Landlord of all materials and information relating to such proposed Transfer and proposed Transferee as are required to be provided to Landlord pursuant to this Section 12.05, but Landlord’s failure to respond within such time period shall not constitute deemed approval of any proposed Transfer or proposed Transferee.

12.06. Excess Rents. If the consideration, rent, or other amounts payable to Tenant under any sublease, license, concession, or other agreement for possession, use or occupancy of all or any portion of the Premises (collectively, a “Sublease”) or any assignment exceed the sum of (1) Rent and other charges to be paid hereunder (which amounts, in the case of a Sublease, shall be pro-rated based on the floor area intended to be subject to such Sublease), and (2) Tenant’s Expenses (which shall be (a) in the case of an assignment, amortized over the remaining Term of the Lease, and (b) in the case of a Sublease, (i) pro-rated based on the floor area intended to be subject to such Sublease, and (ii) amortized over the fixed term of the Sublease in question), then Tenant shall pay to Landlord, as Additional Rent, one-half (1/2) of the amount of such excess when and as received by Tenant. “Tenant’s Expenses” shall mean, collectively, (i) the necessary and reasonable expenses incurred by Tenant in good faith to third parties in connection with such an assignment or Sublease (as the case may be) on account of brokerage, legal, design, and demising and leasehold improvement costs in the portion of the Premises affected by, and specifically in connection with, such assignment or Sublease, and (iii) the unamortized out of pocket cost to Tenant of previously constructing Tenant Work in the Premises (or, in the case of a Sublease, in the portion of the Premises to be subject to such Sublease) and in either case with respect to the Initial Tenant Work, only the portion of the cost thereof paid out of pocket by Tenant, and not the portion of the cost thereof covered by Landlord’s Allowance pursuant to the Work Letter, shall be included as an “out of pocket cost to Tenant” for purposes of this calculation, with such amortization to be calculated on a straight line basis over the remaining Initial Term of the Lease as of the date such expense was incurred by Tenant. There shall be included in the calculation to be performed pursuant to the first sentence of this section any lump-sum payment or periodic payments made to Tenant for the purchase of so-called leasehold improvements, but all lump-sum or periodic payments made to Tenant on account of the leasing or mere use of Tenant’s equipment by the Transferee under such Sublease or assignment shall be excluded from such calculation. The provisions of this Section 12.06 shall not apply to Related Party Transfers.

12.07. No Release. Notwithstanding any Transfer and whether or not the same is a Related Party Transfer or is consented to, the liability of Tenant to Landlord shall remain direct and primary, to the extent that Tenant still exists as a separate entity after a Related Party Transfer. Any Transferee of all or substantially all of Tenant’s interest in the Premises, including any such Transferee under a Related Party Transfer, shall be jointly and severally liable with Tenant (to the extent that Tenant still exists as a separate entity after a Related Party Transfer) to Landlord for the performance of all of Tenant’s covenants under this Lease; and such Transferee shall upon written request from Landlord execute and deliver such instruments as Landlord reasonably requests in confirmation thereof (and agrees that its failure to do so shall be a default). During any period when there exists an Event of Default by Tenant which is then continuing, Tenant hereby irrevocably authorizes Landlord to collect Rent and other charges from any Transferee (and upon notice from Landlord any Transferee shall pay directly to Landlord) and apply the net amount collected to the Rent and other charges reserved under this Lease. No Transfer shall be deemed a waiver of the provisions of this Section, or the acceptance of the Transferee as a tenant, or a release of Tenant from direct and primary liability for the performance of all of the covenants of this Lease. The consent by Landlord to any Transfer shall not relieve Tenant or any Transferee from the obligation of obtaining the express consent of Landlord to any modification of such Transfer or a further Transfer by Tenant or such Transferee. Notwithstanding anything to the contrary in the documents effecting the Transfer, Landlord’s consent shall not alter in any manner whatsoever the terms of this Lease, to which any Transfer at all times shall be subject and subordinate.

ARTICLE 13: EVENTS OF DEFAULT AND REMEDIES

13.01. Events of Default. In the event that:

(A)

Tenant shall default in the payment of any Base Rent, Additional Rent or other sum payable under this Lease, when and as the same shall become due and payable hereunder, and such default shall continue for a period of five (5) days after Landlord gives Tenant written notice that such payment was not paid when due; provided, however, that after Landlord has given two (2) notices to Tenant of a default pursuant to this Section 13.01.A within a twelve (12) month period, then for a period of twelve (12) months from the date of such second notice Tenant shall not be entitled to any notice of a further default under this Section 13.01.A, and Tenant’s failure at any time during such 12-month period to make any such payment within five (5) days after the date on which such payment is due hereunder shall constitute an Event of Default without the necessity of any notice; or

(B)

Tenant shall (i) make any Transfer in violation of this Lease; or (ii) fail to (a) maintain all insurance as required hereunder, or (b) within five (5) days after Landlord’s written request to deliver the same, provide Landlord with the certificates of insurance required pursuant to Article 7 above, or (c) restore or replenish the amount of the Security Deposit following a draw by Landlord upon the Security Deposit, as required by Article 14 below, or (d) execute, acknowledge and deliver within the 10-Business Day period provided in Section 15.02 below any instrument described therein regarding the subordination or priority of this Lease relative to any mortgage encumbering the property of which the Premises is a part, or (e) provide Landlord with an estoppel certificate following the second written notice within the time provided in Section 15.04 below; or

(C)

Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent; or shall file any petition or answer seeking any reorganization, arrangement, composition, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors; or shall seek, or consent to, or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant; or shall make any general assignment for the benefit of creditors; or

(D)

any court enters an order, judgment or decree approving a petition filed against Tenant seeking any reorganization, arrangement, composition, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or for the appointment of a receiver, and such order, judgment or decree shall remain unvacated or unstayed for an aggregate of ninety (90) days; or

(E)	any representation or warranty made by Tenant herein is untrue in any material respect when made; or

(F)

Tenant shall default in the observance or performance of any of Tenant’s covenants, agreements or obligations hereunder, other than those referred to in the foregoing clauses (A)-(E), and such default shall not be corrected within the cure period expressly provided in this Lease therefor (and if no cure period is expressly provided, then for thirty (30) days after notice is given, provided, however that such period shall be reasonably extended in the case of a non-monetary default that cannot be cured within such thirty (30) day period through the use of diligent efforts but only if the default can be cured and Tenant begins such cure within such thirty (30) day period and thereafter diligently prosecutes such cure continuously to completion);

then, and in any such case, Landlord and its agents lawfully may, in addition to any remedies for any preceding breach, immediately or at any time thereafter without demand or notice and with or without process of law, enter upon any part of the Premises in the name of the whole or mail or deliver a notice of termination of the Term of this Lease addressed to Tenant at the address provided for in Section 16.05 below, and thereby terminate the Term and repossess the Premises as of Landlord’s former estate. Any default by Tenant continuing beyond applicable notice and cure periods is referred to herein as an “Event of Default”. Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease, Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Tenant agrees that a notice by Landlord alleging any default shall, at Landlord’s option (the exercise of such option shall be indicated by the inclusion of the words “notice to quit” in such notice), constitute a statutory notice to quit. If Landlord exercises its option to designate a notice of default hereunder as a statutory notice to quit, any grace periods provided for herein shall run concurrently with any statutory notice periods. Tenant further agrees that it shall not interpose any counterclaim or set-off in any summary proceeding or in any action based in whole or in part on non-payment of Rent other than mandatory counterclaims.

Upon such entry or mailing the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of Rent or prior breach; and Tenant waives all statutory and equitable rights to its leasehold (including rights in the nature of further cure or redemption, if any). If Landlord engages attorneys in connection with any failure to perform by Tenant hereunder, Tenant shall reimburse Landlord within ten (10) days of demand, as Additional Rent, for the reasonable fees of such attorneys. Without implying that other provisions do not survive, the provisions of this Article shall survive the Term or earlier termination of this Lease.

Subject to the provisions of this Article 13, Tenant shall indemnify Landlord against all loss of Rent and other costs, expenses, loss and damages that Landlord may incur during what would otherwise have constituted the balance of the Term by reason of the termination of this Lease for Tenant’s Event of Default hereunder. Without limiting the generality of the foregoing, Tenant shall reimburse Landlord for all expenses incurred by Landlord arising out of such termination, including all costs incurred in collecting amounts due from Tenant under this Lease (including reasonable attorneys’ fees, costs of litigation and the like); all expenses incurred by Landlord in good faith in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, tenant allowances, costs of preparing space, and the like); and all other expenditures by Landlord arising out of or resulting from the termination. The reimbursement from Tenant shall be due and payable within ten (10) days from time to time upon written notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination of this Lease.

13.02. Remedies for Default.

(a) Reletting Expenses Damages. If this Lease is terminated for Tenant’s Event of Default, Tenant covenants, as an additional cumulative obligation after such termination, to pay within ten (10) days of written demand by Landlord all of Landlord’s reasonable out of pocket costs, including reasonable attorneys’ fees and costs, related to Tenant’s default and in collecting amounts due, and all reasonable expenses in connection with reletting, including tenant inducements to new tenants, brokerage commissions, fees for legal services, and expenses of preparing the Premises for reletting, together with an Administrative Charge as set forth in Section 13.02(e) (“Reletting Expenses”). It is agreed that Landlord may (i) relet the Premises or part or parts thereof for a term or terms that may be equal to, less than or exceed the period that would otherwise have constituted the balance of the Term, and may grant such tenant inducements, including free rent, as Landlord in its sole discretion considers advisable, and (ii) make such alterations to the Premises as Landlord in its sole discretion considers advisable, and no failure to relet or to collect rent under any reletting shall operate to reduce Tenant’s liability. Except to the extent imposed by applicable law, Landlord shall have no obligation to relet the Premises or any portion thereof, and any obligation to relet imposed by law will be subject to (i) Landlord’s right, at its option, to first lease other space in the Unit which is then (or which will soon thereafter become) available for lease, and (ii) Landlord’s reasonable objectives of developing its property in a harmonious manner with appropriate mixes of tenants, uses, floor areas, terms and the like.

(b) Termination Damages. If this Lease is terminated for Tenant’s Event of Default, then unless and until Landlord elects lump sum liquidated damages described in the next paragraph, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay punctually to Landlord all the sums and perform all of its obligations hereunder at the same time and in the same manner as if this Lease had not been terminated. In calculating such amounts, Tenant will be credited with the net proceeds of any rent then actually received by Landlord from a re-letting of the Premises after deducting all Rent and Reletting Expenses that have not then been paid by Tenant, provided that Tenant shall never be entitled to receive any portion of the re-letting proceeds, even if the same exceed the Rent originally due hereunder.

(c) Lump Sum Liquidated Damages. If this Lease is terminated for Tenant’s Event of Default, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay forthwith to Landlord at Landlord’s election made by written notice at any time after termination, as liquidated damages, a single lump sum payment equal to the sum of (i) all sums then due and owing from Tenant to Landlord at the time of such election, plus (ii) either, as Landlord elects, (A) the excess of the present value of all of the Rent reserved for the residue of the Term (with Additional Rent deemed to increase three (3%) percent in each year on a non-compounding basis) over the present value of the aggregate Fair Market Rent and Additional Rent payable on account of the Premises during such period, which Fair Market Rent shall be reduced by reasonable projections of vacancies and by Landlord’s Reletting Expenses described above to the extent not theretofore paid to Landlord, or (B) an amount equal to the sum of all of the Rent and other sums due under the Lease with respect to the nine (9) month period immediately preceding the date of such termination. The Federal Reserve discount rate (or equivalent) shall be used in calculating such present values under clause (ii)(A).

(d) Remedies Cumulative; Late Performance. The remedies to which Landlord may resort under this Lease, and all other rights and remedies of Landlord, are cumulative (except as otherwise provided in the first sentence of Section 13.02(b) above), and any two or more may be exercised at the same time. Nothing in this Lease shall limit the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time. Tenant shall also indemnify and hold Landlord harmless in the manner provided elsewhere herein if Landlord shall become or be made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person claiming by, through or under Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended.

(e) Landlord’s Curing. If Tenant fails to perform any covenant within the applicable cure period (if any), then Landlord at its option may (without waiving any right or remedy for Tenant’s non-performance) at any time thereafter perform the covenant for the account of Tenant. Tenant shall, within ten (10 days of Landlord’s written demand, reimburse, as Additional Rent, Landlord’s cost (including reasonable attorneys’ fees) of so performing, together with an administrative charge equal to ten percent (10%) of such cost (“Administrative Charge”) as Additional Rent. Notwithstanding any other provision concerning cure periods, Landlord may cure any non-performance for the account of Tenant after such written notice to Tenant, if any, as is reasonable under the circumstances if curing prior to the expiration of the applicable cure period is reasonably necessary to prevent likely damage to the Premises, the Unit or the Building or possible injury to persons, or to protect Landlord’s interest in the Premises, the Unit and the Building.

ARTICLE 14: SECURITY DEPOSIT

Upon the execution of this Lease, Tenant shall deposit with Landlord a Letter of Credit as described in this Section (the “Letter of Credit”), as security for the punctual performance of each and every obligation of Tenant under this Lease. In no event shall the Security Deposit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages.

The Letter of Credit shall be an irrevocable standby letter of credit, in form and content and issued by a commercial bank satisfactory to Landlord in its reasonable discretion, which Letter of Credit shall provide that it may be drawn upon in Boston, Massachusetts or by facsimile (i) in part or in whole, upon the presentation of a sight draft accompanied by a certificate signed by a representative of Landlord, setting forth the amount due to Landlord by reason of the occurrence of an Event of Default by Tenant hereunder, or (ii) in whole, upon the presentation of a sight draft accompanied by a certificate signed by a representative of Landlord, stating that (a) such Letter of Credit will expire within thirty (30) days of such certificate, and (b) Tenant has not deposited a substitute Letter of Credit in the form, amount and issued by a bank as required by this Section. Landlord agrees that for purposes of this Section, First Republic Bank shall be an acceptable issuer of the Letter of Credit. Any payment drawn by Landlord under the Letter of Credit pursuant to clause (ii) of the preceding sentence shall be held by Landlord as a cash Security Deposit (“Cash Security”) pursuant to the provisions of this Article. Landlord may commingle any Cash Security with Landlord’s other funds, and no interest shall be due thereon. The Letter of Credit shall remain in full force and effect for a period of at least sixty (60) days beyond the expiration of the Term. Tenant shall deposit the original Letter of Credit with Landlord and shall keep the Letter of Credit in full force and in compliance with the provisions of this Lease throughout the Term. If required by the terms of any mortgage, pledge, security agreement or other encumbrance granted on the Unit or Landlord’s interest therein to secure financing provided to Landlord, Landlord may assign the Letter of Credit to the holder of such mortgage, pledge, security agreement or other encumbrance.

Landlord may apply the Security Deposit towards any default by Tenant which continues beyond the expiration of the applicable notice and cure period provided therefor in this Lease (if any), and damages sustained by Landlord as a result thereof. In the event that Landlord so draws upon and applies all or any portion of the proceeds of the Letter of Credit, or so applies all or any portion of the Cash Security, Tenant shall pay to Landlord, as Additional Rent, the amount so expended by Landlord (or shall deliver an amendment to the Letter of Credit increasing the amount of the Letter of Credit by the amount so drawn by Landlord) within five (5) Business Days of written notice given by Landlord so that at all times (subject to the 5-Business Day grace period herein referenced) Landlord shall be entitled to draw down upon the full aggregate amount of the Letter of Credit or hold the full Cash Security, or some combination thereof (in an amount not to exceed the amount of the Security Deposit specified in Article 1 above, as such amount may be reduced in accordance with the provisions of the last two grammatical paragraphs of this Article 14). Notwithstanding anything contained in this Lease to the contrary, any failure of Tenant to restore any amount drawn under the Letter of Credit or expended from the Cash Security within the time and manner specified in this Section shall immediately constitute an Event of Default hereunder (without the necessity of any additional notice or the passage of any additional time) and entitle Landlord to immediately draw down the Letter of Credit then in force or effect and Landlord shall retain such cash amounts as a Security

Deposit pursuant to the provisions of this Section. Tenant shall be solely responsible for the payment of all costs associated with obtaining, replacing (as necessary), transferring, extending and maintaining the Letter of Credit in accordance with the terms of this Section. The application of all or any part of the Security Deposit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have, nor shall such application by Landlord constitute a waiver by Landlord. In addition, in the event of a termination based upon an Event of Default of Tenant under this Lease, or a rejection of the Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to apply the Security Deposit (from time to time, if necessary) to cover up to the full amount of damages and other amounts due from Tenant to Landlord under the Lease. Any amounts so applied shall, at Landlord’s election, be applied first to any unpaid Rent and other charges which were due prior to the filing of the petition for protection under the Federal Bankruptcy Code.

Landlord shall assign the Security Deposit to any purchaser of the Unit, and thereafter Landlord shall have no further responsibility therefor. Upon request of Landlord or any such purchaser of the Building, Tenant shall, at its expense, cooperate with Landlord in obtaining an amendment to or replacement of any Letter of Credit which Landlord is then holding so that the amended or new Letter of Credit reflects the name of the new owner of the Unit.

Within sixty (60) days after the expiration or earlier termination of the Term, Landlord shall inspect the Premises, make such draw upon the Letter of Credit or apply all or any portion of the Cash Security as may be required to cure any default by Tenant hereunder or to make payment on account of damages suffered by Landlord, and, if no default is then continuing, Landlord shall redeliver the original Letter of Credit (as may have previously been drawn on by Tenant) or pay the balance of the Cash Security, as the case may be, to Tenant.

Notwithstanding the foregoing, provided that (1) this Lease is in full force and effect as of the last day of the third (3rd) Lease Year (the “Reduction Date”), (2) no Event of Default on the part of Tenant has occurred prior to the Reduction Date which is continuing as of the Reduction Date, (3) as of the Reduction Date Tenant has not assigned the Lease or effected a Transfer of an ownership interest (direct or indirect) in Tenant which effects a change in control of Tenant) other than (A) a Related Party Transfer, or (B) as approved by Landlord pursuant to the provisions of Article 12 hereof, and (4) as of the Reduction Date (x) if Tenant is then a publicly-traded company, Tenant has a market capitalization of not less than Five Hundred Million ($500,000,000.00) Dollars, or (y) if Tenant is not then a publicly-traded company, Tenant has an enterprise value of not less than Seven Hundred Fifty Million ($750,000,000.00) Dollars, Landlord agrees to accept a reduction in the amount of the Letter of Credit which it is then holding so as to cause the total Security Deposit to be reduced as of the Reduction Date to an amount equal to Six Hundred Eighteen Thousand Three Hundred Thirty-Two ($618,332.00) Dollars.

Any reduction in the Letter of Credit held by Landlord as the Security Deposit pursuant to the immediately preceding paragraph shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit in the reduced amount in exchange for the existing Letter of Credit which Landlord is then holding, or by an amendment to the existing Letter of Credit then held by Landlord, in form and substance reasonably acceptable to Landlord, which is accepted by Landlord in writing (which acceptance may be evidenced by e-mail). If Tenant does not satisfy the requirements for a reduction in the amount of the Letter of Credit on the Reduction Date as specified above, then Tenant shall be deemed to have irrevocably forfeited its right to any reduction in the amount of the Letter of Credit during the Term.

ARTICLE 15: PROTECTION OF LENDERS

15.01. Rights of Mortgage Holders. Until the holder of a mortgage shall enter and take possession of the Premises for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Premises for the purpose of foreclosure, such holder shall have all the rights of Landlord hereunder. Notwithstanding any other provision of this Lease to the contrary, no such holder of a mortgage shall be liable either as mortgagee, assignee or otherwise, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall succeed to the interests of the Landlord, by foreclosure or deed in lieu of foreclosure, and such holder shall not in any event be liable to perform or for failure to perform the obligations of Landlord under the Work Letter. In the event the holder of a mortgage shall succeed to the interest of the Landlord as aforesaid, such holder shall be liable to perform all of the obligations of Landlord accruing from and after succession in interest (except for the obligations under the Work Letter), subject to and with the benefit of all of the provisions of this Lease. No Base Rent, Additional Rent or any other charge shall be paid more than ten (10) days prior to the due dates thereof and payments made in violation of this provision shall (except to the extent that such payment are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.

15.02. Subordination of Lease. It is agreed that the rights and interest of Tenant under this Lease shall be (i) subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if such mortgagee shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii) prior to any present or future mortgage or mortgages, if such mortgagee shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage. In the event of either of such elections, and upon notification by mortgagee to that effect, the rights and interest of Tenant under this Lease shall be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages. Tenant agrees it will, within ten (10) Business Days of Landlord’s or any such mortgagee’s written request therefor, execute, acknowledge and deliver any and all instruments deemed by Landlord, or by the requesting mortgagee, necessary or desirable to give effect to or notice of such subordination or priority. Any mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder, in its sole discretion, deems necessary or appropriate. Notwithstanding the foregoing, however, (a) Landlord shall deliver to Tenant promptly following the execution and delivery of this Lease a subordination, non-disturbance and attornment agreement (“SNDA”) reasonably satisfactory to Tenant and such mortgagee with respect to any existing mortgage encumbering the Building or the Unit as of the Date of Lease, pursuant to which the holder of such mortgage shall agree to recognize and not disturb Tenant’s rights under this Lease so long as Tenant is not in default under this Lease beyond the expiration of applicable notice and cure periods, if any, and (b) Tenant shall not be obligated to subordinate this Lease to any future mortgage encumbering the Building or the Unit unless the mortgagee provides Tenant with an SNDA reasonably satisfactory to Tenant and such mortgagee pursuant to which the holder of such mortgage agrees to recognize and not disturb Tenant’s rights under this Lease so long as Tenant is not in default under this Lease beyond the expiration of applicable notice and cure periods, if any. The current mortgagee’s form of SNDA as of the Date of Lease is attached hereto as Exhibit M and is deemed to be acceptable to Tenant. Any mortgage recorded after the recording of the memorandum of lease referred to in Section 27.2 shall be subject to this Lease unless the mortgagee elects under clause (i) of this Section to subordinate the rights and interest of Tenant to such mortgage and Tenant and such mortgagee execute a SNDA reasonably satisfactory to Tenant and such mortgagee with respect to this Lease. An election by a mortgagee under clause (i) of the first sentence of this Section to subordinate the rights and interest of Tenant to a mortgage shall not be valid unless consented to in writing by all the holders of record of all mortgages then outstanding secured by the Premises.

15.03. Mortgagee’s Consent and Right to Cure Defaults. No agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to by Landlord’s mortgagees of record, if any. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of record, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights; and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter; but nothing contained in this Section shall be deemed to impose any obligation on any such mortgagees to correct or cure any such condition. “Reasonable time” as used above means and includes a reasonable time to obtain possession of the mortgaged premises if the mortgagee elects to do so and a reasonable time to correct or cure the condition if such condition is determined to exist.

15.04. Estoppel Certificates. Within ten (10) Business Days after Tenant’s receipt of the written request of Landlord, Tenant shall execute, acknowledge and deliver to Landlord a written statement in the form attached hereto as Exhibit N or in such other form as may be reasonably requested by Landlord, certifying (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how); (ii) that this Lease has not been canceled or terminated and is in full force and effect; (iii) the last date of payment of Base Rent and other charges and the time period covered; (iv) to the best of Tenant’s knowledge, that Landlord is not in default under this Lease (or if in default, describing it in reasonable detail); and (v) such other information with respect to Tenant as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Unit, the Building or the Development may reasonably require. Landlord may deliver any such statement by Tenant to any prospective purchaser or encumbrancer, which parties may rely conclusively upon such statement as true and correct. If Tenant does not deliver such statement to Landlord within such ten (10) Business Day period:

(a) Landlord, and any such prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as represented by Landlord; (ii) that this Lease has not been canceled or terminated and is in full force and effect, except as otherwise represented by Landlord; (iii) that not more than one (1) month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of such facts; and

(b) If Landlord gives written notice to Tenant of such failure and Tenant further fails to deliver such statement to Landlord within five (5) Business Days following the giving of such second written notice, then an Event of Default shall be deemed to have occurred pursuant to Section 13.01(B)(ii)(d) above.

Within ten (10) Business Days after Landlord’s receipt of the written request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a written statement in such form as may be reasonably requested by Tenant, certifying (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how); (ii) that this Lease has not been canceled or terminated and is in full force and effect; (iii) the last date of payment of Base Rent and other charges and the time period covered; (iv) to the best of Landlord’s knowledge, that Tenant is not in default under this Lease (or if in default, describing it in reasonable detail); and (v) such other information with respect to Landlord as Tenant may reasonably request or which any prospective assignee of Tenant’s interest hereunder in accordance with the provisions of Article 12 may reasonably require. Tenant may deliver any such statement by Landlord to any such prospective encumbrancer or investor, which parties may rely conclusively upon such statement as true and correct.

15.05. Financial Condition. Tenant, within ten (10) Business Days after request from Landlord from time to time, but in no event more than once per twelve (12) month period (except in connection with a sale or refinance of the Unit), shall deliver to Landlord (i) Tenant’s annual audited (if available, otherwise certified by Tenant’s Chief Financial Officer) financial statements for the latest available fiscal year (provided that after Tenant first takes occupancy of any portion of the Premises for the conduct of its business, Tenant shall provide in response to such a request from Landlord financial statements for the two (2) latest available fiscal years, including the most recent fiscal year prior to Landlord’s request), and (ii) to the extent to which Tenant has otherwise prepared them (or caused them to be prepared) for any purpose, quarterly financial statements certified in writing by Tenant’s chief financial officer with respect to the then-current fiscal year. Landlord may deliver such financial statements to its mortgagees and lenders and prospective mortgagees, lenders, and purchasers on a confidential basis. Tenant represents and warrants to Landlord that each unaudited financial statement shall be prepared in accordance with generally accepted accounting principles (“GAAP”) (except that such financial statements may (i) be subject to normal year-end audit adjustments, and (ii) not contain all notes thereto that may be required in accordance with GAAP), consistently applied, and shall fairly and accurately represent the financial condition of Tenant as of the date of such statement. Except for publicly available information, financial statements shall be kept confidential, and Landlord and any parties to whom Landlord provides such statements shall enter into reasonable confidentiality agreements with Tenant, in form reasonably acceptable to both Landlord and Tenant, prior to Tenant’s delivery of such financial statements. The requirements of this Section 15.05 shall be suspended during such time (if any) as Tenant is subject to the public reporting requirements of the Securities Act of 1934, as amended.

ARTICLE 16: MISCELLANEOUS PROVISIONS

16.01. Landlord’s Consent Fees. In addition to fees and expenses in connection with Tenant Work as described in Section 10.05 above, Tenant shall pay Landlord’s reasonable out-of-pocket third party fees and expenses, including legal, engineering and other consultants’ fees and expenses, incurred in connection with Tenant’s request for Landlord’s consent under Article 12 or in connection with any other request by Tenant for Landlord’s consent or approval under this Lease.

16.02. Landlord’s Default. Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless and until Landlord shall have failed to perform such obligation within thirty (30) days after notice by Tenant to Landlord (“Tenant’s Default Notice”) specifying the manner in which Landlord has failed to perform any such obligation (provided that if correction of any such matter reasonably requires longer than thirty (30) days and Landlord so notifies Tenant within thirty (30) days after such Tenant’s Default Notice is given, Landlord shall be allowed such longer period, but only if cure is begun within such thirty (30) day period and thereafter diligently prosecuted to completion). In the event of any default by Landlord hereunder, Tenant shall have no right to perform such Landlord obligation and recover from Landlord any costs so incurred, or to abate or withhold Rent, but Tenant shall have the right, in the event of a default by Landlord hereunder, to commence and to prosecute an independent proceeding against Landlord for the recovery of damages or for equitable relief. This Lease shall be construed as though Landlord’s and Tenant’s covenants contained herein are independent and not dependent, and Tenant hereby waives the benefit of any statute or judicial law to the contrary. In no event shall Landlord ever be liable to Tenant for any indirect, special, consequential, or punitive damages.

16.03. Quiet Enjoyment. Landlord agrees that, so long as no Event of Default has occurred and is then continuing under this Lease, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term of this Lease without disturbance by Landlord or by any person claiming through or under Landlord, subject to the terms of this Lease, the Condominium Documents and Title Matters.

16.04. Interpretation. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” includes Tenant’s agents, employees, contractors, invitees, or successors. In any provision relating to the conduct, acts or omissions of Landlord, the term “Landlord” includes Landlord’s agents, employees, invitees, contractors or successors.

16.05. Notices. All notices, requests and other communications required under this Lease (a) shall be in writing unless otherwise expressly provided herein, addressed (i) to Landlord, as specified in Article 1, and (ii) to Tenant, as specified in Article 1 until the Rent Commencement Date, and then from and after the Rent Commencement Date, to Tenant at the Premises, Attn: Jennifer Ziolkowski, Chief Financial Officer, with a copy to jziolkowski@vigilneuro.com, and (b) shall (unless otherwise expressly provided in this Lease) be (i) personally delivered, or (ii) sent by certified mail, return receipt requested, postage prepaid, or (iii) delivered by a national overnight delivery service that maintains delivery records. Any notice so addressed shall be effective upon the earlier of (A) actual receipt, or (B) first tender for delivery by the United States Postal Service or a national overnight courier (provided that such first tender occurs on a Business Day), or (C) on the third Business Day following the day of mailing if so mailed by certified mail, return receipt requested. Either party may change its notice address upon written notice to the other party. Whenever oral notice is expressly permitted to be provided by either party pursuant to the provisions of this Lease, such notice shall only be valid and effective if such party uses all reasonable efforts to provide confirmatory written notice to the other party within twenty-four (24) hours of the giving of such oral notice.

16.06. No Recordation. Tenant shall not record this Lease or any portion(s) hereof, and immediately upon any such recording this Lease shall automatically (and without the necessity of any notice from or action by Landlord) terminate. Notwithstanding the foregoing, Landlord and Tenant agree to execute herewith a Notice of Lease in the form attached hereto as Exhibit O, which shall be recorded with the appropriate Registry of Deeds, and agree to execute, upon termination of this Lease for whatever cause, a Notice of Termination of Lease in recordable form for recording with said Registry of Deeds.

16.07. Corporate Authority. Each of Tenant and Landlord warrant and represent to the other that (a) such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) such party has the authority to own its property and to carry on its business as contemplated under this Lease; (c) such party has duly executed and delivered this Lease; and (d) the execution, delivery and performance by such party of this Lease (i) are within the powers of such party, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which such party is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of such party’s property, except by the provisions of this Lease. Each party agrees that breach of the foregoing warranties and representations shall at the other party’s election be a default under this Lease for which there shall be no cure. These warranties and representations shall survive the expiration of the Term or the earlier termination of this Lease. Upon execution of this Lease, Tenant shall provide to Landlord a certificate of a clerk, secretary or other authorized officer of Tenant, (i) certifying to the adoption of a board resolution or other entity vote authorizing the execution of this Lease on behalf of Tenant, and (ii) identifying the person authorized to execute this Lease on behalf of Tenant.

16.08. Joint and Several Liability. If more than one party signs this Lease as Tenant, they shall be jointly and severally liable for all obligations of Tenant.

16.09. Force Majeure. If either party is delayed or hindered in or prevented from the performance of any act required under this Lease to be performed by such party by reason of (i) strikes, lockouts, or labor disputes not attributable to the failure of the party claiming the benefit of a delay due to “Force Majeure” or any of its contractors (of any tier) to perform their obligations under any applicable labor contract or law; (ii) inability to obtain labor or materials, or reasonable substitutes therefor; (iii) acts of God; (iv) governmental action, orders, restrictions or controls; (v) civil commotion, terrorism, riots, insurrection, or war; (vi) condemnation, or fire or other casualty; (vii) pandemic or other public health emergency (including actions required by any governmental authority to be taken by Landlord or Tenant in connection with such pandemic or public health emergency); (viii) trouble in obtaining fuel, electricity, water, sewer, or telecommunication services or supplies from sources from which they are usually obtained, provided the party experiencing such trouble shall have used reasonable efforts to procure alternative sources; or (ix) other conditions similar to those hereinabove enumerated beyond the reasonable control of the party obligated to perform (collectively, “Force Majeure”), then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the provisions of the immediately preceding sentence, financial failure, bankruptcy, lack of funds or financial inability to perform shall not constitute “Force Majeure” for purposes of this Lease. Subject to the provisions of the last sentence of this Section, in case either party is prevented or delayed from diligent construction of improvements, making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on the part of such party by reason of any cause reasonably beyond such party’s control, then notwithstanding any contrary provision of this Lease, such party shall not be liable to the other party therefor nor shall Tenant be entitled to any abatement or reduction of Rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. In order to claim the benefit of a delay due to “Force Majeure”, the party experiencing such event or circumstance must (a) notify the other party within a reasonable time period after such delay commences, and (b) use all reasonable and diligent efforts to minimize the duration of such delay and the effect of the delay upon the progress of construction of its respective work as described in this Work Letter. Notwithstanding anything to the contrary contained in this Lease, no event of Force Majeure shall (i) excuse Tenant’s obligations to pay Rent and other charges due pursuant to this Lease, or (ii) be grounds for Tenant to abate any portion of Rent or any other charge due pursuant to this Lease or entitle Tenant to terminate this Lease, except as may be otherwise expressly provided in Article 11 hereof, or (iii) excuse Landlord’s obligations to pay Landlord’s Allowance or the Space Planning Allowance when due pursuant to the Work Letter.

16.10. No Warranties; Limitation of Liability.

(a) No Warranties. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, and there are no warranties which extend beyond those expressly set forth in this Lease.

(b) Limitation of Liability. Tenant agrees that Landlord shall be liable only for breaches of its covenants occurring while it is owner of the Unit; provided, however, that if Landlord from time to time is lessee of the ground or improvements constituting the Building, then Landlord’s period of ownership of the Unit shall be deemed to mean only that period while Landlord holds such leasehold interest. Upon any sale or transfer of the Unit and the acceptance by the transferee Landlord of the obligations of the landlord hereunder first arising from and after such sale or transfer of the Unit, the transferor Landlord (including any mortgagee) shall be relieved of any liability or obligation thereafter arising and Tenant shall look solely to the transferee Landlord as aforesaid for satisfaction of such liability or obligation except for defaults by Landlord prior to such transfer (for which the transferor Landlord shall remain liable). Tenant and each person acting under Tenant agrees to look solely to Landlord’s interest in the Unit for satisfaction of any claim against Landlord. No owner, trustee, beneficiary, partner, member, manager, officer, director, agent, or employee of either Landlord (or of any mortgagee or any lender or ground or improvements lessor) or Tenant, nor any person acting under any of them shall ever be personally or individually liable to the other party to this Lease or any person claiming under or through such other party for or on account of any default hereunder or failure to perform any of its obligations hereunder, or for or on account of any amount or obligations that may be or become due under or in connection with this Lease or the Premises; nor shall it or they ever be answerable or liable in any equitable judicial proceeding or order beyond the extent of their interest in the Unit. No deficit capital account of any member or partner of Landlord shall be deemed to be a liability of such member or partner or an asset of Landlord. Any lien obtained to enforce any judgment against Landlord shall be subject and subordinate to any mortgage encumbering the Unit (either by itself or as part of a larger mortgaged property). In no event shall Landlord (or any such persons) ever be liable to Tenant, or anyone claiming through or on behalf of Tenant, for any special, indirect, punitive or consequential damages, including lost profits or revenues. Except with respect to claims arising under Section 3.02 or Section 9.04(g) hereof, in no event shall Tenant (or any such persons) ever be liable to Landlord, or anyone claiming through or on behalf of Landlord, for any special, indirect, punitive or consequential damages, including lost profits or revenues, in an aggregate amount in excess of One Million ($1,000,000.00) Dollars with respect to all claims therefor by Landlord against Tenant arising under or relating to this Lease.

16.11. No Brokers. Landlord and Tenant represent and warrant to each other that the parties named in Article 1 are the only agents, brokers, finders or other parties with whom such party has dealt who may be entitled to any commission or fee with respect to this Lease or the Premises. Landlord shall compensate Landlord’s Broker and Tenant’s Broker pursuant to a separate agreement between Landlord and such Brokers. Landlord and Tenant agree to indemnify and hold the other harmless from any claim, demand, cost or liability, including reasonable attorneys’ fees and expenses, asserted by any party other than the parties named in Article 1 based upon dealings of that party with the indemnifying party. The provisions of this Section shall survive the expiration of the Term or the earlier termination of this Lease.

16.12. No Waiver; Accord and Satisfaction. No consent by Landlord or Tenant to any act or omission that otherwise would be a default shall be construed to permit other similar acts or omissions. Neither party’s failure to seek redress for violation or to insist upon the strict performance of any covenant, nor the receipt by Landlord of Rent with knowledge of any breach of covenant, shall be deemed a consent to or waiver of such breach. No breach of covenant shall be implied to have been waived unless such is in writing, signed by the party benefiting from such covenant and delivered to the other party. No acceptance by Landlord of a lesser sum than the Rent due shall be deemed to be other than on account of the earliest installment of such Rent; nor shall any endorsement or statement on any check or in any letter accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other right or remedy. The acceptance by Landlord of any Rent following the giving of any default and/or termination notice shall not be deemed a waiver of such notice. Tenant shall not interpose any counterclaim or counterclaims in a summary proceeding or in any action based on non-payment of Rent except to the extent that by failing to do so, Tenant will irrevocably lose the right to assert such claim in an independent action.

16.13. Applicable Law and Construction. This Lease may be executed in counterparts, shall be construed as a sealed instrument, and shall be governed exclusively by the provisions hereof and by the laws of the state where the Development is located without regard to principles of choice of law or conflicts of law. This Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as a manual signature. Delivery of a copy of this Lease bearing an original or electronic signature by facsimile transmission, electronic mail in portable document format (“.pdf”), digital signature software application (such as DocuSign), or any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing a manual or electronic signature. The covenants of Landlord and Tenant are independent, and such covenants shall be construed as such in accordance with the laws of The Commonwealth of Massachusetts. If any provision of this Lease or the application thereof to any person or circumstance is for any reason held to be invalid, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby. Other than contemporaneous instruments executed and delivered of even date, if any, this Lease contains all of the agreements between Landlord and Tenant relating in any way to the Premises and supersedes all prior agreements and dealings between them. There are no oral agreements between Landlord and Tenant relating to this Lease or the Premises. This Lease may be amended only by instrument in writing executed and delivered by both Landlord and Tenant. The provisions of this Lease shall bind Landlord and Tenant and their respective successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns and of Tenant and its permitted successors and assigns, subject to Article 12. The titles are for convenience only and shall not be considered a part of this Lease. This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Lease. If Tenant is granted any extension or other option, to be effective the exercise (and notice thereof) shall be unconditional; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Time is of the essence of this Lease and each of its provisions. The enumeration of specific examples of a general provision shall not be construed as a limitation of the general provision, and the term “including” shall be deemed to mean “including, without limitation”. As used in this Lease, the term “Business Day” shall mean any day other than a Saturday, Sunday, or day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed. The submission of a form of this Lease or any summary of its terms shall not constitute an offer by Landlord to Tenant; but a leasehold shall only be created and the parties bound when this Lease is executed and delivered by both Landlord and Tenant and approved by the holder of any mortgage of the Premises having the right to approve this Lease. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent or of partners or joint venturers or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible. If any payment in the nature of interest provided for in this Lease shall exceed the maximum interest permitted under controlling law, as established by final judgment of a court, then such interest shall instead be at the maximum permitted interest rate as established by such judgment.

16.14. Waiver of Trial by Jury. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES ARISING OUT OF OR RELATING TO THIS LEASE, THE PREMISES, THE UNIT, THE BUILDING OR THE DEVELOPMENT.

16.15. No Representations or Inducements. In entering into this Lease Tenant acknowledges that Tenant is not relying on any representations, agreements, or promises of Landlord, or any inducements offered by Landlord to Tenant, not expressly set forth in this Lease.

16.16. No Surrender. No act or thing done by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises. In the event that Tenant at any time desires to have Landlord underlet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive the keys or other access devices for such purposes upon written notice from Tenant without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such underletting.

16.17. Arbitration. All disputes between the parties specifically referencing this Section 16.17 shall be resolved in accordance with this Section 16.17 except (i) Landlord shall have all of its rights and remedies at law or in equity in the event of a default by Tenant, (ii) Landlord shall have the right to obtain possession of the Premises by any lawful means following a valid termination of this Lease, and (iii) any arbitration decision under this Section 16.17 shall be enforceable in accordance with applicable law in any court of proper jurisdiction.

(a) Initial Construction Disputes. If the dispute is with respect to matters relating to the Base Building Work or Initial Tenant Work (“Initial Construction Disputes”), the dispute shall initially be submitted by either party to the Landlord Representative and the Tenant Representative for resolution. The initial representatives of the parties shall be as follows, until a party gives written notice to the other parties that it is replacing its Representative:

Landlord Representative:	Tenant Representative:
Mark A. Deschenes	Jennifer Ziolkowski

The Landlord and Tenant Representatives shall meet one or more times to attempt to resolve such dispute within the 5-Business Day period following the date that such dispute is submitted to them. If, after such meeting(s), the parties have been unable to resolve such dispute, then such dispute shall be resolved as set forth in Section 16.17(b).

(b) Arbitration Procedures. Either party may give written notice of the dispute requesting resolution under this Section and submit a reasonably detailed written statement of the position and reasons therefor with such notice. The other party will, within ten (10) days (five (5) days if an Initial Construction Dispute) of receiving such written statement, submit to the party initiating the dispute resolution its own detailed written statement of the position and reasons therefor. The president of Tenant and Mark A. Deschenes, on behalf of Landlord (or such other persons as Landlord or Tenant may designate by written notice to the other), shall meet at the earliest mutually acceptable time and place, but in any case within thirty (30) days (ten (10) days if an Initial Construction Dispute) of the date of the response statement to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days (ten (10) days if an Initial Construction Dispute) of the date of the response statement, then either party may initiate arbitration of such controversy by written notice to the other (the “Arbitration Notice”). The arbitration shall be held before a single arbitrator. The parties shall endeavor to agree upon and name the arbitrator within the 15-day period following the giving of the Arbitration Notice. If the parties fail timely to agree upon and name the arbitrator, then unless the parties agree in writing to another procedure for designating the arbitrator, either party may by written notice given to the other and to the Boston office of the American Arbitration Association request that the arbitrator be promptly chosen by the Boston office of the American Arbitration Association. The arbitrator shall commence the arbitration hearing within ten (10) days after appointment, shall complete the arbitration hearing within thirty (30) days after the date the arbitration hearing commenced, and shall render a written arbitration decision within forty (40) days after the arbitration hearing commenced, which time periods may be extended by written agreement of the parties or by the arbitrator for good cause, except that any arbitration of Initial Construction Disputes shall be conducted on an expedited basis and shall be concluded, with a decision issued, no later than two (2) weeks after the date that such dispute was submitted for arbitration. The arbitration shall be conducted in accordance with then existing expedited procedures under the commercial arbitration rules of the American Arbitration Association; however, to the extent any provision of this paragraph is inconsistent with such procedures, the provisions of this paragraph shall govern. The decision of the arbitrator shall be final and binding upon the parties and judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall equally share and pay the costs of the arbitrator. Each party shall be afforded a reasonable opportunity to take discovery of the other prior to the commencement of such arbitration consistent with the expedited dispute resolution timetable set forth in this Section 16.17(b); provided, however, that each party shall be limited to a maximum of twelve (12) deposition hours each. Notwithstanding the foregoing or anything herein to the contrary, the dispute resolution provisions of this Section shall not apply to a dispute, claim or controversy in which: (i) a party claiming in good faith a breach of any provision of this Lease by the other party seeks immediate equitable relief from a court of competent jurisdiction to enable the instituting party to prevent irreparable harm (alleged to arise from the alleged breach) pending agreed resolution or a grant of arbitral relief; or (ii) any claim by one party against the other party arises out of the subject matter of any court litigation or proceeding commenced by any third party against one party in which the other party is an indispensable party or third party defendant; or (iii) any claim is asserted with respect to which a third party, which is not bound and will not upon request of a party, agree to arbitrate, is an indispensable or necessary party.

16.18. REIT/UBTI. Tenant and Landlord intend that all amounts payable by Tenant to Landlord shall qualify as “rents from real property,” and will otherwise not constitute “impermissible tenant services income” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord determines that there is any risk that any amount payable under the Lease shall not qualify as “rents from real property” or will otherwise constitute impermissible tenant services income within the meaning of Section 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (a) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all amounts payable under the Lease as “rents from real property” and (b) to permit (and, upon request, to acknowledge in writing) an assignment of certain services under the Lease, and, upon request, to enter into direct agreements with the parties furnishing such services. Notwithstanding the foregoing, Tenant shall not be required to take any action pursuant to the preceding sentence (including acknowledging in writing an assignment of services pursuant thereto) if such action would result in (A) Tenant’s incurring more than de minimis additional liability under the Lease or (B) more than a de minimis negative change in the quality or level of Building operations or services rendered to Tenant under the Lease. For the avoidance of doubt, (i) if Tenant does not acknowledge in writing an assignment as described in clause (b) above (it being agreed that Tenant shall not unreasonably withhold, condition or delay such acknowledgment so long as the criteria in clauses (A) and (B) are satisfied), then Landlord shall not be released from liability under the Lease with respect to the services so assigned; and (ii) nothing in this Section shall limit or otherwise affect Landlord’s ability to assign its entire interest in the Lease to any party as part of a conveyance of Landlord’s ownership interest in the Building.

16.19. Patriot Act. Notwithstanding any other provision contained in this Lease to the contrary, Tenant shall not knowingly transfer or permit the transfer of any legal or beneficial interest in Tenant to, or assign, Sublease or otherwise Transfer all or any portion of its interest under this Lease or in all or any portion of the Premises to, or enter into any Sublease to, any of the following:

(a) any person or entity (or any person or entity whose operations are directed or controlled by a person or entity) that has been convicted of or has pleaded guilty in a criminal proceeding to a felony or that is an on-going target of a grand jury investigation convened pursuant to applicable statutes concerning organized crime;

(b) any entity organized in or controlled from a country, the activities with respect to which are regulated or controlled pursuant to the following United States laws and the regulations or executive orders promulgated thereunder: (1) the Trading with the Enemy Act of 1917, 50 U.S.C. App. §1, et seq., as amended; (2) the International Emergency Economic Powers Act of 1976, 50 U.S.C. §1701, et seq., as amended; or (3) the Anti-Terrorism and Arms Export Amendments Act of 1989, codified at Section 6(j) of the Export Administration Act of 1979, 50 U.S.C. App. §2405W, as amended; or

(c) any person or entity with whom Landlord is restricted from doing business under either (1) Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001 (as amended or supplemented from time to time, the “Executive Order”), or (2) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756; as amended, from time to time, the “Patriot Act”), or (3) the regulations of the United States Department of the Treasury Office of Foreign Assets Control (including those Persons named on the list of “Specially Designated Nationals and Blocked Persons” as modified from time to time), or other governmental action; or

(d) any Affiliate of any of the persons or entities described in the preceding paragraphs (a), (b) or (c).

Tenant hereby represents and warrants to Landlord, as of the Date of Lease, that, to the best of Tenant’s knowledge, neither Tenant nor any of its constituent partners, investors, beneficiaries or Affiliates, are in violation of any Legal Requirements relating to terrorism or money laundering, including the Executive Order and the Patriot Act and that neither Tenant, nor its constituent partners, investors, beneficiaries or Affiliates, are listed on the United States Department of the Treasury Office of Foreign Assets Control list of “Specially Designated Nationals and Blocked Persons” as modified from time to time, and that none of them is otherwise subject to the provisions of the Executive Order or the Patriot Act, or any rules or regulations promulgated thereunder. Thereafter, Tenant shall from time to time, within ten (10) days after request by Landlord, deliver to Landlord a certification stating that, to the best of Tenant’s knowledge, neither Tenant nor any Transferee, nor any of their respective constituent partners, investors, beneficiaries or Affiliates, are in violation of any Legal Requirements relating to terrorism or money laundering, including the Executive Order and the Patriot Act and that neither Tenant nor any Transferee, nor any of their respective constituent partners, investors, beneficiaries or Affiliates, are listed on the United States Department of the Treasury Office of Foreign Assets Control list of “Specially Designated Nationals and Blocked Persons” as modified from time to time, and that none of them is otherwise subject to the provisions of the Executive Order or the Patriot Act, or any rules or regulations promulgated thereunder. As used in this Lease, the term “Affiliate” shall mean, with respect to any specific person or entity, any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with such first-mentioned person or entity. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting stock or by contract or otherwise.

16.20. Confidentiality. Landlord and Tenant each agrees to keep the terms and provisions of this Lease (including all exhibits hereto) confidential, and further agrees that neither it nor its partners, managers, members, shareholders, officers, directors, employees, brokers, or attorneys shall disclose such matters or information to any other person or entity; provided, however: (i) either party may provide a copy of this Lease (including all exhibits hereto) and/or disclose any of its terms, provisions, covenants, obligations and conditions to its attorneys, accountants, auditors and lenders in connection with the conduct of such party’s business; and (ii) disclosure of such matters or information shall be permitted (x) subject to the provisions of this Section set forth below, to the extent to which it is required by applicable laws (including, without limitation, in connection with any required governmental filings by or on behalf of Landlord or Tenant); (y) in connection with any litigation or other proceeding between Landlord and Tenant relating to this Lease and/or the Premises; and (z) by Tenant to prospective investors, subtenants or assignees under this Lease, or by Landlord to prospective lenders, investors or purchasers of the Building. Tenant hereby acknowledges that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building, and agrees that damages alone would be an inadequate remedy for the breach of this provision by Tenant, so that Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach. In the event that Tenant is required by any applicable law or regulation to provide to any governmental agency a copy or extract of this Lease (including any exhibits hereto), or any information relating to this Lease, (a) Tenant shall redact all economic terms from such copy or extract initially provided to such governmental agency, and (b) if, following its review of such redacted copy or extract, such governmental agency requires Tenant to provide to it some or all of the redacted economic terms and Tenant is advised by qualified competent legal counsel that Tenant is required by applicable law or regulation to provide such economic terms, then Tenant may provide such redacted economic terms; provided, however, that in all events Tenant shall provide only such information concerning the economic terms of this Lease as it is so advised by counsel is required by such applicable law or regulation to be provided.

(the next page is the signature page)

Executed to take effect as a sealed instrument on the Date of Lease first set forth above.

LANDLORD:

100 FORGE HOLDING LLC,
a Delaware limited liability company

By:	/s/ William P. McQuillan
Name: William P. McQuillan
Title: Authorized Signatory

TENANT:

VIGIL NEUROSCIENCE, INC.,
a Delaware corporation

By:	/s/ Jennifer Ziolkowski
Name: Jennifer Ziolkowski
Title: CFO

Schedule 1

INDEX OF DEFINED TERMS

TERM	SECTION
Actual Annual Savings Additional Rent	Section 7.01(a) Section 4.02(a)
Administrative Charge	Section 13.02(e)
Affiliate Annual Operating Statement	Section 16.19 Section 4.02(a)
Base Building Plans and Specifications	Exhibit C
Base Building Work	Exhibit C
Base Rent	Article 1
Building	Article 1
Building Holidays	Exhibit E
Building Systems	Section 10.05(a)
Business Day	Section 16.13
Cash Security Code Common Areas Condominium Common Areas Condominium Documents	Article 14 Section 16.18 Section 2.01(c) Section 2.02(a) Section 2.01(e)
Construction Documents	Section 10.05(b)
Cosmetic Work	Section 10.05(a)
Date of Lease	Article 1
Default Rate	Section 4.04
Delivery Date Development Development Parking	Exhibit C Article 1 Section 2.02
Environmental Incidents	Section 9.04
Environmental Law	Section 9.04
Estimated Delivery Date	Article 1
Event of Default	Section 13.01
Extension Notice	Section 3.03(a)
Extension Term	Section 3.03(a)
Fair Market Rent	Section 3.03(b)
Force Majeure Guarantor	Section 16.09 Article 1
Hazardous Materials	Section 9.04
Indemnitees	Section 9.02
Initial Tenant Work	Exhibit C
Initial Term	Article 1
Insurance Requirements Land	Section 9.08 Article 1
Landlord Landlord Service Interruption Landlord Service Interruption Period Landlord’s Allowance	Article 1 Section 6.03 Section 6.03 Exhibit C
Landlord’s Broker	Article 1
Landlord’s Fair Market Rent Notice	Section 3.03(b)

Landlord’s Rules and Regulations	Section 9.07
Lease Year LEED Requirements	Article 1 Section 9.10
Legal Requirement	Section 9.03
Letter of Credit	Article 14
Life Science Uses Measurement Standard Neutralization System	Article 1 Section 2.01(f) Section 9.13
Non-Life Science Uses Normal Business Hours	Section 2.02(c) Exhibit E
Operating Costs	Section 4.02(a)
Operating Expenses	Section 8.01
Original Address of Landlord	Article 1
Original Address of Tenant	Article 1
Permitted Animals Permitted Uses	Section 9.01(b) Article 1
Premises Primary Board Primary Condominium Primary Condominium Master Deed Primary Condominium Trust Primary Unit Primary Unit Owners	Article 1 Section 2.01(e) Section 2.01(e) Section 2.01(e) Section 2.01(e) Section 2.01(e) Section 2.01(e)
Prime Rate	Section 4.04
Real Estate Professional Reduction Date Registry	Section 3.03(c) Article 14 Section 2.01(e)
Regular Elevator Service Hours Regulations	Exhibit E Section 16.18
Related Party Transfer Related Party Transferee	Section 12.03 Section 12.03
Reletting Expenses	Section 13.02(a)
Rent Rent Commencement Date Rooftop Communications Equipment	Section 4.02(a) Article 1 Section 9.12(a)
Rules and Regulations	Section 9.07
Security Deposit Separately Assess Parking Taxes Sublease	Article 1 Section 2.02 Section 12.06
Substantial Completion	Exhibit C
Substantial Completion Date	Exhibit C
Taxes	Section 5.02
Tenant	Article 1
Tenant Contractor	Section 10.05(c)
Tenant Delays	Exhibit C
Tenant Parties	Section 9.02
Tenant Work	Section 10.05(a)
Tenant Work Threshold Amount	Section 10.05(a)
Tenant’s Architect	Section 10.05(b)
Tenant’s Broker	Article 1
Tenant’s Default Notice	Section 16.02

Tenant’s Expenses	Section 12.06
Tenant’s Percentage Share	Section 4.06
Tenant’s Property	Section 10.06
Term	Article 1
Term Commencement Date	Article 1
Termination Date Title Matters	Article 1 Section 2.01(e)
Transfer	Section 12.01
Transferee Unit	Section 12.01 Article 1
Utility Service Provider	Section 6.01
Utility Services	Section 6.01
Work Letter	Section 3.01